As filed with the Securities and Exchange Commission
                   on October 9, 1997

                                    Registration No. 333-
_________________________________________________________________

           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C.  20549

                        FORM SB-2
                 REGISTRATION STATEMENT
            UNDER THE SECURITIES ACT OF 1933
                  (INCLUDING EXHIBITS)

                    PSB BANCORP, INC.
        (Exact name of registrant in its charter)

Pennsylvania                   6035                applied for
(State or other         (Primary SIC No.)    (I.R.S. Employer
jurisdiction of                                  Identification
incorporation or                                 No.)
organization)

             Eleven Penn Center, Suite 2601
                   1835 Market Street
                 Philadelphia, PA  19103
                     (215) 979-7900
  (Address and telephone number of principal executive
             offices and place of business)

                    Anthony DiSandro
          President and Chief Operating Officer
               11 Penn Center, Suite 2601
                   1835 Market Street
                 Philadelphia, PA  19103
                      (215) 979-7900
(Name, address and telephone number of agent for service)

            Copies of all communications to:

 Jeffrey P. Waldron, Esquire            Aaron M. Kaslow, Esquire
       Stevens & Lee                        Breyer & Agriggia
One Glenhardie Corporate Center            1300 I Street, N.W.
    1275 Drummers Lane                        Suite 470 East
       P.O. Box 236                        Washington, DC  20005
     Wayne, PA  19087                         (202) 737-7900
      (610) 964-1480

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

            As soon as practicable after this
        registration statement becomes effective.

 If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

             Calculation of Registration Fee

 Title
 of Each        Proposed                  Proposed      Amount
 Class of       Maximum                   Maximum         of
Securities       Amount      Proposed    Aggregate      Regis-
  Being          Being       Offering     Offering      tration
Registered     Registered      Price       Price          Fee

Common Stock, 1,507,650(1)  $10.00(1)   $15,076,500(1) $ 4,711.41
 no Par
 Value

Common Stock  1,389,435(2)  $25.75(2)    35,777,951(2)  11,180.61
 no Par
 Value

Total         2,897,085        --       $50,854,451    $15,892.02

Participation   _______        --              --      (3)
 interests

(1)As to the shares of Common Stock to be issued in the Conversion Offerings, the Purchase Price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933 (the "1933 Act"). The actual number of shares to be issued and sold is subject to adjustment based upon the estimated pro forma market value of the registrant and market and financial conditions.

(2)The offering price of shares of Common Stock issued to security holders in exchange for shares of Savings Bank Common Stock for purposes of the filing fee shall be calculated pursuant to Rule 457(f)(1) and Rule 457(c) of the 1933 Act based on the average of the bid and asked price of Savings Bank Common Stock on October 6, 1997.

(3)The securities of PSB Bancorp, Inc. to be purchased by Pennsylvania Savings Bank 401(k) Plan are included in the amount shown for Common Stock. Accordingly, pursuant to Rule 457(h) of the Act, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

 The registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                    PSB BANCORP, INC.
(Proposed Holding Company for Pennsylvania Savings Bank)
         Up to 2,519,202 Shares of Common Stock
             $10.00 Purchase Price Per Share

 PSB Bancorp, Inc. (the "Holding Company"), a Pennsylvania corporation, is offering up to 2,519,202 shares (subject to adjustment to 2,897,085 shares, see footnote 4 below) of its common stock, no par value per share (the "Common Stock"), in connection with (i) the Exchange Offering, described below, to effect the reorganization of Pennsylvania Savings Bank (the "Savings Bank") as a wholly-owned subsidiary of the Holding Company and (ii) the Conversion Offerings, described below, to effect the conversion of PSB Mutual Holding Company (the "MHC") from a mutual holding company to a stock holding company. The Holding Company, Savings Bank and MHC are collectively referred to herein as the "Primary Parties." The transactions contemplated by the Exchange Offering and the Conversion Offerings, which are collectively referred to herein as the "Conversion and Reorganization," are undertaken pursuant to a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization (the "Plan of Conversion") adopted by the Boards of Directors or Trustees of the Primary Parties.

 The Exchange Offering. Pursuant to the Plan of Conversion, each share of common stock, par value $1.00 per share, of the Savings Bank (the "Savings Bank Common Stock") held by the MHC (615,250 shares, or 51.5% of the outstanding shares, as of the date of this Prospectus) will be canceled and each share of Savings Bank Common Stock held by the Savings Bank's public shareholders (the "Public Savings Bank Shares" and "Public Shareholders," respectively) (579,390 shares, or 48.5% of the outstanding shares, as of the date of this Prospectus) will be exchanged for shares of Common Stock (the "Exchange Shares") pursuant to a ratio (the "Exchange Ratio") that will result in the Public Shareholders' aggregate ownership of approximately 47.96% of the outstanding shares of Common Stock determined without regard to (i) payment of cash in lieu of issuing fractional Exchange Shares and (ii) Conversion Shares (as defined below) that may be purchased by the Public Shareholders and by the Savings Bank's employee stock ownership plan, a tax-qualified employee benefit plan (the "ESOP"), in the Conversion Offerings or thereafter. The final Exchange Ratio will be based on the Public Shareholders' ownership interest and not on the market value of the Public Savings Bank Shares. See "THE CONVERSION AND REORGANIZATION -- Independent Valuation."

FOR INFORMATION ON HOW TO SUBSCRIBE FOR
SHARES OF COMMON STOCK,
CALL THE STOCK INFORMATION CENTER AT (___) ___ - _____.

FOR A DISCUSSION OF CERTAIN RISKS THAT
SHOULD BE CONSIDERED BY EACH
PROSPECTIVE INVESTOR, SEE "RISK FACTORS" ON PAGE 16

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS
OR ACCOUNTS AND WILL NOT BE INSURED BY
THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"),
THE BANK INSURANCE FUND ("BIF"),
THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF")
OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION ("SEC"), THE FDIC OR ANY OTHER
FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION,
NOR HAS THE SEC, THE FDIC OR ANY
OTHER AGENCY OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.


     The date of this Prospectus is October 9, 1997.

                                         Estimated
                                        Underwriting
                                        Commissions
                                         and Other     Estimated
                             Purchase     Fees and        Net
                             Price(1)   Expenses(2)   Proceeds(3)

Minimum Price Per Share      $10.00      $0.49         $9.51
Midpoint Price Per Share      10.00       0.42          9.58
Maximum Price Per Share       10.00       0.36          9.64
Maximum Price Per Share,      10.00       0.32          9.68
   as adjusted(4)
Minimum Total(5)          $ 9,690,000   $475,000  $ 9,215,000
Midpoint Total(6)          11,400,000    475,000   10,925,000
Maximum Total(7)           13,110,000    475,000   12,635,000
Maximum Total,
   as adjusted(4)(8)       15,076,500    475,000   14,601,500

(1)Determined by the Board of Directors of the Holding Company based upon an independent appraisal prepared by RP
 Financial, LC., Arlington, Virginia ("RP Financial").  See
 "THE CONVERSION AND REORGANIZATION -- Stock Pricing,
 Exchange Ratio and Number of Shares to be Issued."

(2)Includes estimated expenses to the Holding Company and the Savings Bank arising from the Conversion and Reorganization, including fees to be paid to Charles Webb & Company ("Webb") in connection with the Conversion Offerings. Webb's fee amounts to a $25,000 management fee and a success fee of 1.5% of the aggregate Purchase Price of Conversion Shares sold in the Subscription Offering and Community Offering (subject to certain excluded Common Stock purchases). The success fee is not to exceed $100,000 and the management fee shall be applied against the success fee, which may be deemed to be an underwriting fee. Webb may be deemed to be an underwriter. Expenses, other than fees to be paid to Webb, are estimated to total approximately $375,000 at each of the minimum, midpoint, maximum and 15% above the Estimated Valuation Range. Actual expenses may be more or less than estimated amounts. The Holding Company and the Savings Bank have agreed to indemnify Webb against certain liabilities, including liabilities that might arise under the Securities Act of 1933, as amended ("Securities Act"). See "USE OF PROCEEDS" and "THE CONVERSION AND
 REORGANIZATION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings."

(3)Actual net proceeds can vary substantially from the estimated amounts depending upon actual expenses and the number of shares sold in the Conversion Offerings. See "USE
 OF PROCEEDS" and "PRO FORMA DATA."

(4)Gives effect to an increase in the number of shares that could be sold in the Conversion Offerings resulting from an increase in the pro forma market value of the MHC and the Savings Bank, as converted, up to 15% above the maximum of the Estimated Valuation Range, without the resolicitation of subscribers or any right of cancellation. The ESOP shall have a first priority right to subscribe for such additional shares up to an aggregate of 8% of the Common Stock issued in the Conversion. The issuance of such additional shares will be conditioned on a determination by RP Financial that such issuance is compatible with its determination of the estimated pro forma market value of the MHC and the Savings Bank, as converted. See "THE CONVERSION AND
 REORGANIZATION -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

(5)Assumes the issuance of 969,000 Conversion Shares at $10.00 per share.

(6)Assumes the issuance of 1,140,000 Conversion Shares at $10.00 per share.

(7)Assumes the issuance of 1,311,000 Conversion Shares at $10.00 per share.

(8)Assumes the issuance of 1,507,650 Conversion Shares at $10.00 per share.

                 CHARLES WEBB & COMPANY
       A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.

 The Conversion Offerings.  Pursuant to the Plan of
Conversion, nontransferable rights to subscribe (the "Subscription Rights") for up to 1,311,000 shares (which may be increased to 1,507,650 shares under circumstances described in footnote 4 of the table appearing on the cover page of this Prospectus) of Common Stock (the "Conversion Shares") have been granted, in order of priority, to (i) depositors with $50.00 or more on deposit at the Savings Bank as of June 30, 1996 (the "Eligible Account Holders"), (ii) the ESOP, and (iii) depositors with $50.00 or more on deposit at the Savings Bank as of _____________________, 1997 (the "Supplemental Eligible Account Holders"), subject to the priorities and purchase limitations set forth in the Plan of Conversion (the "Subscription Offering"). Subscription Rights are nontransferable. Persons selling or otherwise transferring their Subscription Rights or subscribing for Common Stock on behalf of another person will be subject to forfeiture of such Subscription Rights and possible further sanctions and penalties imposed by agencies of the U.S. Government and the Commonwealth of Pennsylvania. Concurrently, but subject to the prior rights of Subscription Rights holders, the Holding Company is offering the Conversion Shares for sale to members of the general public through a direct community offering (the "Direct Community Offering") with preference given first to Public Shareholders who are not Eligible Account Holders (or Supplemental Eligible Account Holders) and then to natural persons and trusts of natural persons who are permanent residents of Philadelphia and Montgomery Counties of the Commonwealth of Pennsylvania (the "Local Community"). It is anticipated that any Conversion Shares not subscribed for in the Subscription Offering or purchased in the Direct Community Offering will be offered to eligible members of the general public on a best efforts basis by Webb in a syndicated community offering (the "Syndicated Community Offering"). The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering are referred to collectively as the "Conversion Offerings." The Primary Parties reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Direct Community Offering or the Syndicated Community Offering either at the time of receipt of an order or as soon as practicable following the termination of the Conversion Offerings. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order.

 The Subscription Offering will expire at _______, Eastern
Time, on ____________________, 1997 unless extended by the
Primary Parties for up to _____ days to ______________, 1997 (the "Expiration Date"). Such extension may be granted without additional notice to subscribers. The Direct Community Offering is also expected to terminate on the Expiration Date or at a date thereafter, however, in no event later than _________________, 1997. The Holding Company must receive at an office of the Savings Bank by the Expiration Date the accompanying original Stock Order Form and a fully executed Certification Form (collectively, the "Stock Order Form") (facsimile copies and photocopies will not be accepted), along with full payment (or appropriate instructions authorizing a withdrawal from a deposit account at the Savings Bank) of $10.00 per share (the "Purchase Price") for all Conversion Shares subscribed for or ordered. Payment by wire transfer will not be accepted. Funds so received will be placed in segregated accounts created for this purpose at the Savings Bank, and interest will be paid at the Savings Bank's passbook rate from the date payment is received until the Conversion and Reorganization is consummated or terminated. Payments authorized by withdrawals from deposit accounts will continue to earn interest at their contractual rate until the Conversion and Reorganization is consummated or terminated although such funds will be unavailable for withdrawal until the Conversion and Reorganization is consummated or terminated. Orders submitted are irrevocable until the consummation or termination of the Conversion and Reorganization. If the Conversion and Reorganization is not consummated within 45 days after the last day of the Subscription and the Direct Community Offering (which date will be no later than _________________, 1997) and the Pennsylvania Department of Banking (the "PDOB") and FDIC consents to an extension of time to consummate the Conversion and Reorganization, subscribers will be notified in writing of the time period within which the subscriber must notify the Primary Parties of his or her intention to increase, decrease or rescind his or her subscription. If an affirmative response to any such resolicitation is not received by the Primary Parties from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. If such period is not extended or, in any event, if the Conversion and Reorganization is not consummated by ______________, 1997, all subscription funds will be promptly returned, together with accrued interest and all withdrawal authorizations terminated. Such extensions may not go beyond ____________________________,
1999.

 The Primary Parties have engaged Webb as their financial advisor and to assist the Holding Company in the sale of the Conversion Shares in the Conversion Offerings. Webb is a division of Keefe, Bruyette & Woods, Inc. ("KB&W"), a registered broker-dealer and member of the National Association of Securities Dealers, Inc. ("NASD"). Neither KB&W nor any other registered broker-dealer is obligated to take or purchase any Conversion Shares in the Conversion Offerings. See "THE CONVERSION AND REORGANIZATION - Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings."

 Independent Valuation. Pennsylvania law and FDIC regulations require that the offering of Conversion Shares in the Conversion Offerings be based on an independent valuation of the pro forma market value of the Savings Bank and the MHC, as converted. RP Financial, LC ("RP Financial") has prepared an independent appraisal that states that the estimated pro forma market value of the Conversion Shares and Exchange Shares was $21,906,226 as of September 19, 1997 (the "Appraisal"). The Appraisal was multiplied by the MHC's percentage interest in the Savings Bank (i.e., 51.5%) to determine a midpoint of the offering range ($11,400,000), and the minimum and maximum of the range were set at 15% below and above the midpoint, respectively, resulting in a range of $9,690,000 to $13,110,000 (the "Estimated Valuation Range").

 The Board of Directors of the Holding Company determined that the Conversion Shares would be sold at $10.00 per share (the "Purchase Price"), resulting in a range of 969,000 to 1,311,000 Conversion Shares being offered. Upon consummation of the Conversion and Reorganization, the Conversion Shares and the Exchange Shares will represent approximately 52.04% and 47.96%, respectively, of the Holding Company's total outstanding shares. Based upon the Estimated Valuation Range, the Exchange Ratio is expected to range from 1.5413 to 2.0853 resulting in a range of 893,014 Exchange Shares to 1,208,202 Exchange Shares to be issued in the Conversion and Reorganization. The 2,519,202 Common Shares offered hereby include up to 1,311,000 Conversion Shares (subject to adjustment up to 1,507,650 Conversion Shares as described herein) and up to 1,208,202 Exchange Shares (subject to adjustment up to 1,389,435 shares as described herein). The Estimated Valuation Range may be increased or decreased to reflect changes in market and economic conditions prior to completion of the Conversion and Reorganization, and under certain circumstances specified herein subscribers will be resolicited and given the right to modify or cancel their orders. See "The CONVERSION AND REORGANIZATION -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

 Purchase Limitations on Conversion Shares.  Except for the
ESOP, which is expected to subscribe for 8% of the Conversion Shares issued in the Conversion Offerings, the Plan of Conversion provides for the following purchase limitations: (i) the maximum number of Conversion Shares that may be subscribed for or purchased in all categories in the Conversion Offerings by any person, when combined with any Exchange Shares received, shall not exceed 1% of the Conversion Shares issued in the Conversion Offerings, and (ii) the maximum number of Conversion Shares that may be subscribed for or purchased in all categories in the Conversion Offerings by any person, together with all associates or any group of persons acting in concert, when combined with any Exchange Shares received, shall not exceed 2% of the Conversion Shares issued in the Conversion Offerings. The minimum order is 25 Conversion Shares. See "THE CONVERSION AND REORGANIZATION -- The Subscription, Direct Community and Syndicated Community Offerings," "-- Procedure for Purchasing Conversion Shares in the Subscription and Direct Community Offerings" and "-- Limitations on Purchase of Conversion Shares."

 Market for the Common Stock. [The Holding Company has received conditional approval to list the Common Stock on the Nasdaq National Market under the symbol "PSBI." Prior to the Conversion and Reorganization, the Public Savings Bank Shares have been traded on the OTC Bulletin Board under the same trading symbol.] There can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained. See "RISK FACTORS -- Absence of Prior Market for the Common Stock" and "MARKET FOR COMMON STOCK."

                PENNSYLVANIA SAVINGS BANK
               PHILADELPHIA, PENNSYLVANIA















             [Map to be filed by amendment]


























THE CONVERSION AND REORGANIZATION IS CONTINGENT UPON APPROVAL OF THE PLAN OF CONVERSION BY AT LEAST A MAJORITY OF THE TOTAL NUMBER OF VOTES ELIGIBLE TO BE CAST BY THE MHC'S MEMBERS (THE "MEMBERS") AS OF ____________, 1997 (THE "VOTING RECORD DATE"), BY THE HOLDERS OF A MAJORITY OF THE PUBLIC SAVINGS BANK SHARES AS OF THE VOTING RECORD DATE AND BY HOLDERS OF 2/3 OF THE SAVINGS BANK COMMON STOCK (INCLUDING THE MHC), THE SALE OF AT LEAST 969,000 CONVERSION SHARES PURSUANT TO THE PLAN OF CONVERSION, AND THE RECEIPT OF ALL APPLICABLE REGULATORY APPROVALS.

                     CAPSULE SUMMARY

PSB Bancorp, Inc.         The Holding Company was organized
                          on October 3, 1997 under
                          Pennsylvania law at the direction
                          of the Savings Bank.  The Holding
                          Company initially is a subsidiary
                          of the Savings Bank but has been
                          formed to acquire the Savings Bank
                          as a wholly-owned subsidiary upon
                          consummation of the Conversion and
                          Reorganization.  The Holding
                          Company has only engaged in
                          organizational activities to date.

PSB Mutual Holding CompanyThe MHC is the Pennsylvania-
                          chartered mutual holding company
                          for the Savings Bank formed in
                          October 1995 to act as the mutual
                          holding company for the Savings
                          Bank (the "MHC Reorganization").
                          As part of the Conversion and
                          Reorganization, the MHC will
                          convert to a Pennsylvania-chartered
                          interim stock savings bank and
                          simultaneously merge with and into
                          the Savings Bank, with the Savings
                          Bank as the surviving entity.

Pennsylvania Savings Bank The Savings Bank is a Pennsylvania-
                          chartered savings bank,
                          headquartered in Philadelphia,
                          Pennsylvania.

The Conversion and        Under the Plan of Conversion,
Reorganization            (i) the MHC will convert to an
                          interim state stock savings bank
                          ("Interim A") and simultaneously
                          merge with and into the Savings
                          Bank, pursuant to which the MHC
                          will cease to exist and the
                          outstanding shares of Savings Bank
                          Common Stock held by the MHC
                          (615,520 shares or 51.5% of the
                          outstanding Savings Bank Common
                          Stock as of the date of this
                          Prospectus) will be canceled, and
                          (ii) an interim state stock savings
                          bank ("Interim B") will be formed
                          as a wholly-owned subsidiary of the
                          Holding Company and will merge with
                          and into the Savings Bank,
                          resulting in the Savings Bank
                          becoming a wholly-owned subsidiary
                          of the Holding Company and the
                          outstanding Public Savings Bank
                          Shares (579,390 shares or 48.5% of
                          the outstanding Savings Bank Common
                          Stock as of the date of this
                          Prospectus) will be converted into
                          the Exchange Shares at the rate
                          specified by Exchange Ratio.  The
                          Exchange Ratio will result in the
                          holders of the outstanding Public
                          Savings Bank Shares owning, in the
                          aggregate, approximately 47.96% of
                          the Common Stock to be outstanding
                          upon the completion of the
                          Conversion and Reorganization,
                          determined without regard to any
                          (i) payment of cash in lieu of
                          issuing fractional Exchange Shares
                          and (ii) Conversion Shares that may
                          be purchased by Public Shareholders
                          (including the ESOP) in the
                          Conversion Offerings.

The Subscription, Direct The Holding Company is offering up Community and Syndicated to 1,311,000 Conversion Shares in
Community Offerings       the Subscription, Direct Community
                          and Syndicated Community Offerings.
                          Conversion Shares are first being
                          offered in the Subscription
                          Offering through the exercise of
                          Subscription Rights issued, in
                          order of priority, to (i) Eligible
                          Account Holders; (ii) the ESOP; and
                          (iii) Supplemental Eligible Account
                          Holders.  Subject to the prior
                          rights of Subscription Rights
                          holders, Conversion Shares not
                          subscribed for in the Subscription
                          Offering are being offered in the
                          Direct Community Offering to
                          members of the general public with
                          preference given first to Public
                          Shareholders (who are not Eligible
                          Account Holders or Supplemental
                          Eligible Account Holders) and then
                          to natural persons and trusts of
                          natural persons who are permanent
                          residents of the Local Community.
                          It is anticipated that shares not
                          subscribed for in the Subscription
                          Offering and Direct Community
                          Offering may be offered to the
                          general public in the Syndicated
                          Community Offering.

Potential Benefits of     The Board of Directors of the
Conversion and            Holding Company, the Board of
Reorganization to ManagementTrustees of the Savings Bank, and
                          executive officers and employees of
                          the Holding Company and the Savings
                          Bank will receive certain
                          additional benefits as a result of
                          the Conversion and Reorganization.
                          See "MANAGEMENT - Compensation of
                          Officers, Directors and Trustees
                          Through Benefit Plans."

Purchase Limitations      Except for the ESOP, (i) the
                          maximum number of Conversion Shares
                          that may be subscribed for or
                          purchased in all categories in the
                          Conversion Offerings by any person,
                          when combined with any Exchange
                          Shares received, shall not exceed
                          1% of the Conversion Shares issued
                          in the Conversion Offerings, and
                          (ii) the maximum number of
                          Conversion Shares that may be
                          subscribed for or purchased in all
                          categories in the Conversion
                          Offerings by any person, together
                          with all associates or any group of
                          persons acting in concert, when
                          combined with any Exchange Shares
                          received, shall not exceed 2% of
                          the Conversion Shares issued in the
                          Conversion Offerings.  The minimum
                          order is 25 Conversion Shares.

Stock Pricing and Number  Pennsylvania law and FDIC regula-
of Shares to be Issued    tions require that the aggregate
in the Conversion and     purchase price of the Conversion
Reorganization            Shares be based upon an independent
                          valuation of the pro forma market
                          value of the MHC and the Savings
                          Bank, which was estimated by RP
                          Financial to be $21,906,226 as of
                          September 19, 1997 (the
                          "Appraisal").  The Appraisal was
                          multiplied by the MHC's percentage
                          interest in the Savings Bank (i.e.
                          51.5%) to determine the midpoint of
                          the valuation range or $11,400,000.
                          This was multiplied by 15% to
                          determine the Estimated Valuation
                          Range which ranges from
                          $9.69 million to $13.11 million, or
                          from 969,000 Conversion Shares to
                          1,311,000 Conversion Shares based
                          on the Purchase Price as determined
                          by the Board of Directors and
                          Boards of Trustees of the Primary
                          Parties.  The maximum of the
                          Estimated Valuation Range may be
                          increased by up to 15% and the
                          number of Conversion Shares may be
                          increased to 1,507,650 shares.

                          Based on the 579,390 Public Savings
                          Bank Shares outstanding at the date
                          of this Prospectus, and assuming a
                          minimum of 969,000 and a maximum of
                          1,311,000 Conversion Shares are
                          issued in the Conversion Offerings,
                          the Exchange Ratio is expected to
                          range from approximately 1.513
                          Exchange Shares to 2.0853
                          Exchange Shares for each Public
                          Savings Bank Share issued and
                          outstanding immediately prior to
                          the consummation of the Conversion
                          and Reorganization.

Use of Proceeds           The net proceeds from the sale of
                          the Conversion Shares are estimated
                          to range from $9.22 million to
                          $12.64 million, or $14.60 million
                          if the Estimated Valuation Range is
                          increased by 15%.  The Holding
                          Company has received conditional
                          FDIC, PDOB and the Board of
                          Governors of the Federal Reserve
                          System (the "Federal Reserve")
                          approval to purchase all of the
                          capital stock of the Savings Bank
                          to be issued in the Conversion and
                          Reorganization in exchange for 50%
                          of the net proceeds of the
                          Conversion Offerings.  This will
                          result in the Holding Company
                          retaining, for general corporate
                          purposes, approximately
                          $4.61 million  to $6.32 million of
                          the net proceeds, or up to
                          $7.30 million if the Estimated
                          Valuation Range is increased by
                          15%.  See "PRO FORMA DATA" and "USE
                          OF PROCEEDS."

Market for Common Stock   The Holding Company has received
                          conditional approval to have the
                          Common Stock listed on the Nasdaq
                          National Market under the symbol
                          "PSBI" (the current symbol for the
                          Public Savings Bank Shares, which
                          are traded on the OTC Bulletin
                          Board).  See "RISK FACTORS --
                          Absence of Prior Market for the
                          Common Stock" and "MARKET FOR
                          COMMON STOCK."

Dividend Policy           Following consummation of the
                          Conversion and Reorganization, the
                          Holding Company's Board of
                          Directors will consider adopting a
                          policy of paying regular cash
                          dividends on the Common Stock.
                          There can be no assurance that any
                          dividends will be paid on the
                          Common Stock or that if paid, such
                          dividends will not be reduced or
                          eliminated in future periods.  See
                          "DIVIDEND POLICY."

Officers', Directors' and In addition to an aggregate of
Trustees' Common Stock    493,548 Exchange Shares to be
Purchases and Beneficial  received by officers and trustees
Ownership                 of the Savings Bank in the Exchange
                          Offering based on an Exchange Ratio
                          of 1.8133, officers and trustees
                          are expected to subscribe for an
                          aggregate of approximately
                          ___ Conversion Shares, or _____ of
                          the Conversion Shares based on both
                          the minimum and the maximum of the
                          Estimated Valuation Range,
                          respectively.  See "COMMON STOCK TO
                          BE PURCHASED OR RECEIVED BY
                          MANAGEMENT."

Risk Factors              See "RISK FACTORS" for a discussion
                          of certain risks related to the
                          Conversion Offerings that should be
                          considered by all prospective
                          investors.

 THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS
 AND WILL NOT BE INSURED OR GUARANTEED BY THE FDIC, THE BIF
 OR ANY OTHER GOVERNMENT AGENCY.


                   PROSPECTUS SUMMARY

 The information set forth below should be read in conjunction with and is qualified in its entirety by the more detailed information and Consolidated Financial Statements (including the Notes thereto) presented elsewhere in this Prospectus. The purchase of Common Stock is subject to certain risks. See "RISK FACTORS.

 This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Prospectus.

PSB Bancorp, Inc.

 The Holding Company was organized on October 3, 1997 under Pennsylvania law at the direction of the Savings Bank. The Holding Company initially is a subsidiary of the Savings Bank but has been formed to acquire the Savings Bank as a wholly-owned subsidiary upon consummation of the Conversion and Reorganization. The Holding Company has only engaged in organizational activities to date. The Holding Company has received conditional approval from the Federal Reserve to become a bank holding company through the acquisition of 100% of the capital stock of the Savings Bank. Immediately following the Conversion, the only significant assets of the Holding Company will be the outstanding capital stock of the Savings Bank, 50% of the net investable proceeds of the Conversion Offerings (see "PRO FORMA DATA") and a note receivable from the ESOP evidencing a loan to enable the ESOP to purchase 8% of the Conversion Shares issued in the Conversion and Reorganization. Funds retained by the Holding Company will be used for general business activities. See "USE OF PROCEEDS." Upon consummation of the Conversion and Reorganization, the Holding Company will be classified as a bank holding company subject to Federal Reserve regulation. See "REGULATION -- Bank Holding Company Regulations." The main office of the Holding Company is located at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 and its telephone number is (215) 979-7900.

PSB Mutual Holding Company

 The MHC is the Pennsylvania-chartered mutual holding company for the Savings Bank. The MHC was formed in October 1995 to act as the holding company for the Savings Bank, a Pennsylvania-chartered capital stock savings bank (the "MHC Reorganization"). The members of the MHC consist of depositors of the Savings Bank. Currently, the MHC's sole business activity is holding the 615,250 shares of Savings Bank Common Stock, which represents 51.5% of the outstanding shares as of the date of this Prospectus. As part of the Conversion and Reorganization, the MHC will convert to a Pennsylvania-chartered interim stock savings bank and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity. The MHC's main office is located at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 and its telephone number is (215) 979-7900.

Pennsylvania Savings Bank

 The Savings Bank is a Pennsylvania-chartered savings bank, headquartered in Philadelphia, Pennsylvania. The Savings Bank's deposits are insured by the FDIC up to applicable legal limits under the BIF, however, it also pays SAIF insurance premiums with respect to the deposits that it assumed in the MHC Reorganization. The Savings Bank is regulated by the PDOB and the FDIC. At June 30, 1997, the Savings Bank had total assets of $124.3 million, total deposits of $104.4 million, and total shareholders' equity of $14.9 million, on a consolidated basis. The Savings Bank maintains six full-service offices in Montgomery and Philadelphia Counties, Pennsylvania. Five full-service offices are located in South Philadelphia and the Savings Bank's main office is located at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 and its telephone number is (215) 979-7900. The Savings Bank also has an office in Glenside, Montgomery County, Pennsylvania.

 The Savings Bank's predecessor, Pennsylvania Savings Association, converted from a state-chartered mutual savings association to a state-chartered mutual savings bank in 1990. Effective on October 20, 1995, this state-chartered mutual savings bank reorganized into a mutual savings bank holding company and transferred substantially all of its assets and liabilities to the Savings Bank, a newly-formed stock savings bank (referred to herein as the "MHC Reorganization.") The Savings Bank is now majority-owned by the MHC. References in this Prospectus to the Savings Bank include the Savings Bank's predecessors as the context requires.

 On October 20, 1995, when the MHC Reorganization was consummated, the Savings Bank completed its initial stock offering by issuing 1,173,250 shares of Savings Bank Common Stock, of which 558,000 shares were purchased by the Public Shareholders and 615,250 shares were issued to the MHC. Awards under the Savings Bank 1995 Management Recognition Plan subsequent to the initial public offering have increased the total shares issued and outstanding to 1,194,640 as of the date of this Prospectus, of which 579,390 shares are held by the Public Shareholders and 615,250 shares are held by the MHC.

 The Savings Bank's strategy is to maximize profitability by providing quality deposit and loan products in an efficient manner as a well-capitalized and independent savings bank. Generally, the Savings Bank has sought to implement this strategy by emphasizing retail deposits as its primary source of funds and maintaining a substantial part of its assets in locally originated residential first mortgage loans, commercial real estate loans, commercial business loans, construction loans and consumer loans, mortgage-backed securities and other liquid investment securities.

 The Savings Bank started an expansion of its branch network by opening a branch in Center City Philadelphia on June 14, 1996. The Savings Bank plans further expansion of its branch network in areas contiguous to its current market and then into the suburbs of Philadelphia by opening branch offices or acquiring the branches of other institutions.

 As part of this strategy, the Savings Bank continues to expand the operations of TransNational Mortgage Corp. ("TNMC"), its mortgage banking subsidiary. TNMC currently maintains a staff of six commissioned sales people to solicit mortgage loans throughout the Philadelphia metropolitan area and surrounding counties of Pennsylvania, New Jersey and Delaware. In addition, TNMC is processing and servicing loans for other mortgage companies and conducting telemarketing origination programs for originating mortgages for sale in the secondary market that do not meet the Savings Bank's underwriting requirements. See "SUBSIDIARIES."

 The Savings Bank also plans to increase loan origination through its existing office network and is expanding other loan products such as commercial real estate loans, commercial business loans, construction loans and consumer loans. For the six months ended June 30, 1997 loan originations other than residential first mortgage loans totalled $14.94 million or 23.76% of originations during the period.

The Conversion and Reorganization

 Purposes of the Conversion and Reorganization. The Boards of Directors of the Primary Parties believe that the Conversion and Reorganization is in the best interests of the MHC and its members, the Savings Bank and its shareholders, and the communities served by the MHC and the Savings Bank. In their decision to pursue the Conversion and Reorganization, the Boards of Directors considered the various regulatory uncertainties associated with the mutual holding company structure. See "RISK FACTORS." In addition, the Primary Parties' Boards of Directors considered the various advantages of the stock holding company form of organization, including: (i) the Holding Company's ability to repurchase Common Stock without adverse tax consequences, unlike the Savings Bank; (ii) the Holding Company's greater flexibility under current law and regulations relative to the MHC to acquire other financial institutions and diversify its operations; (iii) the larger capital base of the Holding Company relative to the Savings Bank that will result from the Conversion Offerings; and (iv) the potential increased liquidity in the Common Stock relative to the Public Savings Bank Shares because of the larger number of shares of Common Stock to be outstanding upon consummation of the Conversion and Reorganization. Currently, the Boards of Directors of the Primary Parties have no specific plans, arrangements or understandings, written or oral, regarding any stock repurchases or acquisitions. See "THE CONVERSION AND REORGANIZATION -- Purposes of Conversion and Reorganization."

 Description of the Conversion and Reorganization. The Conversion and Reorganization are being undertaken pursuant to the Plan of Conversion that was adopted by the Boards of Trustees of the Savings Bank and the MHC on July 17, 1997 and as amended on September 25, 1997 and by the Board of Directors of the Holding Company on _______________, 1997. Under the Plan of Conversion, (i) the MHC will convert to an interim federal stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, pursuant to which the MHC will cease to exist and the outstanding shares of Savings Bank Common Stock held by the MHC (615,250 shares or 51.5% of the outstanding Savings Bank Common Stock as of the date of this Prospectus) will be canceled, and (ii) an interim federal stock savings bank ("Interim B") will be formed as a wholly-owned subsidiary of the Holding Company and will merge with and into the Savings Bank, resulting in the Savings Bank becoming a wholly-owned subsidiary of the Holding Company and the outstanding Public Savings Bank Shares
(579,390 shares or 48.5% of the outstanding Savings Bank Common Stock as of the date of this Prospectus) will be converted into the Exchange Shares at the rate specified by the Exchange Ratio. The Exchange Ratio will result in the holders of the outstanding Public Savings Bank Shares owning, in the aggregate, approximately 47.96% of the Common Stock, determined without regard to any (i) payment of cash in lieu of issuing fractional Exchange Shares and (ii) Conversion Shares that may be purchased by Public Shareholders (including the ESOP) in the Conversion Offerings.

 The following diagram outlines the current organizational structure of the Primary Parties and their ownership interests:

                     MHC                  Public
                                       Shareholders

                     51.5%                  48.5%

                      Savings Bank

                          100%

                     Holding Company

                          100%

                        Interim B
                     (in formation)

 The following diagram reflects the post-Conversion and Reorganization organizational structure of the Holding Company and the Savings Bank and their ownership interests. The ownership interests presented assumes no fractional
Exchange Shares are issued, and does not give effect to purchases of any Conversion Shares by the Public Shareholders (including the ESOP) or the exercise of outstanding stock options. In accordance with FDIC policy, the Public Shareholders will receive only 47.96% of the Common Stock, which is slightly less than their 48.5% ownership in the Savings Bank, to reflect the contribution to the Holding Company on a consolidated basis, of the assets of the MHC.

            Purchasers of              Former Public
          Conversion Shares             Shareholders

                52.04%                      47.96%

                     Holding Company

                          100%

                      Savings Bank

 Required Approvals. The PDOB and the Federal Reserve have approved, and the FDIC has issued its letter of nonobjection with respect to, the Plan of Conversion subject to (i) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the MHC as of the close of business on the Voting Record Date at a special meeting of members called for the purpose of considering the Plan of Conversion (the "Members' Meeting"), (ii) the approval of the holders of at least two-thirds of the outstanding shares of Savings Bank Common Stock (including those shares held by the MHC) as of the close of business on the Voting Record Date at a meeting of shareholders called for the purpose of considering the Plan of Conversion (the "Shareholders' Meeting"), and (iii) the approval of the holders of at least a majority of votes cast by the Public Savings Bank Shares as of the close of business on the Voting Record Date present in person or by proxy at the Shareholders' Meeting. The MHC intends to vote its shares of Savings Bank Common Stock, in favor of the Plan of Conversion at the Shareholders' Meeting. In addition, as of June 30, 1997, directors and executive officers of the Primary Parties as a group (13 persons) owned of record 272,182, or 22.21%, of the outstanding shares of Savings Bank Common Stock, that they intend to vote in favor of the Plan of Conversion at the Shareholders' Meeting. Shareholders of the Savings Bank are entitled to dissent with respect to the Plan of Conversion and to obtain payment of the "fair value" of their Savings Bank Common Stock if the Plan of Conversion is consummated. See the Savings Bank Proxy Statement "Dissenters' Rights."

The Conversion Offerings

 The Conversion Offerings are being undertaken pursuant to the Plan of Conversion. The Holding Company is offering up to 1,311,000 Conversion Shares in the Conversion Offerings. Conversion Shares are first being offered in the Subscription Offering through the exercise of Subscription Rights issued, in order of priority, to (i) Eligible Account Holders; (ii) the ESOP; and (iii) Supplemental Eligible Account Holders. The Subscription Offering will expire on the Expiration Date, unless extended by the Board of Directors of the Holding Company.

 Subject to the prior rights of Subscription Rights holders, Conversion Shares not subscribed for in the Subscription Offering are being offered in the Direct Community Offering to members of the general public with preference given first to Public Shareholders (who are not Eligible Account Holders or Supplemental Eligible Account Holders) and then to natural persons and trusts of natural persons who are permanent residents of the Local Community. It is anticipated that shares not subscribed for in the Subscription Offering and Direct Community Offering may be offered to the general public in the Syndicated Community Offering. The Primary Parties reserve the absolute right to reject or accept any orders in the Direct Community Offering or the Syndicated Community Offering (if any), in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. The closing with respect to all shares sold in the Conversion Offerings will occur simultaneously, and all Conversion Shares will be sold at the Purchase Price.

 The Primary Parties have retained Webb as their consultant and advisor in connection with the Conversion Offerings and to assist in soliciting subscriptions in the Conversion Offerings on a best efforts basis. See "The CONVERSION AND REORGANIZATION -- The Subscription, Direct Community and Syndicated Offerings."

Potential Benefits of Conversion and Reorganization to Management

 1997 Stock Options. The Board of Directors of the Holding Company intends to implement the 1997 PSB Bancorp, Inc. Stock Option Plan (the "1997 Option Plan"), at a meeting of its shareholders (which is expected to be held in 1998), contingent upon receipt of shareholder approval. Assuming 1,311,000 Conversion Shares are issued in the Conversion and Reorganization and receipt of the required approvals, the Holding Company may grant options to purchase 131,100 shares of the Common Stock to executive officers and directors as a group (13 persons) under the 1997 Option Plan in the year following the Conversion and Reorganization. The exercise price of the options, which would be granted at no cost to the recipient thereof, would be the fair market value of the Common Stock subject to the option on the date the option is granted.

 1997 PSB Bancorp, Inc. Management Recognition Plan.  The
Board of Directors of the Holding Company intends to implement the 1997 PSB Bancorp, Inc. Management Recognition Plan (the "1997 MRP") at a meeting of the Holding Company's shareholders to be held no earlier than six months following the Conversion and Reorganization and contingent upon the receipt of shareholder approval. Subject to such approval, the 1997 MRP will purchase an amount of shares after the Conversion and Reorganization equal to up to 4% of the shares issued in the Conversion and Reorganization (52,440 shares at the maximum of the Estimated Valuation Range), which are expected to be issued to executive officers and directors of the Holding Company and its subsidiaries in the year following the Conversion and Reorganization. Under the 1997 MRP, the shares issued to directors and employees could be newly-issued shares or shares
purchased in the open market.   No shares will be awarded under
the 1997 MRP prior to receipt of shareholder approval. Awards under the 1997 MRP would be granted at no cost to the recipient thereof.

Prospectus Delivery and Procedure for Purchasing
Conversion Shares

 To ensure that each prospective purchaser receives a Prospectus at least 48 hours prior to the Expiration Date as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), no Prospectus will be mailed later than five days or hand delivered later than two days prior to the Expiration Date. Execution of the Stock Order Form will confirm receipt or delivery of a Prospectus as required by Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus.

 To ensure that Eligible Account Holders and Supplemental
Eligible Account Holders are properly identified, such parties must list all deposit accounts on the Stock Order Form giving all names on each deposit account and the account balance at the applicable eligibility date.

 Full payment by check, cash (only if delivered in person at an office of the Savings Bank), money order, bank draft or withdrawal authorization must accompany an original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form. Payment by wire transfer will not be accepted. Orders cannot and will not be accepted without execution of the Certification Form appearing on the reverse side of the Stock Order Form. See "THE CONVERSION AND REORGANIZATION -- Procedure for Purchasing Conversion Shares in the Subscription and Direct Community Offering."

Purchase Limitations

 Except for the ESOP, which is expected to subscribe for 8% of the Conversion Shares issued in the Conversion and Reorganization, the Plan of Conversion provides for the following purchase limitations: (i) the maximum number of Conversion Shares that may be subscribed for or purchased in all categories in the Conversion Offerings by any person, when combined with any Exchange Shares received, shall not exceed 1% of the Conversion Shares issued in the Conversion Offerings, and
(ii) the maximum number of Conversion Shares that may be subscribed for or purchased in all categories in the Conversion Offerings by any person, together with all associates or any group of persons acting in concert, when combined with any Exchange Shares received, shall not exceed 2% of the Conversion Shares issued in the Conversion Offerings. The minimum order is 25 Conversion Shares. At any time during the Conversion Offerings, and without further approval by the MHC Members or the Public Shareholders, the Primary Parties, in their sole discretion, may increase any of the purchase limitations to up to 5% of the Conversion Shares issued in the Conversion and Reorganization. Under certain circumstances, subscribers may be resolicited in the event of such an increase and given the opportunity to increase, decrease or rescind their orders. If there is an oversubscription in the Conversion Offerings, Conversion Shares will be allocated as set forth in the Plan of Conversion. See "THE CONVERSION AND REORGANIZATION -- The Subscription, Direct Community and Syndicated Community Offerings," "-- Procedure for Purchasing Conversion Shares in the Subscription and Direct Community Offerings" and "-- Limitations on Purchases of Conversion Shares." Because the purchase limitations set forth in the Plan of Conversion take into account the Exchange Shares to be issued to the Public Shareholders for their Public Savings Bank Shares, certain Public Shareholders, including members of management of the Savings Bank, may be limited or have no ability to purchase Conversion Shares in the Conversion Offerings. See "COMMON STOCK TO BE PURCHASED OR RECEIVED BY MANAGEMENT."

Stock Pricing and Number of Shares to be Issued in the Conversion and Reorganization

 Pennsylvania law and FDIC regulations require the aggregate purchase price of the Conversion Shares be consistent with the appraisal of the estimated pro forma market value of the MHC and the Savings Bank, which was converted by multiplying the Appraisal by the MHC's percentage interest in the Savings Bank (51.5%); this calculation ensures that the Public Shareholders will continue to hold approximately the same aggregate percentage ownership interest in the Holding Company as they held in the Savings Bank before the Conversion and Reorganization (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any Conversion Shares purchased by the Public Shareholders or the ESOP in the Conversion Offerings or thereafter). The resulting figure represents the midpoint of the Estimated Valuation Range. This amount is $1.14 million, or 1,140,000 Conversion Shares based on the Purchase Price. Therefore, RP Financial estimated the pro forma market value range from $9.69 million to $13.11 million as of September 12, 1997, and upon the Board of Directors and Boards of Trustees of the Primary Parties choosing a purchase price of $10.00 the number of Conversion Shares issued shall range from 969,000 Conversion Shares to 1,311,000 Conversion Shares based on the Purchase Price.

 The full text of the independent appraisal describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included but did not depend on the trading market for the Savings Bank Common Stock. See "MARKET FOR COMMON STOCK". The appraisal will be updated or confirmed at the completion of the Conversion Offerings. The maximum of the Estimated Valuation Range may be increased by up to 15% and the number of Conversion Shares may be increased to 1,507,650 shares due to material changes in the financial condition or results of operations of the Savings Bank or changes in market conditions or general financial, economic or regulatory conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Shares are less than the minimum or more than 15% above the maximum of the current Estimated Valuation Range. All Conversion Shares will be sold at the Purchase Price, which was established by the Board of Directors of the Holding Company.
Any increase or decrease in the number of Conversion Shares will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Shares and the Exchange Shares will represent approximately 52.04% and 47.96%, respectively, of the total outstanding shares of Common Stock. Nevertheless, Exchange Shares may represent a lesser percentage of the total outstanding shares of Common Stock if there are insufficient shares for the ESOP to purchase 8.0% of the Conversion Shares issued in the Conversion and Reorganization, and the Holding Company issues authorized but unissued shares to the ESOP to satisfy its order. See "PRO FORMA DATA," "RISK FACTORS -- Possible Dilutive Effect of Benefit Programs" and "THE CONVERSION AND REORGANIZATION - Stock Pricing, Exchange Ratio and Number of Shares to be Issued." The appraisal is not intended to be and should not be construed as a recommendation of any kind as to the advisability of purchasing Common Stock in the Conversion Offerings nor can assurance be given that purchasers of the Common Stock in the Conversion Offerings will be able to sell such shares after consummation of the Conversion and Reorganization at a price that is equal to or above the Purchase Price. Furthermore, the pro forma shareholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to shareholders in the event of liquidation. A complete copy of the appraisal is available upon request. See "ADDITIONAL INFORMATION."

 Based on the 579,390 Public Savings Bank Shares outstanding at the date of this Prospectus, and assuming a minimum of 969,000 and a maximum of 1,311,000 Conversion Shares are issued in the Conversion Offerings, the Exchange Ratio is expected to range from approximately 1.5413 Exchange Shares to 2.0853
Exchange Shares for each Public Savings Bank Share issued and outstanding immediately prior to the consummation of the Conversion and Reorganization. The Exchange Ratio will be affected if any stock options to purchase shares of Savings Bank Common Stock are exercised after the date of this Prospectus and before the consummation of the Conversion and Reorganization. If any stock options are outstanding immediately before the consummation of the Conversion and Reorganization, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged. The duration of the options also will be unchanged. As of the date of this Prospectus, there were outstanding options to purchase
36,859 shares of Savings Bank Common Stock at a weighted-average exercise price of $12.12 per share. The Savings Bank has no plans to grant additional stock options before the consummation of the Conversion and Reorganization.

                                                          Shares
                                                         of Common
                Conversion Shares    Exchange Stock to   Stock to
                   to Be Issued          Be Issued        be Out-    Exchange
                Amount     Percent   Amount    Percent   standing      Ratio
                 >
Minimum         969,000     52.04%     893,014  47.96%   1,862,014    1.5413
Midpoint      1,140,000     52.04%   1,050,608  47.96%   2,190,608    1.8133
Maximum       1,311,000     52.04%   1,208,202  47.96%   2,519,202    2.0853
15% above
 Maximum      1,507,650     52.04%   1,389,435  47.96%   2,897,085    2.3981

Use of Proceeds

 The net proceeds from the sale of the Conversion Shares are estimated to range from $9.22 million to $12.64 million, or $14.60 million if the Estimated Valuation Range is increased by 15%. The Holding Company has received conditional FDIC and PDOB approval to purchase all of the capital stock of the Savings Bank to be issued in the Conversion and Reorganization in exchange for 50% of the net proceeds of the Conversion Offerings. This will result in the Holding Company retaining approximately $4.61 million to $6.32 million of the net proceeds, or up to $7.30 million if the Estimated Valuation Range is increased by 15%.
See "PRO FORMA DATA."

 Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Savings Bank's capital and will support the expansion of the Savings Bank's existing business activities. The Savings Bank will use the funds contributed to it for general corporate purposes, including, initially, lending and investment in short-term U.S. Government and agency obligations.

 A portion of the net proceeds retained by the Holding
Company will be used for a loan by the Holding Company to the ESOP to enable it to refinance its existing third party loan used to purchase shares of Savings Bank Common Stock in the MHC Reorganization ($331,000 outstanding balance at June 30, 1997) and to purchase 8% of the shares of Conversion Shares issued in the Conversion and Reorganization ($1.05 million at the maximum of the Estimated Valuation Range). Such loan would be repaid principally from the Savings Bank's contributions to the ESOP and from dividends payable on the Common Stock held by the ESOP. The remaining proceeds retained by the Holding Company initially will be invested primarily in short-term U.S. Government and agency obligations or in a deposit account at the Savings Bank or another financial institution. Such proceeds will be available for additional contributions to the Savings Bank in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the shareholders of the Holding Company and for future repurchases of Common Stock (including possible repurchases to fund the 1997 MRP or to provide shares to be issued upon exercise of stock options) to the extent permitted under Pennsylvania and federal law. The Holding Company will consider exploring opportunities to use such funds to expand operations through acquiring or establishing additional branch offices or acquiring other financial institutions. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any diversification activities. See "Use of Proceeds."

Market for Common Stock

 The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. The Holding Company has received conditional approval to have the Common Stock listed on the Nasdaq National Market under the symbol "PSBI" (the current symbol for the Public Savings Bank Shares, which are traded on the OTC Bulletin Board). KB&W has agreed to act as a market maker for the Common Stock following consummation of the Conversion and Reorganization. No assurance can be given that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained. Further, no assurance can be given that purchasers will be able to sell their shares at or above the Purchase Price after the Conversion and Reorganization. See "RISK FACTORS -- Absence of Prior Market for the Common Stock" and "MARKET FOR COMMON STOCK."

Dividend Policy

 The Savings Bank is not currently paying dividends.
Following consummation of the Conversion and Reorganization, the Holding Company's Board of Directors will consider adopting a policy of paying regular cash dividends on the Common Stock. Declarations of dividends (regular and special) by the Holding Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Conversion Offerings retained by the Holding Company, investment opportunities available to the Holding Company or the Savings Bank, capital requirements, regulatory limitations, the Holding Company's and the Savings Bank's financial condition and results of operations, tax considerations, capital requirements, industry standards, economic conditions, and other factors, including the regulatory restrictions that affect the payment of dividends by the Savings Bank to the Holding Company. Consequently, there can be no assurance that any dividends will be paid on the Common Stock or that if paid, such dividends will not be reduced or eliminated in future periods. See "DIVIDEND POLICY."

Officers' and Directors' Common Stock Purchases and Beneficial
Ownership

 At June 30, 1997, officers and trustees of the Savings Bank (thirteen persons) beneficially owned 272,182 shares of Savings Bank Common Stock. See "MANAGEMENT OF THE SAVINGS BANK -- Beneficial Owners of Savings Bank Common Stock." In addition to an aggregate of 493,548 Exchange Shares to be received by officers and trustees of the Savings Bank in the Exchange Offering based on an Exchange Ratio of 1.8133, officers and trustees are expected to subscribe for an aggregate of approximately __________ Conversion Shares, or ________________ of the shares based on both the minimum and the maximum of the Estimated Valuation Range, respectively. See "COMMON STOCK TO BE PURCHASED OR RECEIVED BY MANAGEMENT" and "RISK FACTORS -- Anti-takeover Considerations -- Voting Control by Insiders."

Risk Factors

 See "RISK FACTORS" for a discussion of certain risks related to the Conversion and Reorganization that should be considered by all prospective investors.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION

 The following tables set forth certain information concerning the consolidated financial position and results of operations of the Savings Bank and its subsidiaries at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information contained in the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus. After the end of the Savings Bank's fiscal year ended September 30, 1995, the Savings Bank elected to change its fiscal year end to December 31.

                                           At or for the       At or for the
                                         six months ended        year ended           At or for the year ended
                                            June 30,            December 31,               September 30,
                                          1997       1996           1996         1995      1994      1993      1992
                                            (unaudited)        (Dollars in thousands except per share data)
BALANCE SHEET DATA:
Total assets                            $124,298     $120,703     $118,434     $113,232   $99,696   $96,261   $91,255
Cash and cash equivalents                 29,024       34,752       31,622       29,777    21,371    30,680    33,620
Total loans net                           62,140       56,268       57,183       52,253    51,097    52,816    48,863
Investment securities                     22,543       18,418       18,973       22,064    16,362     3,209     1,050
Mortgage-backed securities                 5,718        6,284        5,942        5,578     7,382     6,289     5,126
Deposits                                 104,437      102,427      100,574       94,588    89,429    85,804    81,858
Retained earnings (1)
and shareholders' equity                  14,526       14,151       14,168        9,491     8,339     8,304     7,376
Book value per share                       12.16        12.06        11.94            -         -         -         -

SUMMARY STATEMENT OF OPERATIONS:
Interest income                            4,223        3,867        7,939        7,190     6,714     6,543     6,675
Interest expense                           2,184        2,027        4,082        3,443     3,045     3,160     4,030
  Net interest income                      2,039        1,840        3,857        3,747     3,669     3,383     2,645
Provision for possible loan losses            --           --          133           27        21         -        24
  Net interest income after
    provision for loan losses              2,039        1,840        3,724        3,720     3,648     3,383     2,621
    Noninterest income                       569          509        1,015          956       674     1,018     1,120
    Noninterest expense                    2,081        1,639        4,399        3,584     3,211     2,899     2,570

Income before income taxes                   527          710          340        1,092     1,111     1,502     1,171
Income tax provision                         166          232          201          433       470       610       498
Cumulative effect of prior years of
  a change in accounting principle            --           --            -            -         -        36         -
Net income (2)                            $  361       $  478     $    139     $    659   $   641   $   928   $   673
Earnings per share(3)                     $ 0.30       $ 0.41     $   0.12     $      -   $     -   $     -   $     -

PERFORMANCE RATIOS:
Return on average assets                    0.30%        0.41%        0.12%        0.60%     0.63%     1.08%     0.76%
Return on average equity                    2.51%        3.39%        0.98%        6.94%     7.24%    11.42%     9.17%
Interest rate spread                        3.00%        2.66%        2.88%        3.24%     3.61%     3.55%     2.77%

ASSET QUALITY RATIOS:
Nonperforming loans to total loans          4.63%        4.67%        4.84%        4.41%     4.20%     2.85%     3.71%
Nonperforming assets to total assets        2.70%        2.56%        2.74%        2.47%     2.49%     2.07%     2.53%
Allowance for loan losses to total loans    0.33%        0.37%        0.36%        0.39%     0.41%     0.35%     0.38%
Allowance for loan losses to
  nonperforming loans                       7.18%        7.82%        7.45%        8.91%     9.65%    12.38%    10.28%
Allowance for loan losses to
  nonperforming assets                      6.18%        6.69%        6.38%        7.38%     8.37%     9.36%     9.43%
Net charge-offs as a percentage of
  total loans                                  -            -         0.23%        0.05%        -         -         -

Loans past due 90 days or more as to
  interest or principal and accruing
  interest                                  1,461        1,993        2,009        1,645     1,565     1,417     1,167
Nonaccrual loans                            1,424          667          770          607       770       738       344
Total nonperforming loans                   2,885        2,660        2,779        2,335     2,155     1,511     1,819
Real estate owned (REO)                       467          449          465          482       330       486       486
Total nonperforming assets                  3,352        3,109        3,244        2,817     2,485     1,997     2,305

(1)Includes only retained earnings prior to the MHC Reorganization completed on October 20, 1995.
(2)The Savings Bank was assessed a one-time fee of $567,000 in 1996 to recapitalize the SAIF.
(3)Represents earnings per share for the Savings Bank.

                      RISK FACTORS

 Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the Risk
Factors presented below, in addition to matters discussed elsewhere in this Prospectus.

Ability to Execute Strategy; Cost of Expansion

 The Savings Bank's business strategy is to maintain its core customer base in South Philadelphia and to expand its market to include other segments of the metropolitan Philadelphia market. As a component of the Savings Bank's regional expansion strategy, the Savings Bank intends to continue its expansion of and develop nonresidential real estate lending, commercial lending, and mortgage banking operations throughout the metropolitan Philadelphia area and the adjacent counties in Pennsylvania, New Jersey and Delaware.

 The Savings Bank's expansion strategy, including its mortgage banking activities, has materially increased operating expenses associated with leasing additional office space, related equipment expense and salary and benefit expenses for additional personnel, and operating expenses are expected to continue to increase. Increased revenues from the expansion of the Savings Bank's territory and services has and will continue to lag behind the expenses incurred by implementing the expansion strategy for the foreseeable future. Purchasers should be aware that this expansion strategy will adversely affect the Savings Bank's earnings and earnings per share. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Business Strategy."

Commercial Lending; Nonresidential Loans

 In addition to the increased expenses of the Savings Bank's expansion strategy, there are risks attendant to adding nonresidential real estate lending and commercial lending to the business of the Savings Bank. Commercial loans are generally more interest rate sensitive and carry higher yields than do residential loans, and are generally believed to carry a higher level of credit risk than do residential loans. In addition, nonresidential loans are generally more expensive to administer than are residential loans.

 The nonresidential real estate lending that the Savings Bank engages in typically involves larger loans to a single obligor and is generally viewed as exposing the lender to a greater risk of loss than residential one-to-four family lending. Nonresidential real estate property values are also generally subject to greater volatility than residential property values. The liquidation values of commercial properties may be adversely affected by risks generally incident to interests in real property, including changes or continued weakness in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental, room or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses (including energy costs); the availability of refinancing; changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation; and other factors beyond the control of the borrower or the lender. It should also be noted that the resale market for nonresidential real estate loans is less liquid than the well established secondary market for residential real estate loans, which could result in the Savings Bank recognizing losses upon any such sales. For a more detailed discussion of the specific characteristics of the Savings Bank's real estate loan portfolio, see "BUSINESS -- Business of the Savings Bank -- Lending Activities."

Mortgage Banking

 Through its subsidiary, TNMC, the Savings Bank has conducted a mortgage banking operation since 1989. Mortgage banking consists primarily of the origination, purchase, sale and servicing of first mortgage loans secured by one- to four-family homes. Such loans are sold either as individual loans, as mortgage-backed securities, or as participation certificates issued or guaranteed by FNMA or FHLMC.

 Because mortgage originations fluctuate significantly with the level of interest rates and other economic conditions, mortgage banking revenues are very cyclical. In addition, mortgage banking entails certain different and sometimes greater risks than the risks borne by a portfolio lender such as the Savings Bank. To the extent TNMC revenues and profits become a significant component of the Savings Bank's consolidated revenues and net income, which is currently planned, an investor should be aware that earnings of the Savings Bank could fluctuate materially.

Interest Rate Risk

 Like all financial institutions, the Savings Bank's financial condition and results of operations are influenced significantly by general economic conditions, the related monetary and fiscal policies of the federal government and government regulations. Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market interest rates. Lending activities are affected by the demand for mortgage financing and for consumer and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the supply of housing and the availability of funds. The Savings Bank's profitability, like that of most financial institutions, depends largely on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred its interest-bearing liabilities. The Savings Bank's results of operations would be adversely affected by a material prolonged increase in market interest rates. Changes in the level of interest rates also affect the volume of loans originated or purchased by the Savings Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Savings Bank's investment securities and other interest-earning assets. Changes in interest rates also can affect the average life of loans. Decreases in interest rates may result in increased prepayments of loans, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Savings Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities. Moreover, volatility in interest rates also can result in disintermediation, or the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles that, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions.

Competition

 The Savings Bank has faced, and will continue to face, strong competition both in making loans and attracting deposits. The Savings Bank's primary market has a high concentration of financial institutions, many of which are branches of large bank holding companies that have greater financial resources than the Savings Bank and all of which compete with the Savings Bank in varying degrees. Competition for loans principally comes from commercial banks, thrift institutions, credit unions and mortgage banking companies. Historically, commercial banks, thrift institutions and credit unions have been the Savings Bank's most direct competition for deposits. The Savings Bank also competes with short-term money market mutual funds and with other financial institutions, such as brokerage firms and insurance companies, for deposits. In competing for loans, the Savings Bank may be forced to offer lower loan interest rates periodically. Conversely, in competing for deposits, the Savings Bank may be forced to offer higher deposit interest rates periodically. Either case or both cases could adversely affect net interest income. See "BUSINESS OF THE SAVINGS BANK -- Competition."

Dependence Upon Key Personnel

 The success of the Savings Bank and the Holding Company will depend heavily on the expertise and guidance of the Chief Executive Officer and Chairman of the Board of the Holding Company and the Savings Bank, Vincent J. Fumo, and the President and Chief Operating Officer of the Holding Company and the Savings Bank, Anthony DiSandro, as well as certain other senior executive officers. The loss of the services of any of these key individuals would have a material adverse effect on the Savings Bank and the Holding Company. Neither the Savings Bank nor the Holding Company maintains key-man life insurance with respect to any of these individuals. See "MANAGEMENT."

Return on Equity After Conversion and Reorganization

 Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Savings Bank's return on equity for the six months ended June 30, 1997 was 2.51% and for year ended December 31, 1996 it was .98% and the Holding Company's post-Conversion and Reorganization return on equity will be less than the average return on equity for publicly traded thrift institutions and their holding companies. In order for the Holding Company to achieve a return on equity comparable to the return on equity of other publicly traded companies, the Savings Bank will have to materially increase net income or reduce shareholders' equity, or both, commensurate with the increase in equity resulting from the Conversion and Reorganization. Reductions in equity could be achieved by, among other things, the payment of regular or special cash dividends (although no assurances can be given as to their payment or, if paid, their amount and frequency), the repurchase of shares of Common Stock subject to applicable regulatory restrictions, or the acquisition of branch offices, other financial institutions or related businesses (neither the Holding Company nor the Savings Bank has any present plans, arrangements, or understandings, written or oral, regarding any repurchase or acquisitions). See "DIVIDEND POLICY" and "USE OF PROCEEDS." Achievement of increased net income levels will depend on several important factors outside management's control, such as general economic conditions, including the level of market interest rates, competition and related factors, among others. In addition, the expenses associated with the ESOP and the 1997 MRP (see "-- New Expenses Associated with ESOP and 1997 MRP"), along with other post-Conversion and Reorganization expenses are expected to contribute initially to reduced earnings levels. Subject to market conditions, initially the Savings Bank intends to deploy the net proceeds of the Conversion Offerings to support its lending activities to increase earnings per share and book value per share, with the goal of achieving a return on equity comparable to the average for publicly traded thrift institutions and their holding companies. This goal will likely take a number of years to achieve and no assurances can be given that this goal can be attained. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded thrift institutions.

Expenses Associated With ESOP and 1997 MRP

 The Savings Bank will recognize material employee compensation and benefit expenses assuming the ESOP and the 1997 MRP are implemented. The amount of these new expenses cannot be predicted because applicable accounting practices require that they be based on the fair market value of the shares of Common Stock when the expenses are recognized. Such expenses are recognized when shares are committed to be released in the case of the ESOP and over the vesting period of awards made to recipients in the case of the 1997 MRP. These expenses have been reflected in the pro forma financial information under "PRO FORMA DATA" assuming the Purchase Price as fair market value. Actual expenses, however, will be based on the fair market value of the Common Stock at the time of recognition, which may be higher or lower than the Purchase Price. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact of Accounting Pronouncements and Regulatory Policies -- Accounting for Employee Stock Ownership Plans," "- Accounting for Stock-Based Compensation," "MANAGEMENT -- Management of the Savings Bank -- Benefits -- Employee Stock Ownership Plan" and "-- Benefits -- Management Recognition Plan."

Certain Anti-takeover Provisions

 The Holding Company's Articles of Incorporation and Bylaws contain certain provisions that may have the effect of discouraging a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Holding Company, the assumption of control of the Holding Company by a holder of a large block of Common Stock or the removal of the Holding Company's management, all of which certain shareholders might deem to be in their best interests. These provisions include, among other things (i) the classification of the terms of the members of the Board of Directors, (ii) supermajority provisions for the approval of certain business combinations and amendments of the Articles of Incorporation or Bylaws of the Holding Company, and (iii) elimination of cumulative voting in the election of directors. The provisions in the Holding Company's Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations provide that the supermajority voting requirements and voting restrictions do not apply to business combinations meeting the Holding Company's Board of Director approval requirements. The Holding Company's Articles of Incorporation also authorize the issuance of 5,000,000 shares of preferred stock as well as 15,000,000 shares of Common Stock. These shares could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

 In addition, the PBCL provides for certain restrictions on acquisition of the Holding Company.

 The Holding Company's Articles of Incorporation and Bylaws and statutory provisions, as well as certain other provisions of state and federal law, may have the effect of discouraging or preventing a future takeover attempt not supported by the Holding Company's Board of Directors in which shareholders of the Holding Company otherwise might receive a substantial premium for their shares over then-current market prices. For a detailed discussion of those provisions, see "MANAGEMENT -- Certain Benefits Plans and Agreements," "CERTAIN RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY," "CERTAIN ANTI-TAKEOVER PROVISIONS IN THE ARTICLES OF INCORPORATION AND BYLAWS" AND "DESCRIPTION OF CAPITAL STOCK."

 Voting Control by Insiders. In addition to an aggregate of 493,548 Exchange Shares to be received by trustees or directors, as the case may be, and officers of the Savings Bank and the Holding Company in the Exchange Offering based on an Exchange Ratio of 1.8133, directors and officers expect to subscribe for __________ Conversion Shares. Directors and officers are also expected to control indirectly the voting of approximately 8% of the shares of Common Stock issued in the Conversion and Reorganization to the ESOP. Under the terms of the ESOP, the unallocated shares will be voted by the ESOP trustees in the same proportion as the votes cast by participants with respect to the allocated shares. Mr. Fumo and Mr. DiSandro serve as the ESOP trustees.

 At a meeting of shareholders to be held no earlier than six months following the consummation of the Conversion and Reorganization, the Holding Company expects to seek approval of the 1997 MRP. The Holding Company expects to acquire Common Stock on behalf of the 1997 MRP in an amount equal to 4% of the Common Stock issued in the Conversion and Reorganization, or 38,760 and 52,440 Conversion Shares at the minimum and the maximum of the Estimated Valuation Range, respectively.
These shares will be acquired either through open market purchases or from authorized but unissued shares of Common Stock. In addition, the Holding Company intends to reserve for future issuance pursuant to the 1997 Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Conversion Shares issued in the Conversion and Reorganization (96,900 and 131,100 Conversion Shares at the minimum and the maximum of the Estimated Valuation Range, respectively). The Holding Company also intends to seek approval of the 1997 Stock Option Plan at a meeting of shareholders to be held no earlier than six months following the consummation of the Conversion and Reorganization.

 Assuming (i) the receipt of Exchange Shares and the purchase of Conversion Shares by the directors and officers described above, (ii) the implementation of the 1997 MRP and the 1997 Stock Option Plan, (iii) the open market purchase of shares on behalf of the 1997 MRP, (iv) the purchase by the ESOP of 8% of the Conversion Shares sold in the Conversion Offerings, and (v) the grant of stock options equal to 10% of the number of shares of Conversion Shares issued in the Conversion and Reorganization, directors, officers and employees of the Holding Company and the Savings Bank would have voting control, on a fully diluted basis, of _____% and ___% of the Common Stock, based on the issuance of the minimum and maximum of the Estimated Valuation Range, respectively. Management's potential voting control might preclude or make more difficult takeover attempts that certain shareholders may deem to be in their best interest and might tend to perpetuate existing management.

 Provisions of Employment and Severance Agreements and
Severance Plan. The employment agreements of Vincent J. Fumo and Anthony DiSandro provide for cash severance payments and/or the continuation of health, life and disability benefits in the event of their termination of employment following a change in control of the Holding Company or the Savings Bank. Assuming a change of control occurred as of December 31, 1997, the aggregate value of the severance benefits available to these executive officers under the agreements would have been approximately $4.6 million excluding the value of health insurance, life insurance and disability benefits. These agreements and plans may have the effect of increasing the costs of acquiring the Holding Company, thereby discouraging future attempts to take over the Holding Company or the Savings Bank. See "MANAGEMENT -- Management of the Savings Bank -- Benefits," "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY" and "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY."

Possible Dilutive Effect of Benefit Programs

 The 1997 MRP intends to acquire an amount of Common Stock equal to 4% of the Conversion Shares issued in the Conversion and Reorganization. Such shares of Common Stock may be acquired by the Holding Company in the open market or from authorized but unissued shares of Common Stock. If the 1997 MRP acquires authorized but unissued shares of Common Stock from the Holding Company, the voting interests of existing shareholders will be diluted and net income per share and shareholders' equity per share will be decreased. See "PRO FORMA DATA" and "MANAGEMENT -- Management of the Savings Bank -- Benefits - Management Recognition Plan." The 1997 MRP is subject to approval by the Holding Company's shareholders.

 The 1997 Stock Option Plan will provide for options to acquire up to a number of shares of Common Stock of the Holding Company equal to 10% of the Conversion Shares issued in the Conversion and Reorganization. Upon exercise of the options, Shares may be issued from authorized but unissued shares and this will result in the dilution of the voting interests of existing shareholders and may decrease net income per share and shareholders' equity per share. See "MANAGEMENT -- Management of the Savings Bank -- Benefits -- 1997 Stock Option Plan." The 1997 Stock Option Plan is subject to approval by the Holding Company's shareholders.

 The Savings Bank maintains a 1995 Stock Option Plan that was implemented in connection with the MHC Reorganization. As of the date of this Prospectus, no shares of Savings Bank Common Stock remain reserved for issuance under the 1995 Stock Option Plan and options for 35,859 shares have been granted to optionees but remain unexercised. Upon consummation of the Conversion and Reorganization, the 1995 Stock Option Plan will be assumed by the Holding Company and shares of Common Stock will be issued in lieu of shares of Savings Bank Common Stock pursuant to the terms of the 1995 Stock Option Plan.

 If the ESOP is not able to purchase 8% of the shares of Conversion Shares issued in the Conversion Offerings, the ESOP may acquire newly issued shares from the Holding Company. In such event, the voting interests of existing shareholders will be diluted and net income per share and shareholders' equity per share will be decreased. See "MANAGEMENT -- Management of the Savings Bank - Benefits -- Employee Stock Ownership Plan."

Absence of Prior Market for the Common Stock

 The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Prior to the Conversion and Reorganization, the Public Savings Bank Shares have been traded on the OTC Bulletin Board under the symbol "PSBI." [Although the Holding Company has received conditional approval to list the Common Stock on the Nasdaq Stock Market also under the symbol "PSBI," there can be no assurance that an active and liquid market for the Common Stock will develop or, if developed, will continue.] Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "MARKET FOR COMMON STOCK."

Possible Increase in Estimated Valuation Range and Number of shares Issued

 The Estimated Valuation Range may be increased up to 15% to reflect material changes in the financial condition or results of operations of the Savings Bank, market conditions or general financial, economic or regulatory conditions following the commencement of the Conversion Offerings. If the Estimated Valuation Range is increased, it is expected that the Holding Company would increase the Estimated Price Range so that up to 1,507,650 Conversion Shares at the Purchase Price would be issued for an aggregate price of up to $15,076,500. This increase in the number of shares would decrease a subscriber's pro forma net income per share and shareholders' equity per share, increase the Holding Company's pro forma consolidated shareholders' equity and net earnings, and increase the Purchase Price as a percentage of pro forma shareholders' equity per share and net income per share. See "PRO FORMA DATA."

Possible Adverse Income Tax Consequences of the Distribution of
Subscription Rights

 If the Subscription Rights granted to Eligible Account
Holders and Supplemental Eligible Account Holders of the Savings Bank are deemed to have an ascertainable value, receipt of such rights may be a taxable event to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the Subscription Rights. Additionally, the Savings Bank could be required to recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Savings Bank has been advised by RP Financial that such rights have no value; however, RP Financial's conclusion is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION AND REORGANIZATION -- Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank -- Tax Effects."

                    PSB BANCORP, INC.

 The Holding Company was organized on October 3, 1997 under the PBCL at the direction of the Savings Bank. The Holding Company initially is a subsidiary of the Savings Bank but has been formed to become the holding company for the Savings Bank upon consummation of the Conversion and Reorganization. The Holding Company has received conditional approval from the Federal Reserve to become a bank holding company and acquire 100% of the capital stock of the Savings Bank. Prior to the Conversion and Reorganization, the Holding Company will not engage in any material operations. After the Conversion and Reorganization, the Holding Company will be subject to regulation by the Federal Reserve, and its principal business will be the ownership of the Savings Bank. Immediately following the Conversion and Reorganization, the only significant assets of the Holding Company will be the capital stock of the Savings Bank, 50% of the net proceeds of the Conversion Offerings and a note receivable from the ESOP evidencing a loan to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion and Reorganization. See "PRO FORMA DATA" and "BUSINESS -- Business of the Holding Company."

 The holding company structure will permit the Holding
Company to expand the financial services currently offered through the Savings Bank. Management believes that the holding company structure and retention of a portion of the proceeds of the Conversion Offerings will facilitate the expansion and diversification of its operations. The holding company structure will also enable the Holding Company to repurchase its stock without adverse tax consequences, subject to applicable regulatory restrictions, including waiting periods. There are no present plans, arrangements, agreements, or understandings, written or oral, regarding any such activities or repurchases. See "REGULATION -- Regulation of the Holding Company."

                PENNSYLVANIA SAVINGS BANK

 The Savings Bank is a Pennsylvania-chartered savings bank, founded in 1923 and headquartered in Philadelphia, Pennsylvania. The Savings Bank's deposits are insured by the FDIC up to applicable legal limits under the BIF. The Savings Bank has been a member of the FHLB system since 1937. The Savings Bank is regulated by the PDOB and the FDIC. At June 30, 1997, the Savings Bank had total assets of $124.3 million, total deposit accounts of $104.4 million, and total shareholders' equity of $14.5 million, on a consolidated basis.

                     USE OF PROCEEDS

 The net proceeds from the sale of the Common Stock offered hereby are estimated to range from $9.22 million to $12.64 million, or up to $14.60 million if the Estimated Valuation Range is increased by 15%. See "PRO FORMA DATA" for the assumptions used to arrive at such amounts. The Holding Company has received conditional Federal Reserve approval to purchase all of the capital stock of the Savings Bank to be issued in the Conversion and Reorganization in exchange for 50% of the net proceeds of the Conversion Offerings. This will result in the Holding Company retaining approximately $4.61 million to $6.32 million of net proceeds, or up to $7.3 million if the Estimated Valuation Range is increased by 15%. See "PRO FORMA DATA."

 Receipt of 50% of the net proceeds of the sale of the Conversion Shares will increase the Savings Bank's capital and will support the expansion of the Savings Bank's existing business activities. The Savings Bank will use the funds contributed to it for general corporate purposes, including, initially, lending and investment in short-term U.S. Government and agency obligations.

 In connection with the Conversion and Reorganization and the ESOP, the Holding Company intends to loan the ESOP the amount necessary to refinance the ESOP's existing third party loan used to purchase shares of Savings Bank Common Stock in the MHC Reorganization ($331,000 outstanding balance at June 30, 1997) and to purchase 8% of the shares of Common Stock sold in the Conversion Offerings ($6.05 million at the maximum of the Estimated Valuation Range). The Holding Company's loan to fund the ESOP's purchase of shares of Common Stock in the Conversion Offerings may range from $387,600 to $524,400 based on the sale of 38,760 Conversion Shares to the ESOP (at the minimum of the Estimated Valuation Range) and 52,440 Conversion Shares (at the maximum of the Estimated Valuation Range), respectively, at the Purchase Price. If 15% above the maximum of the Estimated Valuation Range, or 1,507,650 Conversion Shares, are sold in the Conversion and Reorganization, the Holding Company's loan to the ESOP would be approximately $1.2 million (based on the sale of 120,612 Conversion Shares to the ESOP). It is anticipated that the ESOP loan will have a ten-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the Conversion and Reorganization. The loan will be repaid principally from the Savings Bank's contributions to the ESOP and from any dividends paid on shares of Common Stock held by the ESOP.

 The net proceeds retained by the Holding Company initially will be invested primarily in short-term U.S. Government and agency obligations or in a deposit account either at the Savings Bank or another financial institution. Such proceeds will be available for additional contributions to the Savings Bank in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the shareholders of the Holding Company and for future repurchases of Common Stock to the extent permitted under Pennsylvania law and federal regulations. The Holding Company will consider exploring opportunities to use such funds to expand operations through acquiring or establishing additional branch offices or acquiring other financial institutions. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any diversification activities.

 Following consummation of the Conversion and Reorganization, the Holding Company's Board of Directors will have the authority to adopt plans for repurchases of Common Stock, subject to statutory and regulatory requirements. Facts and circumstances upon which the Holding Company's Board of Directors may determine to repurchase stock in the future would include but are not limited to: (i) market and economic factors such as the price at which the Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve the Holding Company's return on equity; (ii) the avoidance of dilution to shareholders by not issuing additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its shareholders. Any stock repurchases will be subject to a determination by the Holding Company's Board of Directors that both the Holding Company and the Savings Bank will be capitalized in excess of all applicable regulatory requirements and tax and other regulatory considerations. For a discussion of the regulatory limitations applicable to stock repurchases and current Federal Reserve and FDIC policy with respect thereto, see "THE CONVERSION AND REORGANIZATION -- Restrictions on Repurchase of Stock."

                     DIVIDEND POLICY

General

 The Savings Bank currently does not pay dividends. Upon completion of the Conversion and Reorganization, the Holding Company's Board of Directors will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following consummation of the Conversion and Reorganization, the Board of Directors of the Holding Company will consider adopting a policy of paying regular cash dividends on the Common Stock. In addition, the Board of Directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. Declarations or payments of any dividends (regular and special) will be subject to determination by the Board of Directors, which will take into account the amount of the net proceeds retained by the Holding Company, the Holding Company's and the Savings Bank's financial condition and results of operations, investment opportunities available to the Holding Company or the Savings Bank, tax considerations, capital requirements, industry standards, economic conditions and other factors, including the regulatory restrictions that affect the payment of dividends by the Savings Bank to the Holding Company. See "Regulation of the Holding Company -- Restrictions on Dividends." No assurances can be given that any dividends, either regular or special, will be declared or, if declared, what the amount of dividends will be or whether such dividends, if commenced, will continue.

                 MARKET FOR COMMON STOCK

 The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. [Although the Holding Company has received conditional approval to list the Common Stock on the Nasdaq National Market under the symbol "PSBI," there can be no assurance that the Holding Company will meet Nasdaq National Market listing requirements, which include market capitalization, at least three market makers and a minimum number of record holders.] KB&W has agreed to make a market for the Common Stock following consummation of the Conversion and Reorganization and will assist the Holding Company in seeking to encourage at least one additional market maker to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The Holding Company anticipates that prior to the completion of the Conversion and Reorganization it will be able to obtain the commitment from at least two additional broker-dealers to act as market makers for the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Savings Bank or any market maker. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

 Since the MHC Reorganization the Public Savings Bank Shares
have been traded on the OTC Bulletin Board under the symbol
"PSBI." The following table sets forth the high and low trading prices, as reported by the OTC Bulletin Board, and cash dividends paid for each quarter during the 1996 and 1997 fiscal years.
However, there is no relation between the Purchase Price of the Common Stock and the trading prices of the Savings Bank Shares.
                                                          Cash
                                                         Dividend
Fiscal Year Ended December 31, 1995     High     Low     Declared

Quarter Ended December 31, 1995         $12.50   $11.25  $     0


Fiscal Year Ended December 31, 1996

Quarter Ended March 31, 1996            $12.38   $11.50   $     0
Quarter Ended June 30, 1996              11.63    11.00    0.0375
Quarter Ended September 30, 1996         11.75    10.50         0
Quarter Ended December 31, 1996          13.75    13.00         0


Fiscal Year Ended December 31, 1997

Quarter Ended March 31, 1997            $15.00   $14.00    $    0
Quarter Ended June 30, 1997              15.00    13.00         0
Quarter Ended September 30, 1997         25.00    14.50         0

                     CAPITALIZATION

 The following table presents the historical capitalization of the Savings Bank at June 30, 1997, and the pro forma consolidated capitalization of the Holding Company after giving effect to the assumptions set forth under "PRO FORMA DATA," based on the sale of the number of shares of Common Stock at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range. The shares that would be issued at the maximum, as adjusted, of the Estimated Valuation Range would be subject to receipt of PDOB and FDIC approval of an updated appraisal confirming such valuation. A change in the number of shares to be issued in the Conversion and Reorganization would materially affect pro forma consolidated capitalization.

                                                   Holding Company Pro Forma Consolidated Capitalization
                                                                 Based Upon the Sale of

                        Capitalization        969,000         1,140,000          1,311,000      1,507,650
                        of Savings Bank      shares at        shares at          shares at       shares at
                              at              $10.00            $10.00             $10.00          $10.00
                        June 30, 1997       Per Share(1)     Per Share(1)       Per Share(1)    Per Share(2)
                                                                  (In thousands)
Deposits(3)                $104,437          $104,437          $104,437          $104,437          $104,437
Borrowings                       --                --                --                --                --
Total deposits
  and borrowed funds       $104,437          $104,437          $104,437          $104,437          $104,437
                           ========          ========          ========          ========          ========

Shareholders' equity:

   Savings Bank Common
   Stock:
     10,000,000 shares,
     $1.00 par value per
     share authorized;
     1,194,640 issued
     or outstanding        $  1,194         $      0          $      0          $       0         $       0

   Common Stock:
     15,000,000 shares,
     No par value per
     share, authorized;
     specified number
     of shares assumed
     to be issued and
     outstanding(4)           --                --                --                 --               --

   Additional paid-in
     capital                 13,563            23,972            25,682             27,392           29,359

   Retained earnings(5)         199               443               443                443              443
   Unrealized loss on
     securities available-
     for-sale, net of tax       (99)              (99)              (99)               (99)             (99)
Less:
     Common Stock acquired
       by ESOP(6)              (331)           (1,106)           (1,243)            (1,380)          (1,537)
     Common Stock to be
       acquired by 1997
       MRP(7)                     0               (388)             (456)             (524)            (603)

Total shareholders' equity  $14,526            $22,822          $24,327           $25,832           $27,563
                            =======            =======          ========          ========          ========

____________________

(1)Does not reflect the possible increase in the Estimated Valuation Range or the issuance of additional shares under the 1997 Stock Option Plan.
(2)Represents the pro forma capitalization of the Holding Company if the aggregate number of Conversion Shares issued in the Conversion and Reorganization is 15% above the maximum of the Estimated Valuation Range. See "PRO FORMA DATA."
(3)Withdrawals from deposit accounts for the purchase of Conversion Shares are not reflected. Such withdrawals will reduce pro forma deposits.
(4)The Savings Bank's authorized capital will consist solely of 10,000,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to the Holding Company, and 5,000,000 shares of preferred stock, par value to be determined by the Savings Bank's Board of Trustees, none of which will be issued in connection with the Conversion and Reorganization.
(5)Retained earnings are substantially restricted by applicable regulatory capital requirements. Additionally, the Savings Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account that will be established for the benefit of Eligible Account Holders and Supplemental Eligible
 Account Holders at the consummation of the Conversion and Reorganization. See "THE CONVERSION AND REORGANIZATION -- Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank -- Liquidation Account."
(6)Assumes that 8% of the Conversion Shares sold in the Conversion and Reorganization will be acquired by the ESOP with funds borrowed from the Holding Company. Under generally accepted accounting principles ("GAAP"), the amount of Conversion Shares to be purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to ESOP participant accounts, a corresponding reduction in the charge against capital will occur. Because the funds are borrowed from the Holding Company, the borrowing will be eliminated in consolidation and no liability will be reflected in the consolidated financial statements of the Holding Company. See "MANAGEMENT -- Management of the
 Savings Bank -- Benefits -- Employee Stock Ownership Plan."
(7)Assumes the purchase in the open market at the Purchase Price, pursuant to the proposed 1997 MRP, of a number of shares equal to 4% of the shares of Conversion Shares issued in the Conversion and Reorganization at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The issuance of such additional Conversion Shares to the 1997 MRP from authorized but unissued shares of Common Stock would dilute the ownership interest of shareholders by 2.04%. The shares are reflected as a reduction of shareholders' equity. See "RISK FACTORS -- Possible Dilutive Effect of Benefit Programs," "PRO FORMA DATA" and "MANAGEMENT -- Management of the Savings Bank -- Benefits -- Management Recognition Plan." The 1997 MRP is subject to shareholder approval, which is expected to be sought at a meeting to be held no earlier than six months following consummation of the Conversion and Reorganization.

 HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

      The following table presents the Savings Bank's historical and pro forma capital position relative to its capital requirements at June 30, 1997. The amount of capital infused into the Savings Bank for purposes of the following table is 50% of the net proceeds of the Conversion Offerings. For purpose of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the 1997 MRP are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "USE OF PROCEEDS," CAPITALIZATION" and "PRO FORMA DATA." The definitions of the terms used in the table are those provided in the FDIC capital regulations as discussed under "REGULATION -- Regulation of the Savings Bank -- Capital Requirements."

                                                                            PRO FORMA AT JUNE 30, 1997

                                                                                                                    15% Above
                                                   Minimum of           Midpoint of           Maximum of            Maximum of
                                                   Estimated             Estimated             Estimated             Estimated
                                                Valuation Range       Valuation Range       Valuation Range       Valuation Range

                                                969,000 shares        1,140,000 shares       1,311,000 shares      1,507,650 shares
                           June 30, 1997      at $10.00 Per Share  at $10.00 Per Share    at $10.00 Per Share   at $10.00 Per Share

                                   Percent                Percent               Percent               Percent               Percent
                                      of                     of                    of                    of                    of
                                   Adjusted               Adjusted              Adjusted              Adjusted             Adjusted
                                    Total                  Total                 Total                 Total                 Total
                         Amount   Assets(1)     Amount   Assets(1)    Amount   Assets(1)    Amount   Assets(1)    Amount  Assets(1)
GAAP Capital            $14,526     13.86%     $18,215     14.15%    $18,865    14.56%     $19,514    14.97%     $20,262    15.44%
Leverage capital(2)..   $14,617     13.97%     $18,308     16.78%    $18,956    17.25%     $19,605    17.71%     $20,353    18.24%
Leverage capital
  requirement........     6,280      6.00%       6,548      6.00%      6,595     6.00%       6,642     6.00%       6,696     6.00%
Excess...............   $ 8,337      7.97%     $11,758      10.78%    $12,361    11.25%     $12,963    11.71%     $13,657    12.24%

Tier 1 risk-based
  capital(3).........   $14,617     26.03%     $18,306     32.09%    $18,956    33.14%     $19,606    34.18%     $20,353    35.37%
Tier 1 capital
  requirement(2).....     2,246      4.00%       2,282      4.00%      2,288     4.00%       2,294     4.00%       2,302     4.00%
Excess...............   $12,371     22.03%     $16,024     28.09%    $16,668    29.14%     $17,311    30.18%     $18,051    31.37%

Total risk-based
  capital(4).........   $14,824     26.40%     $18,513     32.46%    $19,163    35.50%     $19,812    34.54%     $21,334    37.08%
Total risk-based
  capital
  requirement........     4,492      8.00%       4,563      8.00%      4,576     8.00%       4,589     8.00%       4,603     8.00%
Excess...............   $10,332     18.40%     $13,950     24.46%    $14,587    25.50%     $15,223    26.54%     $16,731    29.08%

(1)Based upon historical total assets of the Savings Bank of $124.3 million at June 30, 1997, and pro forma equity of $23.15 million, $24.66 million, $26.16 million and $27.89 million at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Valuation Range, respectively, for purposes of the leverage capital requirement; and, for purposes of the risk-based capital requirements, based upon historical risk-weighted assets of $56.15 million at June 30, 1997 and $57.04 million,
 $57.20 million, $57.36 million and of $57.54 million at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Valuation Range, respectively.
(2)The current FDIC leverage capital requirement for savings banks is 6% of total adjusted assets.
(3)Percentage represents tier 1 capital divided by total risk-weighted assets. Assumes net proceeds are invested in assets that carry a 20% risk-weighting.
(4)Percentage represents total capital divided by total risk-weighted assets. Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                     PRO FORMA DATA

      Under the Plan of Conversion, the Conversion Shares must be sold at an aggregate price equal to the estimated pro forma market value of the MHC and the Savings Bank as determined by an independent valuation and converted by multiplying the Appraisal by the MHC's percentage interest in the Savings Bank (51.5%). Based upon this calculation, the Estimated Valuation Range as of September 19, 1997 is from a minimum of $9.69 million to a maximum of $13.11 million with a midpoint of $11.40 million or, at a price per share of $10.00, a minimum number of shares of 969,000, a maximum number of shares of 1,311,000 and a midpoint number of shares of 1,140,000. The actual net proceeds from the sale of the Conversion Shares cannot be determined until the Conversion and Reorganization is completed. However, net proceeds set forth in the following table are based upon the following assumptions: (i) Webb will receive a fee not to exceed $100,000 which consists of a $25,000 management fee and a success fee of 1.5% of the aggregate Purchase Price of the Conversion Shares sold in the Subscription and Direct Community Offerings (see "THE CONVERSION AND REORGANIZATION -- Plan of Distribution for the Subscription, the Direct Community and the Syndicated Community Offerings); (ii) all of the Conversion Shares will be sold in the Subscription and Direct Community Offerings; and
(iii) Conversion and Reorganization expenses, including the fees paid to Webb, will total approximately $475,000 at each of the minimum, midpoint, maximum and 15% above the Estimated Valuation Range. Actual expenses may vary from this estimate, and the fees paid will depend upon the percentages and total number of shares sold in the Subscription, Direct Community and Syndicated Community Offerings and other factors.

      The pro forma consolidated net income of the Savings
Bank for the six months ended June 30, 1997 and for the year ended December 31, 1996 has been calculated as if the Conversion and Reorganization had been consummated at the beginning of each period and the estimated net proceeds received by the Holding Company and the Savings Bank had been invested at 5.88% and 5.83%, respectively, at the beginning of each period, which represents the arithmetic average of the Savings Bank's yield on interest-earning assets and interest-bearing deposits for the year ended December 31, 1996 and for the six month period ended June 30, 1997. As discussed under "USE OF PROCEEDS," the Holding Company expects to retain 50% of the net proceeds of the Conversion Offerings from which it will fund the ESOP loan. A pro forma after-tax return of 3.88% and 3.85% is used for both the Holding Company and the Savings Bank for the periods, after giving effect to an incremental combined federal and state income tax rate of 34.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of Common Stock indicated in the footnotes to the table. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at December 31, 1996 or June 30, 1997, as applicable, but without any adjustment of per share historical or pro forma shareholders' equity to reflect the earnings on the estimated net proceeds.

      The following tables summarize the historical net income and retained earnings of the Savings Bank and the pro forma consolidated net income and shareholders' equity of the Holding Company for the periods and at the date indicated, based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. No effect has been given to: (i) the shares to be reserved for issuance under the 1997 Stock Option Plan, which is expected to be voted upon by shareholders at a meeting to be held no earlier than six months following consummation of the Conversion and Reorganization; (ii) withdrawals from deposit accounts for the purpose of purchasing Conversion Shares in the Conversion Offerings; (iii) the issuance of shares from authorized but unissued shares to the 1997 MRP, which is expected to be voted upon by shareholders at a meeting to be held no earlier than six months following consummation of the Conversion and Reorganization; or (iv) the establishment of a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- 1997 Stock Option Plan" and "THE CONVERSION AND REORGANIZATION -- Stock Pricing, Exchange Ratio and Number of Shares Issued." Conversion Shares may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amounts of such purchases. Accordingly, the net amount of funds available for investment will be reduced by the amount of deposit withdrawals used to fund such purchases.

      The following pro forma information may not be representative of the financial effects of the Conversion and Reorganization at the date on which the Conversion and Reorganization actually occurs and should not be taken as indicative of future results of operations. Shareholders' equity represents the difference between the stated amounts of consolidated assets and liabilities of the Holding Company computed according to GAAP. Shareholders' equity has not been increased or decreased to reflect the difference between the carrying value of loans and other assets and market value. Shareholders' equity is not intended to represent fair market value nor does it represent amounts that would be available for distribution to shareholders in the event of liquidation.

                         At or For the Six Month Period Ended June 30, 1997
                                                                 15% Above
                         Minimum of   Midpoint of   Maximum of   Maximum of
                         Estimated     Estimated    Estimated    Estimated
                         Valuation     Valuation    Valuation    Valuation
                           Range         Range        Range        Range
                           969,000      1,140,000    1,311,000   1,507,650
                           shares        shares       shares       shares
                         at $10.00     at $10.00    at $10.00     at $10.00
                         Per Share     Per Share    Per Share    Per Share(1)
                                 (In Thousands, Except Per Share Amounts)
Gross proceeds........... $ 9,690       $11,400       $13,110      $15,077
Less: estimated expenses.     475           475           475          475
Estimated net proceeds...   9,215        10,925        12,635       14,602
Less:  Common Stock
  acquired by ESOP.......    (775)         (912)       (1,049)      (1,206)
Less:  Common Stock to be
  acquired by 1997 MRP...    (388)         (456)         (524)        (603)
Add:  Assets consolidated
  from MHC...............     244            244          244          244
  Net proceeds            $ 8,296        $ 9,801      $11,306      $13,037
                          =======        =======      =======      =======

Consolidated net income:
  Historical............. $   361        $   361      $   361      $   361
  Pro forma income on net
    proceeds(2)..........     161            190          219          253
  Pro forma ESOP
    adjustments(3).......     (26)           (30)         (35)         (40)
  Pro forma 1997 MRP
    adjustments(4).......     (26)           (30)         (35)         (40)
    Pro forma net income. $   470        $   491      $   510      $   534
                          =======        =======      =======      =======

Consolidated net income
  per share(5)(6):
  Historical............. $  0.20        $  0.17      $  0.15      $  0.13
  Pro forma income on net
    proceeds.............    0.08           0.08         0.08         0.08
  Pro forma ESOP
    adjustments(3).......   (0.01)         (0.01)       (0.01)       (0.01)
  Pro forma 1997 MRP
    adjustments(4).......   (0.01)         (0.01)       (0.01)       (0.01)
    Pro forma net income
      per share.......... $  0.26        $  0.23      $  0.21      $  0.19
                          =======        =======      =======      =======

Purchase Price as a
  multiple of pro forma
  net income per share(7)   19.23x         21.74x       23.81x       26.32x

Consolidated shareholders'
  equity (book value):
  Historical
  combined(8)...........  $14,770        $14,770      $14,770      $14,770
  Estimated net proceeds.   9,215         10,925       12,635       14,602
  Less:  Common Stock
    acquired by ESOP.....    (775)          (912)      (1,049)      (1,206)
  Less:  Common Stock to
    be acquired by
    1997 MRP(4)..........    (388)          (456)        (524)        (603)
    Pro forma shareholders'
      equity(9).......... $22,822        $24,327      $25,832       $27,563
                          =======        =======      =======       =======

Consolidated shareholders'
  equity per share(6)(10):
  Historical(6)(7)....... $  7.93        $  6.74      $  5.86       $  5.10
  Estimated net proceeds.    4.95           5.00         5.03          5.05
  Less:  Common Stock
    acquired by ESOP.....   (0.42)         (0.42)       (0.42)        (0.42)
  Less:  Common Stock to
    be acquired by 1997
    MRP(4)...............   (0.21)         (0.21)       (0.21)        (0.21)
    1997 Pro forma
      shareholders' equity
      per share(11)...... $ 12.25        $ 11.11       $10.26       $  9.52
                          =======        =======       ======       =======
Purchase Price as a
 percentage of pro forma
 shareholders' equity
 per share...............   81.63%         90.01%       97.46%       105.42%

                               At or For the Year Ended December 31, 1996
                                                                     15% Above
                          Minimum of   Midpoint of   Maximum of   Maximum of
                          Estimated     Estimated    Estimated    Estimated
                          Valuation     Valuation    Valuation    Valuation
                            Range         Range        Range        Range
                            969,000      1,140,000    1,311,000    1,507,650
                            shares        shares       shares       shares
                          at $10.00     at $10.00     at $10.00    at $10.00
                          Per Share     Per Share    Per Share    Per Share(1)
                                 (In Thousands, Except Per Share Amounts)
Gross proceeds........... $ 9,690       $11,400       $13,110      $15,077
Less: estimated expenses.     475           475           475          475
Estimated net proceeds...   9,215        10,925        12,635       14,602
Less:  Common Stock
  acquired by ESOP.......    (775)         (912)       (1,049)      (1,206)
Less:  Common Stock to be
  acquired by 1997 MRP...    (388)         (456)         (524)        (603)
Add:  Assets consolidated
  from MHC...............     244            244          244          244
  Net proceeds            $ 8,296        $ 9,801      $11,306      $13,036
                          =======        =======      =======      =======

Consolidated net income:
  Historical............. $   139        $   139      $   139      $   139
  Pro forma income on net
    proceeds(2)..........     319            377          435          502
  Pro forma ESOP
    adjustments(3).......     (51)           (60)         (69)         (80)
  Pro forma 1997 MRP
    adjustments(4).......     (51)           (60)         (69)         (80)
    Pro forma net income. $   356        $   618      $   658      $   703
                          =======        =======      =======      =======

Consolidated net income
  per share(5)(6):
  Historical............. $  0.08        $  0.07      $  0.06      $  0.05
  Pro forma income on net
    proceeds.............    0.18           0.18         0.18         0.18
  Pro forma ESOP
    adjustments(3).......   (0.03)         (0.03)       (0.03)       (0.03)
  Pro forma 1997 MRP
    adjustments(4).......   (0.03)         (0.03)       (0.03)       (0.03)
    Pro forma net income
      per share.......... $  0.20        $  0.19      $  0.18      $  0.17
                          =======        =======      =======      =======

Purchase Price as a
  multiple of pro forma
  net income per share(7)   50.00x         52.63x       55.56x       58.82x

Consolidated shareholders'
  equity (book value):
  Historical(8)...........$14,412        $14,412      $14,412      $14,412
  Estimated net proceeds.   9,215         10,925       12,635       14,602
  Less:  Common Stock
    acquired by ESOP.....    (775)          (912)      (1,049)      (1,206)
  Less:  Common Stock to
    be acquired by
    1997 MRP(4)..........    (388)          (456)        (524)        (603)
    Pro forma shareholders'
    equity(9)............ $22,464        $23,969      $25,474      $27,205
                          =======        =======      =======      =======

Consolidated shareholders'
  equity per share(6)(10):
  Historical
  combined(6)(7)......... $  7.74        $  6.58      $  5.72      $  4.97
  Estimated net proceeds.    4.96           4.99         5.02         5.04
  Less:  Common Stock
    acquired by ESOP.....   (0.42)         (0.42)       (0.42)       (0.42)
  Less:  Common Stock to
    be acquired by
    1997 MRP(4)..........   (0.21)         (0.21)       (0.21)       (0.21)
    1997 Pro forma
    shareholders'
    equity(11)........... $ 12.07        $ 10.94      $ 10.11       $ 9.38
                          =======        =======      =======       ======

Purchase Price as a
 percentage of pro forma
 shareholders' equity
 per share...............   82.85%         91.41%       97.83%      106.61%

(1)Gives effect to the sale of an additional 196,650 Conversion Shares in the Conversion and Reorganization, which may be issued to cover an increase in the pro forma market value of the MHC and the Savings Bank, as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination by RP Financial that such issuance is compatible with its determination of the estimated pro forma market value of the MHC and the Savings Bank, as converted. See "THE CONVERSION AND REORGANIZATION -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."
(2)No effect has been given to withdrawals from savings accounts for the purpose of purchasing Conversion Shares. Because funds on deposit at the Savings Bank may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of funds available to the Savings Bank for investment following receipt of the net proceeds of the Conversion Offerings will be reduced by the amount of such withdrawals.
(3)It is assumed that 8% of the Conversion Shares issued in the Conversion and Reorganization will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Conversion and Reorganization) from the net proceeds from the Conversion Offerings retained by the Holding
 Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. The Savings Bank intends to make contributions to the ESOP at least equal to the principal and interest requirement of the debt. As the debt is repaid, shareholders' equity will be increased. The Savings Bank's payment of the ESOP debt is based upon equal installments of principal over a 10-year period, assuming a combined federal and state income tax rate of 34.0%.
 Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Savings Bank on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense reflects adoption of Statement of Position ("SOP") 93-6, which requires recognition of expense based upon shares committed to be released and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the Purchase Price. See "MANAGEMENT -- Management of the
 Savings Bank -- Benefits -- Employee Stock Ownership Plan."
(4)In calculating the pro forma effect of the 1997 MRP, it is assumed that the required shareholder approval has been received, that the shares were acquired by the 1997 MRP at the beginning of the periods presented in open market purchases at the Purchase Price, that the amount contributed was amortized during such periods at the rate of 20% per annum, that for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period, and that the combined federal and state income tax rate is 34.0%. The issuance of authorized but unissued shares of Common Stock instead of open market purchases would dilute the voting interests of existing shareholders by approximately 2.04% and pro forma net income per share would be $.20, $.19, $.18 and $.17 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended December 31, 1996, respectively, and $.26, $.23, $.21 and $.19 for the six months ended June 30, 1997, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. Pro forma shareholders' equity per share would be $12.21, $11.04, $10.25 and $9.52 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at December 31, 1996, respectively, and $12.38, $11.23, $10.38 and $9.64 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at June 30, 1997, respectively. In the event the fair market value per share is greater than $10.00 per share on the date shares are awarded under the 1997 MRP, total 1997
 MRP expense would increase. SEE "RISK FACTORS -- Expenses Associated with ESOP and 1997 MRP." No effect has been given to the shares reserved for issuance under the proposed 1997 Stock Option Plan. If shareholders approve the 1997 Stock Option Plan following the Conversion and
 Reorganization, the Holding Company will have reserved for issuance under the 1997 Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the Conversion Shares sold in the Conversion Offerings. If all of the options were exercised, and shares were issued from authorized but unissued shares, the voting and ownership interests of existing shareholders would be diluted by approximately 4.94%. Assuming shareholder approval of the 1997 Stock Option Plan and that all options were exercised at the end of the year ended December 31, 1996 at an exercise price of $10.00 per share, pro forma net earnings per share would be $.21, $.20, $.19 and $.18, respectively, for the year ended December 31, 1996, and pro forma shareholders' equity per share would be $12.14, $11.05, $10.24 and $9.54, respectively, for the year ended December 31, 1996 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. Assuming shareholder approval of the 1997 Stock Option Plan and that all options were exercised at the six months ended June 30, 1997 at an exercise price of $10.00 per share, pro forma net earnings per share would be $.26, $.23, $.21 and $.19, respectively, for the six months ended June 30, 1997, and pro forma shareholders' equity per share would be $12.31, $11.19, $10.37 and $9.65, respectively, for the six months ended June 30, 1997 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "MANAGEMENT -- Management of the Savings Bank --
 Benefits -- 1997 Stock Option Plan" and "-- Benefits -- Management Recognition Plan" and "RISK FACTORS -- Possible Dilutive Effect of Benefit Programs."
(5)Per share amounts are based upon shares outstanding of 1,862,029, 2,190,622, 2,519,215 and 2,897,098 for the year ended December 31, 1996, and for the six months ended
 June 30, 1997, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Such amounts include the Conversion Shares sold in the Conversion and Reorganization, less the number of shares assumed to be held by the ESOP not committed to be released within the first year following the Conversion and Reorganization.
(6)Historical per share amounts have been computed as if the Conversion Shares expected to be issued in the Conversion and Reorganization had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion and Reorganization, the additional ESOP expense or the proposed 1997 MRP expense, as described above.
(7)Per share amounts have been annualized.
(8)Historical book value includes $244,000 of assets held by the MHC, that will be consolidated with the Savings Bank's book value upon consummation of the Conversion and Reorganization.
(9)"Book value" represents the difference between the stated amounts of the Savings Bank's assets and liabilities. The amounts shown do not reflect the liquidation account that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Conversion and Reorganization, or the federal income tax consequences of the restoration to income of the Savings Bank's special bad debt reserves for income tax purposes that would be required in the unlikely event of liquidation. See "THE CONVERSION AND REORGANIZATION -- Effects of Conversion and Reorganization to Stock Form on Depositors and Borrowers of the Savings Bank" and "FEDERAL TAXATION."
 The amounts shown for book value do not represent fair market values or amounts distributable to shareholders in the unlikely event of liquidation.
(10)Per share amounts are based upon shares outstanding of 1,862,029, 2,190,622, 2,519,215 and 2,897,098 at the
 minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(11)Does not represent possible future price appreciation or depreciation of the Common Stock.

              COMMON STOCK TO BE PURCHASED
                OR RECEIVED BY MANAGEMENT

      The following table sets forth, for each director and executive officer and for all of the directors and executive officers as a group, (i) Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of Savings Bank Common Stock as of June 30, 1997, (ii) proposed purchases of Conversion Shares, assuming shares available to satisfy their subscriptions, and
(iii) total shares of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 1,140,000 Conversion Shares are sold at the midpoint of the Estimated Valuation Range. No individual has entered into a binding agreement with respect to such intended purchases, and, therefore, actual purchases could be more or less than indicated below. Directors and executive officers and their associates may not purchase in excess of 33% of the shares sold in the Conversion and Reorganization. Directors, officers and employees will pay the Purchase Price for each share for which they subscribe.

                              Number of
                               Exchange   Proposed Purchase of    Total Common Stock
                              Shares to     Conversion Shares         to be Held
                               be Held                 Number      Number    Percentage
                              (1)(2)(3)    Amount    of shares   of shares    of Total
Vincent J. Fumo(4)              184,305   $     0        0                     8.41%
  Chief Executive Officer
  and Chairman of the Board
Anthony DiSandro                 84,155         0        0                     3.80
  President and Director
Sylvia M. DiBona                 42,159         0        0         42,159      1.19
  Director
James W. Eastwood                11,242
  Director
P. Charles DeRita                 9,066
  Director
James F. Kenney                     181
  Director
Roseanne Pauciello                4,533
  Director and Secretary
Thomas J. Finley                      0
  Director
S. Michael Palermo                    0
  Director
Jane Scaccetti Fumo(4)          184,305         0        0                     8.41
  Director
Alfonso Tumini                        0
  Director
Leonard A. Green                    181
  Director
Gary Polimeno                    16,033
  Vice President
All directors and executive     351,855
  officers as a group
  (13 persons)

(1)Excludes shares that may be received upon the exercise of outstanding stock options granted under the 1995 Stock
 Option Plan.  Based upon the Exchange Ratio of 1.8133
 Exchange Shares for each Public Savings Bank Share at the midpoint of the Estimated Valuation Range, the persons named in the table would have options to purchase Common Stock as follows: Mr. Fumo, 30,088 shares; Mr. DiSandro, 30,088 shares; and Mr. Polimeno, 4,847 shares.
(2)Excludes stock options that may be granted under the 1997 Stock Option Plan and awards that may be granted under 1997 MRP if such plans are approved by shareholders at an annual or special meeting held at least six months following the Conversion and Reorganization. See "MANAGEMENT OF THE
 SAVINGS BANK -- Benefits."
(3)Excludes 76,666 Exchange Shares held by the ESOP as to which Messrs. Fumo and DiSandro exercise voting control.
(4)Vincent Fumo and Jane Scaccetti Fumo are husband and wife. Amount includes, based upon an Exchange Ratio of 1.8133 Exchange Shares for each Public Savings Bank Share at the midpoint of the Estimated Valuation Range, 32,639 shares held through the 401(k) Plan, 12,738 shares held through the Profit Sharing Plan, 77,068 shares held in IRA accounts, 18,425 shares held by the 1995 MRP which have been awarded to Mr. Fumo, 363 shares held by Mrs. Fumo and 544 shares held on behalf of the daughter of Vincent and Jane Scaccetti Fumo.
(*)Less than 1%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS

Business Strategy of the Savings Bank

 The Savings Bank's strategy is to maximize profitability by providing quality deposit and loan products in an efficient manner as a well-capitalized and independent savings bank. Generally, the Savings Bank has sought to implement this strategy by emphasizing retail deposits as its primary source of funds and by maintaining a substantial part of its assets in locally-originated residential first mortgage loans, commercial real estate loans, commercial business loans, construction loans and consumer loans, mortgage-backed securities and other liquid investment securities. The Savings Bank started an expansion of its branch network by opening a branch in Center City Philadelphia on June 14, 1996. The Savings Bank plans further expansion of its branch network in areas contiguous to its current market and then into the suburbs of Philadelphia by opening branch offices or acquiring the branches of other institutions. The Savings Bank is also expanding the operations of TNMC, its mortgage banking subsidiary. Retail mortgage lending is being expanded by maintaining a staff of six commissioned sales people to solicit mortgage loans throughout the Philadelphia metropolitan area and surrounding counties in Pennsylvania, New Jersey and Delaware; wholesale mortgage lending is being expanded by originating, processing and servicing loans for other mortgage companies; alternative mortgage lending is being expanded through telemarketing origination programs for B through D quality paper and FHA streamline programs. See "SUBSIDIARIES." The Savings Bank is increasing loan origination through its existing office network and is increasing origination of other loan products separate from TNMC such as commercial real estate loans, commercial business loans, construction loans and consumer loans. During the six months ended June 30, 1997, loan originations other than residential mortgage loans totalled $14.94 million or 23.76% of originations during the period.

 The Savings Bank's business strategy incorporates the following elements: (1) maintaining the Savings Bank's core customer base in South Philadelphia, (2) expanding its retail banking activities to include other contiguous segments of the metropolitan Philadelphia market; (3) as a component of its regional expansion strategy, expanding its mortgage banking operations through the metropolitan Philadelphia area and the adjacent counties of Pennsylvania, New Jersey and Delaware,
(4) continuing the origination of residential mortgage loans and emphasizing the origination of high quality commercial real estate and business loans and consumer loans; (5) maintaining the Savings Bank's commitment to strong asset quality; (6) managing interest rate risk exposure; and (7) maintaining liquidity and capital in excess of regulatory requirements. As expected, the Savings Bank's expansion strategy has resulted in materially increased operating expenses associated with the lease of the Center City Philadelphia office space, related equipment expense and salary and benefit expenses for personnel expansion. Also as expected, the generation of increased revenues from the new branch and the mortgage banking operation has lagged recognition of these additional expenses.

 In February 1996, the Board of Trustees of Pennsylvania
Savings Bank elected to change the Savings Bank's fiscal year from September 30th to December 31st. The Savings Bank filed a transition report pursuant to Section 13 of the Securities Exchange Act of 1934 for the transition period from October 1, 1995 to December 31, 1995. Due to this change, a portion of the following discussion compares the Savings Bank's results of operations for its fiscal year ended December 31, 1996 to its fiscal year ended September 30, 1995. Management of the Savings Bank does not believe that this timing difference is material to an understanding of the Savings Bank comparative results of operations.

Financial Condition - June 30, 1997 Compared to December 31, 1996

 The Savings Bank's total assets increased $5.87 million or 4.96% from $118.43 million at December 31, 1996 to
$124.30 million at June 30, 1997. The increase in assets was primarily the result of higher levels of investment securities and net loans that were partially offset by a decrease in cash and cash equivalents.

 Net loans increased to $62.14 million at June 30, 1997 from $57.18 million at December 31, 1996. The increase of
$4.96 million, or 8.67%, was the result of modest loan demand for new mortgage loan originations in the Savings Bank's market area during the six month period ended June 30, 1997.

 Total investment securities (including mortgage-backed securities) increased $3.34 million, or 13.40%, to $28.26 million at June 30, 1997, from $24.92 million at December 31, 1996. The increase occurred because the Savings Bank transferred cash and cash equivalents and new deposit funds into higher yielding, one to five year maturity investment securities during the six month period ended June 30, 1997.

 Cash and cash equivalents, including interest-bearing deposits with banks, decreased $2.6 million to $29.02 million at June 30, 1997, from $31.62 million at December 31, 1996. This decrease was the result of cash used for the purchase of investments, capital expenditures and disbursements of loan proceeds net of cash provided from new deposits, maturities of investments and loan payments.

 Total liabilities increased from $104.26 million at December 31, 1996 to $109.77 million at June 30, 1997. This increase of $5.51 million, or 5.28%, reflected an increase in the Savings Bank's primary source of funds, saving deposits, which aggregated $104.44 million at June 30, 1997, an increase of $3.87 million, or 3.85%, from $100.57 million at December 31, 1996.

 Shareholders' equity increased by $360,000, or 2.54%, from $14.17 million at December 31, 1996 to $14.53 million at June 30, 1997. This increase reflects the Savings Bank's earnings for the six months ended June 30, 1997 and an increase of $29,000 in unrealized losses (net of taxes) on investment and mortgage-backed securities held in the Savings Bank's available for sale portfolio.

Results of Operations for the Six Month Period Ended June 30,
1997 and 1996

Average Balance Sheet

 The following table provides an analysis on a monthly basis of net interest income on a tax-equivalent basis, setting forth for the periods (i) average assets, liabilities and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities,
(iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (iv) the Savings Bank's net interest margin (net interest income as a percentage of average total interest-earning assets). The Savings Bank's earnings have depended primarily upon its net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is affected by changes in the mix of the volume and rates of interest-earning assets and interest-earning liabilities.

                                             Six Months Ended June 30,
                                        1997                           1996
                            Average              Yield/    Average              Yield/
                            Balance   Interest    Rate     Balance   Interest    Rate
                                             (Dollars in thousands)
ASSETS
Interest-earning assets:
  Interest-earning
    deposits(1)            $ 28,076   $   655      4.67%  $ 31,198   $    667    4.28%
  Investment securities      21,089       743      7.05%    16,501        491    5.95%
  Mortgage-backed
    securities                5,956       197      6.62%     6,730        223    6.63%
  Net loans                  59,298     2,628      8.86%    55,026      2,486    9.04%
    Total interest-earning
      assets                114,419     4,223      7.38%   109,455      3,867    7.07%
Noninterest-earning
  assets                      5,911                          5,792
    Total assets           $120,330                       $115,247

LIABILITIES
Interest-bearing liabilities:
  Savings deposits         $ 39,086       580      2.97%  $ 38,151        520    2.73%
  Certificates               60,579     1,604      5.30%    53,732      1,507    5.61%
    Total deposits           99,665     2,184      4.38%    91,883      2,027    4.41%
  Borrowed money                -        -                     -         -
    Total interest-
      bearing liabilities    99,665     2,184      4.38%    91,883      2,027    4.41%
Non-interest-bearing
  liabilities                 6,261                          9,266
    Total liabilities       105,926                        101,149
  Shareholders' equity       14,404                         14,098
  Total liabilities and
    shareholders' equity   $120,330                       $115,247
Net interest income                   $ 2,039                        $  1,840
Interest rate spread(2)                            3.00%                         2.66%
Net yield on interest-
  earning assets(3)                                3.56%                         3.36%
Ratio of interest-
  earning assets to
  interest-bearing
  liabilities                                      1.15X                         1.19X
_____________________________

(1)Includes interest-earning deposits with the Federal Home
 Loan Bank of Pittsburgh.

(2)Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)Represents net interest earnings divided by average interest-earning assets.

(4)Yield/rate data is annualized.

Rate/Volume Analysis

 Net interest income is affected by changes in the mix of the volume and sales of interest-earning assets and interest-earning liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Savings Bank's interest income and interest expense during the periods indicated.

                                          Six Months Ended June 30,
                                                1997 vs. 1996
                                             Increase/(Decrease)
                                           Volume    Rate    Total
                                                (In Thousands)
Interest-earning assets:
  Investments(1)..............            $  178    $   62   $  240
  Mortgage-backed securities..               (51)       25      (26)
  Loans(2)....................               378      (236)     142
    Total interest-earning
      assets..................               505      (149)     356

Interest-bearing liabilities:
  Deposits....................               391       (234)    157
  Borrowings..................                -           -       -
    Total interest-bearing
      liabilities.............               391       (234)    157
  Net change in net interest
      income..................           $   114    $    85  $  199
_____________________

(1)Includes interest-earning deposits and investment securities.

(2)Includes non-accrual loans and loans held for resale.

General

 The Savings Bank's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its investments and mortgage-backed securities, other investment securities and loans, and its cost of funds consisting of interest paid on deposits. Although the Savings Bank had no outstanding borrowings from the FHLB of Pittsburgh, at June 30, 1997, the Savings Bank has credit available that it may access in the future. The Savings Bank's net income also is affected by its provisions for loan losses, as well as by the amount of noninterest income, including income from fees and service charges, net gains and losses on sales of mortgage-backed securities and other investments, and noninterest expense such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. Earnings of the Savings Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Savings Bank. In particular, the general level of market interest rates tends to be highly cyclical. In periods of high interest rates, earnings of the Savings Bank are likely to be depressed, which in turn would be likely to have a detrimental effect on the market value of any investment in the Common Stock.

 Net Income. The Savings Bank's net income totaled $361,000 and $478,000 for the six months ended June 30, 1997 and 1996, respectively. This decrease in net income was the result of substantially higher noninterest expense associated with the expansion of the Savings Bank's Center City branch and mortgage banking operations and was partially offset by higher net interest income.

 Interest Income. Total interest income increased by $350,000, or 9.04%, to $4.22 million for the six months ended June 30, 1997, from $3.87 million for the six months ended
June 30, 1996. The increase in interest income resulted largely from an increase of $142,000 in interest earned on loans and a $226,000 increase in income earned on mortgage-backed and investment securities, which were partially offset by a decrease in income earned on deposits. Higher interest income on mortgage-backed and investment securities resulted from an increase in the average balance of investments and the yield on such investments for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

 Interest Expense. Total interest expense increased to $2.18 million for the six months ended June 30, 1997, from $2.03 million for the six months ended June 30, 1996, representing an increase of $150,000 or 7.40% This increase was due to an increase in average deposits of $7.79 million for the six months ended June 30, 1997 as compared to the same period in 1996.

 Provision for Loan Losses. The Savings Bank makes a provision to its allowance for loan losses to protect the Savings Bank against possible but not yet identified losses inherent in the Savings Bank's loan portfolio. This provision is recognized for financial reporting purposes as a reduction of income. In making such provision, management of the Savings Bank considers among other factors, economic trends within its market area, concentration of credit risk and trends affecting the valuation of collateral for the Savings Bank's loan. During the six months ended June 30, 1997 and 1996, the Savings Bank did not have any charge-offs against the allowance for loan losses or provide for any possible loan losses.

 Net Interest Income. Net interest income after the provision for possible loan losses for the six months ended
June 30, 1997, increased to $2.04 million from $1.84 million for the six months ended June 30, 1996, an increase of $200,000, or 10.87%. The Savings Bank's interest rate spread for the six months ended June 30, 1997 was 3.00% as compared to 2.66% for the six months ended June 30, 1996 because the Savings Bank was able to achieve a 31 basis point increase in average yield in the 1997 period compared to the 1996 period while lowering the average rate for the same comparative periods by 3 basis points.

 Noninterest Income. Noninterest income consists of loan fees, service charges, rental income, net gains and losses on sales of investment and mortgage-backed securities and other income. Noninterest income increased by $60,000, or 11.79%, to $569,000 for the six months ended June 30, 1997, from $509,000 for the six months ended June 30, 1996. The principal reason for the increase is a $134,000 increase in loan fees to $351,000 in 1997 from $217,000 in 1996 due to a higher loan origination volume. These loan fees arise as the result of the sale of TNMC-originated mortgages in the secondary market which was offset by a $38,000 decrease in service charges attributable to a major customer of the Savings Bank discontinuing services where its daily excess cash was sent to the Savings Bank and the customer was charged a fee per $1,000. This service began in the last quarter of 1995 and was discontinued in the second quarter of 1996, therefore there were no fees charged for the six months ended June 30, 1997. Noninterest income also was affected by a $38,000 decrease in other income from $60,000 for the six months ended June 30, 1996 to $22,000 for the six months ended June 30, 1997.

 Noninterest Expense. Noninterest expense principally consists of employees' compensation and benefits, deposit insurance premiums and premises and occupancy costs. Noninterest expense increased by $440,000, or 26.83%, to $2.08 million for the six months ended June 30, 1997, from $1.64 million for the six months ended June 30, 1996. The principal reasons for the increase were a $172,000 increase in premises and occupancy costs, a $247,000 increase in compensation and employee benefits, a $31,000 increase in directors' fees, a $17,000 increase in stationery, printing and postage and a $53,000 increase in other expenses, which were partially offset by an $82,000 decrease in federal deposit insurance premiums. Noninterest expense has increased due to costs associated with the Savings Bank's expansion strategy and management expects that noninterest expense will continue to increase as this strategy is implemented.

 Income Taxes. Income tax provisions for the six months ended June 30, 1997 and 1996 of $166,000 and $232,000, respectively, generally reflect the Savings Bank's pre-tax income at rates then in effect.

Financial Condition - December 31, 1996 Compared to September 30,
1995

 The Savings Bank's total assets increased $5.2 million, or 4.59%, from $113.23 million at September 30, 1995 to
$118.43 million at December 31, 1996. The increase in assets was primarily the result of higher levels of cash and cash equivalents, office properties and equipment and net loans which were partially offset by a decrease in investment securities.

 Net loans increased by $4.93 million from $52.25 million at September 30, 1995 to $57.18 million at December 31, 1996. The increase of 9.35% was the result of modest demand for new mortgage loan origination in the Savings Bank's market area.

 Total investment securities (including mortgage-backed securities) decreased $2.73 million, or 9.88%, to $24.91 million at December 31, 1996, from $27.64 million at September 30, 1995. The decrease in investment securities was the result of certain investment securities being called and a U.S. Treasury security maturing during this period.

 Cash and cash equivalents, including interest-bearing deposits with banks, increased $1.84 million to $31.62 million at December 31, 1996, from $29.78 million at September 30, 1995. This increase was the result of cash provided from new deposits, maturities of investments and loan repayments net of cash used for the purchase of investments, capital expenditures and disbursements of loan proceeds.

 Office properties and equipment, net of accumulated depreciation, increased to $1.27 million at December 31, 1996, from $775,000 at September 30, 1995. This increase of $495,000 or 63.87%, is the result of the purchase of furniture and equipment for the new branch and executive offices in Center City
Philadelphia.

 Total liabilities increased from $103.74 million at September 30, 1995 to $104.26 million at December 31, 1996. This $520,000, or .50%, increase resulted primarily from an increase of $5.99 million in total deposits, an increase of $720,000 in securities purchased under agreements to sell and an increase of $356,000 in ESOP debt which was offset by an elimination of a $6.26 million liability for advances for the Savings Bank's stock offering, which was completed on October 20, 1995. The Savings Bank's increase in total deposits was the result of higher levels of certificates of deposit (a 6.18% increase from $52.60 million at September 30, 1995 to $56.21 million at December 31, 1996) and a 5.64% increase in savings accounts to $44.36 million at December 31, 1996 from $41.99 million at September 30, 1995.

 As a result of the MHC Reorganization, the Savings Bank's retained earnings decreased $9.45 million to ($163,000) at December 31, 1996 from $9.61 million at September 30, 1995. Retained earnings were retained by the MHC and not passed through to the Savings Bank after the MHC Conversion. Also, the Savings Bank had $1.19 million, $13.56 million and $14.52 million in common stock, additional paid-in capital and shareholders' equity, respectively, at December 31, 1996. At September 30, 1995, prior to the Savings Bank's conversion, the Savings Bank did not have common stock, paid-in capital, or shareholder's equity.

Results of Operations for the Years Ended December 31, 1996 and
September 30, 1995

Average Balance Sheet

 The following table sets forth on a monthly basis the Savings Bank's net interest income on a tax equivalent basis for the periods indicated.

                              Year Ended December 31,       Year Ended September 30,
                                        1996                           1995
                            Average              Yield/    Average              Yield/
                            Balance   Interest    Rate     Balance   Interest    Rate
                                             (Dollars in thousands)
ASSETS
Interest-earning assets:
  Interest-earning
    deposits(1)            $ 27,803    $1,207     4.34%   $ 24,782    $  818     3.30%
  Investment securities      18,880     1,183     6.27      21,063     1,134     5.38
  Mortgage-backed
    securities                6,494       431     6.64       6,884       493     7.16
  Net loans                  56,048     5,118     9.13      51,259     4,745     9.26
    Total interest-earning
      assets                109,225     7,939     7.27     103,988     7,190     6.91%
Noninterest-earning
  assets                      6,777                          5,756
    Total assets           $116,002                       $109,744

LIABILITIES
Interest-bearing liabilities:
  Savings deposits         $ 40,677     1,122     2.76%   $ 44,277     1,206     2.72%
  Certificates               52,253     2,960     5.66      49,416     2,237     4.53
    Total deposits           92,930     4,082     4.39      93,693     3,443     3.67
    Borrowed money                -         -        -           -         -        -
    Total interest-
      bearing liabilities    92,930     4,082     4.39%     93,693     3,443     3.67%
Noninterest-bearing
  liabilities                 8,904                          6,560
    Total liabilities       101,834                        100,253
Retained earnings or
  shareholders' equity       14,168                          9,491
  Total liabilities and
    retained earnings or
    shareholders' equity   $116,002                       $109,744
Net interest income                    $3,857                         $3,747
Interest rate spread(2)                           2.88%                          3.24%
Net yield on interest-
  earning assets(3)                               3.53%                          3.60%
Ratio of interest-
  earning assets to
  interest-bearing
  liabilities                                     1.18x                          1.11x
_____________________________

(1)Includes interest-earning deposits with the Federal Home
 Loan Bank of Pittsburgh.

(2)Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)Represents net interest earnings divided by average interest-earning assets.

Rate/Volume Analysis

 The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Savings Bank's interest income and interest expense during the periods indicated.

                                            Year Ended   Year Ended
                                          December 31,   September 30,
                                              1996     vs.    1995
                                              Increase/(Decrease)
                                            Volume    Rate    Total
                                                (In Thousands)
Interest-earning assets:
  Investments(1)..............               $ (6)    $444     $438
  Mortgage-backed securities..                (26)     (36)     (62)
  Loans(2)....................                437      (64)     373
    Total interest-earning
      assets..................                405      344      749

Interest-bearing liabilities:
  Deposits....................                 39      600      639
    Borrowings................                  -        -        -
    Total interest-bearing
      liabilities.............                 39      600      639
  Net change in net interest
      income..................               $366    ($256)    $110
_____________________

(1)Includes interest-earning deposits and investment securities.

(2)Includes non-accrual loans and loans held for sale.

Net Income

 The Savings Bank's net income totaled $139,000 and $659,000 for the years ended December 31, 1996 and September 30, 1995, respectively. The decrease in net income was the result of substantially higher non-interest expense associated with the federal deposit insurance assessment to recapitalize the SAIF, the Savings Bank's Center City branch expansion, the move of the executive offices from South Philadelphia to Center City, Philadelphia and the expansion of the mortgage banking operations and was partially offset by higher net interest income and noninterest income.

 Interest Income. Total interest income increased by $750,000, or 10.43%, to $7.94 million for the year ended
December 31, 1996, from $7.19 million for the year ended September 30, 1995. This reflected a $5.24 million, or 5.04% increase in average interest-earning assets, and 36 basis point increase in average yield on interest-earning assets. The increase in average interest-earning assets was comprised of a $3.02 million increase in average interest-earning deposits and a $4.79 million increase in average net loans. The increase in net loans resulted from modest loan demand in the Savings Bank's market area. The increase in interest-earning assets generally reflected management's strategy of pursuing moderate growth while maintaining adequate margins over minimum required capital levels.

 Interest Expense. Total interest expense increased to $4.08 million for the year ended December 31, 1996, from $3.44 million for the year ended September 30, 1995, representing an increase of $640,000, or 18.6%. Higher interest expense resulted from a $760,000 decrease in average-interest bearing liabilities but a shift in deposit composition including a $2.84 million increase in average certificates of deposit and a $3.60 million decrease in average savings deposits. Customers indicated a preference for the certificates of deposit, which had an average yield increase of 113 basis points, over savings accounts, which had an average yield increase of only 4 basis points. As a result, the yield on all interest-bearing liabilities increased 72 basis points. Despite the decline in savings account deposits, the Savings Bank attracts a significant portion of its deposits from its passbook product. Management's experience is that its customer base still finds the traditional passbook savings account attractive even though higher yields may be available from alternative deposit products. Accordingly, the Savings Bank prices its passbook product above its large commercial bank competitors. As a result, the Savings Bank has been able to fund operations with a significant percentage of passbook savings accounts and thereby achieve a comparatively low cost of funds. However, in 1996 as market interest rates rose and alternative deposit products began to pay higher yields, the relative price inelasticity of the Savings Bank's passbook accounts diminished. Accordingly, the Savings Bank was forced to increase rates on passbook accounts which resulted in compression of its interest rate spread from 3.24% for the year ended September 30, 1995 to 2.88% for the year ended December 31, 1996.

 Provision for Loan Losses. The Savings Bank makes a provision to its allowance for loan losses to protect the Savings Bank against possible but not yet identified losses inherent in the Savings Bank's loan portfolio. This provision is recognized for financial reporting purposes as a reduction of income. In making such provision, management of the Savings Bank considers, among other factors, economic trends within its market area, concentrations of credit risk and trends affecting the valuation of collateral for the Savings Bank's loans. For the years ended December 31, 1996 and September 30, 1995, the Savings Bank had charge-offs against the allowance for loan losses of $133,000 and $27,000, reflecting write-offs on several different loans. During such period, the Savings Bank provided $133,000 and $27,000, respectively, for possible loan losses in order to protect against possible future losses.

 Net Interest Income. Net interest income after the provision for possible loan losses for the year ended
December 31, 1996, of $3.72 million remained unchanged compared to the year ended September 30, 1995.
 Noninterest Income. Noninterest income consists of fees and charges and net gains and losses on sales of investment and mortgage-backed securities. Noninterest income increased by $54,000, or 5.65%, to $1.01 million for the year ended
December 31, 1996 from $956,000 for the year ended September 30, 1995. The principal reasons for the increase in noninterest income were a $16,000 increase in rental income and a $300,000 increase in service charges attributable to a major customer of the Savings Bank requiring additional services where its daily excess cash is sent to the Savings Bank and the customer is charged a fee per $1,000. This service began in the last calendar quarter of 1995; therefore there were no fees charged prior to September 30, 1995. The increase in noninterest income was offset by a decrease in other income of $245,000.

 Noninterest Expense. Noninterest expense principally consists of employees' compensation and benefits, deposit insurance premiums and occupancy and equipment costs. Non-interest expense increased by $820,000, or 22.90%, to $4.40 million for the year ended December 31, 1996, from $3.58 million for the year ended September 30, 1995. The principal reasons for the increase were a $534,000 increase in federal insurance premiums due to the FDIC's one-time assessment to recapitalize the SAIF, a $128,000 increase in premises and occupancy costs due to the opening of the new Center City Branch and relocation of the executive offices in June 1996 and a $107,000 increase in expenses of real estate owned and a $71,000 increase in noninterest expense.

 Income Taxes. Income tax provisions for the years ended December 31, 1996 and September 30, 1995 of $201,000 and $433,000, respectively, generally reflect the Savings Bank's pre-tax income at rates then in effect, except that a $59,000 and $33,000 deferred tax expense as a result of timing differences in the recognition of revenue and expenses for tax and financial statement purposes were realized in the December 31, 1996 and September 30, 1995 period, respectively.

Liquidity and Capital Resources

 The Savings Bank is required to maintain a sufficient level of liquid assets, as determined by management and defined and reviewed for adequacy by the FDIC during its regular examinations. The FDIC, however, does not prescribe by regulation a minimum amount or percentage of liquid assets. The FDIC allows any marketable security, whose sale would not impair the capital adequacy of the Savings Bank, to be eligible for liquidity. The Savings Bank's liquidity is quantified through the use of a standard liquidity ratio of liquid assets (cash and cash equivalents, investment securities available-for-sale, mortgage-backed securities available-for-sale and Federal Home Loan Bank stock) to short-term borrowings plus deposits. Using this formula, the Savings Bank's liquidity ratio was 36.44% as of June 30, 1997. The Savings Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows and loan commitments. The Savings Bank also adjusts liquidity as appropriate to meet its asset/liability management objectives.

 The Savings Bank's primary source of funds are deposits, the amortization and prepayment of loans and mortgage-backed securities, maturities of investments securities and earnings provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rate levels, economic conditions and competition. The Savings Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Savings Bank invests excess funds in short-term, interest-earning assets and other assets that provide liquidity to meet lending requirements and interest rate risk management objectives. Short-term, interest-earning deposits with the FHLB of Pittsburgh amounted to $27.60 million at June 30, 1997. For additional information about cash flows from the Savings Bank's operating, financing and investment activities, see "CONSOLIDATED FINANCIAL STATEMENTS."

 A major portion of the Savings Bank's liquidity consists of cash and cash equivalents, which are a product of its operating investment and financing activities. The primary sources of cash were net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts.

Asset/Liability Management and Interest Rate Sensitivity Analysis

 Interest rate risk may be analyzed by examining the extent to which an institution's assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or re-pricing within a specific time period and the amount of interest-bearing liabilities maturing or re-pricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

 The Savings Bank's portfolio of adjustable rate loans constituted only 9.98% of the total loan portfolio at June 30, 1997. Accordingly, the Savings Bank's policy in recent years has been to reduce its exposure to interest rate risk by maintaining high asset liquidity through the purchase of short-term or adjustable-rate investment securities and mortgage-backed securities. Although this requires the Savings Bank to accept lower yields on these assets, it permits the Savings Bank to frequently reinvest proceeds of repayments and maturing securities to take advantage of changing interest rates. As part of its strategy to expand commercial, commercial real estate and consumer lending, the Savings Bank has also experienced growth in short-term loans that re-price more frequently and therefore more closely match the market interest rates.

 Of the Savings Bank's $104.4 million in deposits at June 30, 1997, $45.0 million consisted of deposit accounts that are immediately withdrawable. The Savings Bank nevertheless believes that, based upon historical experience, a substantial portion of these deposits represent inelastic deposits and are not likely to be withdrawn because of changes in interest rates, nor are they likely to re-price as rapidly as changes in market interest rates.

 The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997, that are expected to re-price or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that re-price or mature during a particular period were determined in accordance with the earlier of the term of re-pricing or the contractual term of the asset or liability. Management believes that these assumptions approximate the standards used in the savings industry and considers them appropriate and reasonable.


                                               More than    More Than   More Than    More Than
                                               One Year     Two Years     Three      Five Years
                                  Within One    To Two      To Three     Years To     To Ten      More Than
                                     Year        Years        Years     Five Years     Years       Ten Years     Total
                                                                  (Dollars in thousands)
Interest-earning assets:
  Loans (1)(2)
  Mortgage loans:
    Residential................   $  2,395      $    115    $    365     $  1,563     $  3,794     $32,970      $ 41,202
    Commercial.................        663           826         920        5,005          841       1,553         9,808
    Land and construction
      loans....................      2,406                                                                         2,406
    Consumer loans.............        226           114         428          188           85         -           1,041
    Other loans................      1,285                                                                         1,285
      Total loans..............      6,975         1,055       1,713        6,756        4,720      34,523        55,742
    Mortgage-backed
      securities(3)............        576           509         451          954        3,075        _            5,565
    Mortgage loans held for
      sale.....................      5,620                                                                         5,620
    Investment securities(4)...     19,183         1,000          _            _           _          _           20,183
    Other interest-earning
      assets...................     26,220                                                                        26,220
      Total interest-earning
        assets..................  $ 58,574      $  2,564    $  2,164     $  7,710     $  7,795     $ 34,523     $113,330

Interest-bearing liabilities:
  Transaction accounts.........   $  5,363                                                                      $  5,363
  Money market accounts........      7,710                                                                         7,710
Other savings accounts.......          772                                                                           772
  Passbook accounts(5).........      3,897         3,313       2,816        4,787       11,170           -        25,983
  Certificate of deposit over
     100,000...................      8,277           531         103          400            -           -         9,311
  Certificate of deposit under
     100,000...................     40,994         5,951       2,074        1,204          520            9       50,752
  Repurchase agreement.........      1,824           956         173           -            -            -         2,953
    Total interest-bearing
      liabilities..............   $ 68,837      $ 10,751    $  5,166     $  6,391     $ 11,690     $      9     $102,844

Interest-bearing assets net of
  interest-bearing liabilities.    (10,263)       (8,187)     (3,002)       1,319       (3,895)     34,514        10,486
Cumulative excess (deficiency)
  interest-bearing assets over
  interest-bearing liabilities.    (10,263)      (18,450)    (21,452)     (20,133)     (24,028)     10,486
Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities as a percentage
  of total assets..............     -8.26%       -14.84%     -17.26%      -16.20%      -19.33%       8.44%
_____________________

(1)Net of deferred loan fees and the allowance for loan losses.

(2)Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are contractually due to mature. Fixed-rate loans are included in the period in which they are contractually due to mature.

(3)Reflects the repricing of the underlying loans and/or the expected average life of the mortgage-backed security.

(4)Reflects repricing or contractual maturity.

(5)For passbook accounts, which totalled $25.98 million, or 24.88% of total deposits at June 30, 1997, assumes an annual decay rate of 15% through the fifth year, based upon historical trends.

 Significant shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to re-pricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as some adjustable rate loans, have features that restrict changes in interest rates on a short term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

Impact of Accounting Pronouncements and Regulatory Policies

 Accounting for Employee Stock Ownership Plans. In November 1993 the American Institute of Certified Public Accountants issued SOP 93-6, which requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan and to exclude unallocated shares from earnings per share computations. The effect of SOP 93-6 on net income and book value per share in future periods cannot be predicted due to the uncertainty of the fair value of the shares at the time they will be committed to be released. See "PRO FORMA DATA."

 Accounting for Stock-Based Compensation.  In October 1995,
FASB issued SFAS No. 123. This statement encourages all entities to adopt a fair value-based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting had been applied.

 Generally, stock options issued under the 1995 Stock Option
Plan have no intrinsic value at the grant date, and under APB Opinion No. 25, no compensation cost is recognized for them. The accounting requirements of this statement are generally effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of this statement are generally effective for financial statements for fiscal years beginning after December 15, 1995. It is anticipated that the Savings Bank will continue its current accounting treatment for stock options and will make the pro forma disclosures prescribed by this Statement.

 Earnings Per Share. SFAS No. 128, "Earnings Per Share," issued in February 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and requires the dual presentation of basic and diluted EPS on the face of the income statement. SFAS No. 128 is effective for the financial statements for the periods ending after December 15, 1997. SFAS No. 128 requires restatement of all prior period EPS data presented. The impact of its adoption is not expected to be material to the Savings Bank.

 Disclosure of Information About Capital Structure.  SFAS
No. 129, "Disclosure of Information About Capital Structure," establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion - 1966," and No. 15, "Earnings Per Share," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to those standards. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of APB Opinions Nos. 10 and 15 and SFAS No. 47. The adoption of the provisions of SFAS No. 129 is not expected to have a material impact on the Savings Bank.

 Disclosure About Comprehensive Income.  SFAS No. 130,
"Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and
(ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

Effect of Inflation and Changing Prices

 The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Savings Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                        BUSINESS

Business of the Holding Company

 General. The Holding Company was organized as a Pennsylvania business corporation at the direction of the Savings Bank on October 3, 1997 for the purpose of becoming a holding company for the Savings Bank upon completion of the Conversion and Reorganization. As a result of the Conversion and Reorganization, the Savings Bank will be a wholly-owned subsidiary of the Holding Company and all of the issued and outstanding capital stock of the Savings Bank will be owned by the Holding Company.

 Business. Prior to the Conversion and Reorganization, the Holding Company has not and will not engage in any significant activities other than that of an organizational nature. Upon completion of the Conversion and Reorganization, the Holding Company's primary business activity will be the ownership of the outstanding capital stock of the Savings Bank. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

 Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Savings Bank.

 Because the Holding Company will only hold the outstanding capital stock of the Savings Bank upon consummation of the Conversion and Reorganization, the competitive conditions applicable to the Holding Company will be the same as those confronting the Savings Bank. See "BUSINESS -- Business of the Savings Bank -- Competition."

Business of the Savings Bank

 General. The Savings Bank is a Pennsylvania-chartered stock savings bank headquartered in Philadelphia, Pennsylvania. The Savings Bank is a community-oriented institution offering traditional deposit and loan products and which operates six full-service offices. Five of these offices are located in Philadelphia, Pennsylvania and one of these offices is located in Glenside, Montgomery County, Pennsylvania.

 In February 1996, the Board of Trustees of Pennsylvania Savings Bank elected to change the Savings Bank's fiscal year from September 30th to December 31st. The Savings Bank filed a Transition report pursuant to Section 13 of the Securities Exchange Act of 1934 for the transition period from October 1, 1995 to December 31, 1995.

 At June 30, 1997, the Savings Bank had total assets of
$124.30 million, total deposits of $104.44 million and shareholders' equity of $14.53 million.

 The Savings Bank is primarily engaged in the business of attracting deposits from the general public in the Savings Bank's market area and investing such deposits in loans secured by one- to four-family residential real estate, commercial real estate loans, commercial business loans, construction loans and investment and mortgage-backed securities. The Savings Bank's deposits are insured by the SAIF of the FDIC to the extent that such deposits were assumed from the mutual savings bank in the MHC Reorganization. Deposits accepted by the Savings Bank after the MHC Reorganization are insured by the FDIC's BIF, up to applicable limits.

 The Savings Bank has focused its lending activities primarily on the origination of loans secured by first mortgages on owner-occupied, one-to four-family residences for retention in the Savings Bank's portfolio. The Savings Bank has expanded origination of one-to four-family residential mortgage loans for resale in the secondary market through expansion of its mortgage banking operations. The Savings Bank also originates construction loans, commercial real estate loans, commercial business loans, and multifamily real estate loans which together totalled 21.81% of the Savings Bank's total loans at June 30, 1997. To a lesser extent, the Savings Bank and its subsidiaries originate consumer loans, including home equity, second mortgage, and other consumer loans.

 The Savings Bank's principal sources of funds are deposits and the principal and interest payments on loans, investment securities and mortgage-backed securities. The Savings Bank has available credit with the FHLB of Pittsburgh which it may draw upon in the future. The principal source of income is interest received from loans, investment securities and mortgage-backed securities. The Savings Bank's principal expenses are the interest paid on deposits and operating expenses such as employee compensation and benefits, occupancy expenses and deposit insurance premiums.

Lending Activities

 General. Historically, the principal lending activity of the Savings Bank has been the origination, for retention in its portfolio, of fixed-rate and, to a much lesser extent, adjustable-rate mortgage loans secured by one-to four-family residential real estate located in its market area. The Savings Bank and its subsidiaries also originate loans secured by multifamily residential and commercial real estate, construction loans, commercial business loans and consumer loans.

 One-to four-family residential mortgage loans originated for resale in the secondary market are underwritten according to standards that conform to FNMA and/or FHLMC guidelines. One-to four-family residential mortgage loans originated and held in portfolio are generally underwritten to conform to secondary market standards but from time to time the Savings Bank does originate non-conforming loans if, in the Savings Bank's judgment, the borrower does not present an unreasonable risk of default. The Savings Bank and TNMC, its mortgage banking subsidiary, have sold residential mortgage loans in the secondary market. The Savings Bank has begun to expand its mortgage banking capabilities through TNMC and anticipates that its origination of loans for sale in the secondary market in Southeastern Pennsylvania, Southern New Jersey and Northern Delaware will increase significantly.

 Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of the Savings Bank's loan portfolio by type of loan as of the dates indicated, including data regarding the portion of the Savings Bank's loans that bear fixed and adjustable interest rates, respectively. TNMC has originated and sold mortgage loans to third party investors within the Savings Bank's financial reporting periods. Such mortgage loans are not reflected in the financial tables and financial statements pertaining to a particular period to the extent that such loans were sold prior to any period end.

                                     At June 30,              At December 31,                    At September 30,
                               1997              1996              1996              1995              1994              1993
                          Amount  Percent   Amount  Percent   Amount  Percent   Amount  Percent   Amount  Percent   Amount  Percent
                                                               (Dollars in thousands)
Real Estate Loans:
  One-to-four family     $47,932   76.24%  $48,074   84.35%  $49,616   85.71%  $44,074   83.27%  $43,290   84.34%  $45,802   86.40%
  Construction loans       2,128    3.38     1,085    1.90       661    1.14       829    1.57       339    0.66       651    1.23
  Five or more family
    residence                711    1.13       665    1.17       654    1.13       508    0.96       405    0.79       412    0.78
  Nonresidential           9,688   15.41     5,609    9.84     5,575    9.63     5,940   11.22     5,819   11.34     5,192    9.79

Commercial Loans           1,190    1.89       594    1.04       368    0.64       602    1.14       780    1.52       236    0.45
Consumer loans(1)          1,218    1.95       964    1.70     1,016    1.75       977    1.84       696    1.36       720    1.36

    Total loans(2)       $62,867  100.00%  $56,991  100.00%  $57,890  100.00%  $52,930  100.00%  $51,329  100.00%  $53,013  100.00%
                         =======  ======   =======  ======   =======  ======   =======  ======   =======  ======   =======  ======
Less:
  Unearned fees and
    discounts            $   456           $   502           $   495           $   464           $     -           $     -
  Undisbursed
    loan proceeds             64                13                 5                 5                24                10
  Allowance for
    loan losses              207               208               207               208               208               187
    Net Loans            $62,140           $56,268           $57,183           $52,253           $51,097           $52,816

Total loans with:
  Fixed rates            $56,594   90.02%  $52,291   91.75%  $53,298   92.07%  $48,673   91.96%  $46,925   91.42%  $48,673   91.81%
  Adjustable rate          6,273    9.98     4,700    8.25     4,592    8.36     4,257    8.04     4,404    8.58     4,340    8.19

    Total loans(2)       $62,867  100.00%  $56,991  100.00%  $57,890  100.00%  $52,930  100.00%  $51,329  100.00%  $53,013  100.00%
                         =======  ======   =======  ======   =======  ======   =======  ======   =======  ======   =======  ======
_____________________

(1)Consists of both secured and unsecured personal loans.

(2)Includes loans originated and held by the Savings Bank's subsidiaries, which amount to $4.6 million at December 31, 1996.

 One-to Four-Family Residential Real Estate Loans. The primary lending activity of the Savings Bank has consisted of the origination for retention in the Savings Bank's portfolio of owner-occupied one-to four-family residential mortgage loans secured by properties located in the Savings Bank's market area. At June 30, 1997, $47.93 million, or 76.24%, of the Savings Bank's total loan portfolio consisted of one-to four-family residential mortgage loans.

 The Savings Bank currently offers one- to four-family residential mortgage loans with terms typically ranging from 10 to 30 years, with either adjustable or fixed interest rates. Originations of fixed-rate mortgage loans versus adjustable-rate mortgage loans are affected by such things as interest rate risk policies, customer preferences and competition. In the Savings Bank's market area borrowers strongly prefer fixed-rate mortgage loans as opposed to adjustable-rate mortgage loans.

 The Savings Bank's fixed-rate loans are generally originated and underwritten according to standards that permit sale in the secondary mortgage market. Secondary mortgage market loans typically conform to FNMA and/or FHLMC guidelines. The Savings Bank has, from time to time, originated loans that do not conform to such secondary market standards. Such nonconforming loans include loans exceeding the maximum loan amounts acceptable to FNMA and FHLMC and loans as to which the Savings Bank's underwriting indicates that the particular borrower does not present an unreasonable risk of default in view of underwriting criteria that differ from secondary mortgage market standards. Whether the Savings Bank can or will sell fixed-rate loans in the secondary market, however, depends on a number of factors including the yield and the term of the loan, market conditions, and the Savings Bank's current interest rate risk position. The Savings Bank has primarily been a portfolio lender, and at any one time the Savings Bank holds only a nominal amount of loans for immediate sale.

 The Savings Bank's one-to four-family mortgage loans are amortized on a monthly basis with principal and interest due each month. One- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

 The Savings Bank currently offers adjustable-rate mortgage loans with initial interest rate adjustment periods of one and three years, based on changes in a designated market index.
After the initial interest rate adjustment, each adjustable-rate mortgage loan adjusts either annually or every third year within a periodic interest rate adjustment limit of 200 basis points and within a maximum interest rate adjustment limit of 600 basis points above the initial rate. Adjustable-rate mortgage loans are currently priced at a fixed margin above the weekly average yield on United States Treasury securities adjusted to a constant term to maturity of one year (or three years in the case of loans with three year interest rate adjustment periods), as published by the Federal Reserve. The Savings Bank originates adjustable-rate mortgage loans with initially discounted rates, which vary depending upon market conditions and whether the initial rate adjustment period is one or three years. Adjustable-rate loans represented 9.98% of the Savings Bank's total loan portfolio at June 30, 1997 due to the difficulty of originating adjustable rate mortgage loans in the Savings Bank's primary market.

 The Savings Bank's one- to four-family residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the Savings Bank the right to declare a loan immediately due and payable in the event, among other things, that the Borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on the Savings Bank's fixed-rate mortgage loan portfolio, and the Savings Bank has usually exercised its rights under these clauses.

 Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Appraisals are performed by appraisers approved by the Savings Bank's Board of Trustees. Such regulations permit a maximum loan-to-value ratio of 95% for residential property and 80% for all other real estate loans. The Savings Bank's lending policies limit the maximum loan-to-value ratio on both fixed-rate and adjustable-rate mortgage loans without private mortgage insurance to 80% of the lesser of the appraised value or the purchase price of the real estate that serves as collateral for the loan. For one- to four-family real estate loans with loan-to-value ratios in excess of 80%, the Savings Bank requires the borrower to obtain private mortgage insurance. The Savings Bank requires fire and casualty insurance, as well as title insurance on all properties securing real estate loans made by the Savings Bank.

 Construction Loans. The Savings Bank's loan portfolio included $2.13 million of construction loans at June 30, 1997, which amounted to 3.38% of the Savings Bank's total loan portfolio. The Savings Bank offers fixed and adjustable rate residential construction loans primarily for the construction of owner-occupied one-to four-family residences in the Savings Bank's market area to builders or to owners who have a contract for construction. Construction loans to owners are generally structured to become permanent loans, and are originated with terms up to 30 years with an allowance of up to one year for construction.

 Construction lending generally involves a greater degree of credit risk than other one- to four-family residential mortgage lending. The repayment of the construction loan is often dependent upon the successful completion of the construction project. Construction delays or the inability of the borrower to sell the property once construction is completed may impair the borrower's ability to repay the loan.

 Five or More Family Residential Real Estate Loans. Loans secured by five or more family residential real estate constituted approximately $711,000, or 1.13%, of the Savings Bank's total loan portfolio at June 30, 1997. The Savings Bank's five or more family residential real estate loans are secured by residence buildings with over 4 family units, which are generally rental properties. At June 30, 1997, all of the Savings Bank's five or more family residential real estate loans were secured by properties located within the Savings Bank's market area. The Savings Bank's largest five or more family residential real estate loan at June 30, 1997, had a principal balance of approximately $200,000.

 Five or more family residential real estate loans are offered with both adjustable interest rates and fixed interest rates. The terms of each five or more family residential real estate loan are negotiated on a case-by-case basis. The Savings Bank generally makes five or more family residential real estate loans up to 80% of the lesser of property cost or the appraised value of the mortgaged property. Loans secured by five or more family residential real estate generally involve a greater degree of credit risk than one-to four-family residential mortgage loans. This increased credit risk is a result of several factors, including the concentration of larger balances in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by five or more family residential real estate is typically dependent upon the successful operation of related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

 Nonresidential Real Estate Loans. Loans secured by nonresidential real estate constituted approximately
$9.69 million, or 15.41%, of the Savings Bank's total loan portfolio at June 30, 1997. The Savings Bank's nonresidential real estate loans are secured by nonresidential properties such as retail establishments, office buildings, and industrial buildings. The Savings Bank also originates nonresidential real estate loans through its subsidiary, PSA Financial Corp. See "SUBSIDIARIES." A significant portion of the Savings Bank's nonresidential real estate loans are secured by properties located within the Savings Bank's market area. The Savings Bank's largest nonresidential real estate loan had a principal balance of approximately $1.20 million at June 30, 1997, and was secured by a business property in the Savings Bank's market area.

 Nonresidential real estate loans are offered with both adjustable interest rates and fixed interest rates. The terms of each nonresidential real estate loan are negotiated on a case-by-case basis. The Savings Bank generally makes nonresidential real estate loans up to 75% of the lesser of property cost or the appraised value of the mortgaged property. As in the case of five or more family loans, nonresidential real estate loans generally involve a greater degree of credit risk than one-to four-family residential mortgage loans and carry larger loan balances. This increased credit risk results from the concentration of principal in a more limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring nonresidential loans. The repayment of loans secured by nonresidential real estate is typically dependent upon the success of the related business operation. If the cash flow from the business is impaired, the borrower's ability to repay the loan may also be impaired.

 Commercial Loans. The Savings Bank currently offers commercial loans to finance various activities in the Philadelphia metropolitan area, some of which are secured in part by additional real estate collateral, such as business property and/or personal residences. The Savings Bank originates commercial loans through its subsidiary, PSA Financial Corp. See "SUBSIDIARIES." At June 30, 1997, commercial loans totalled approximately $1.19 million or 1.89% of the total loan portfolio. Commercial loans are offered with either adjustable or fixed interest rates. Adjustable rates are tied to the Savings Bank's prime rate plus a margin.

 Underwriting standards employed by the Bank for commercial loans include a determination of the applicant's ability to met existing obligations and payments on the proposed loan from normal cash flows generated by the applicant's business. The financial strength of each applicant also is assessed through a review of financial statements provided by the applicant. Commercial loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business. The Savings Bank generally obtains personal guarantees from the borrower or a third party as a condition to originating its commercial loans.

 Consumer Loans. As of June 30, 1997, consumer loans totalled $1.22 million, or 1.95%, of the Savings Bank's total loan portfolio. The principal types of consumer loans offered by the Savings Bank are home equity loans and lines of credit, unsecured personal loans, and loans secured by deposit accounts. The Savings Bank's subsidiary, PSA Consumer Discount Company, offers secured and unsecured personal loans. See "SUBSIDIARIES." Consumer loans are offered with maturities generally of less than ten years. The Savings Bank's home equity loans and lines of credit are secured by the borrower's principal residence with a maximum loan-to-value ratio, including the principal balances of both the first and second mortgage loans, of 80% in the case of home equity loans and 70% in the case of lines of credit. Such loans are offered on both a fixed-rate and an adjustable-rate basis with terms of up to fifteen years.

 The underwriting standards employed by the Savings Bank for consumer loans include a determination of the applicant's credit history and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount, and in the case of home equity loans or lines of credit, the Savings Bank either obtains title insurance or obtains a title search report, depending on the particular loan.

 Consumer loans entail greater credit risk than do residential first mortgage loans, particularly in the case of consumer loan that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. See "-- Delinquencies and Classified Assets - Nonperforming Assets," "-- Loans Past Due and Nonperforming Assets," and "-- Classification of Assets" for information regarding the Savings Bank's loan loss experience and reserve policy.

Mortgage Banking Operations

 Through its subsidiary, TNMC, the Savings Bank has conducted a mortgage banking operation since 1989. Mortgage banking consists primarily of the origination, purchase, sale and servicing of first mortgage loans secured by one-to-four family homes. Such loans are sold either as individual loans, as mortgage-backed securities, or as participation certificates issued or guaranteed by FNMA or FHLMC. Loans may be sold either on a servicing retained or servicing released basis.

 As of June 30, 1997, the Savings Bank's equity investment in
TNMC totaled ($89,000).  For the six months ended June 30, 1997,
TNMC's loan originations totaled $6.4 million and net loss totaled ($66,000).

 The Savings Bank plans to expand into the Philadelphia metropolitan market, including counties of New Jersey and Delaware, because management believes this market is more accustomed to obtaining mortgages from mortgage brokers as well as directly from banks and thrifts. The Savings Bank has implemented a strategy in this area to expand TNMC's operations in order to increase the origination of loans for sale in the secondary market and for its own portfolio and the expansion of its servicing portfolio.

 The Savings Bank expects that it will serve as the principal funding source for TNMC pursuant to a credit arrangement between the parties. TNMC originates loans in accordance with FNMA and FHLMC underwriting criteria or the criteria of private investors.

 In the past, TNMC has sold loans on a servicing released basis, but, as origination volume increases, the Savings Bank is establishing loan servicing capabilities and TNMC expects to sell servicing to the Savings Bank. Loan servicing income provides a predictable source of fee income and servicing values are generally countercyclical to the origination side of the mortgage banking business.

 Because mortgage originations fluctuate significantly with economic conditions, mortgage banking revenues are very cyclical. To the extent TNMC revenues and profits become, as expected, a significant component of the Savings Bank's consolidated revenues and net income, earnings of the Savings Bank could fluctuate materially.

 Loan Maturity and Re-pricing Schedule. The following table set forth the maturity or period of re-pricing of the Savings Bank's loan portfolio at June 30, 1997. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Adjustable and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

                                                                Amounts at June 30, 1997
                                                              Multi-               Consumer
                                                 One to    Family and                 and
                                                  Four     Commercial   Construc-  Commercial   Total
                                                 Family   Real Estate    tion      Business    Loans
                                                                      (In thousands)
                    Amounts due:
                      Non-accrual               $ 1,111   $   313      $  -       $   -       $ 1,424
                      Within one year             8,015       941       2,128      1,594       12,678

                    After one year:
                      1-3 years                     479     1,746         -          541        2,766
                      3 to 5 years                1,563     5,005         -          188        6,756
                      5 to 10 years               3,794       841         -           85        4,720
                      Over 10 years              32,970     1,553         -           -        34,523


                        Total due after one
                          year                    38,806    9,145         -          814       48,765

                        Total amount             $47,932  $10,399      $2,128     $2,408      $62,867

   Loan Origination, Purchase and Sale Schedule. The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                            For the six months ended       For the year ended       For the years ended
                                  June 30,                    December 31,             September 30,
                             1997             1996                 1996              1995         1994
Total net loans receivable
at beginning of period      $57,183          $54,318             $54,791            $51,097      $52,815

Originations
  Real estate loans          12,850           10,135              20,062               8661        14041
  Consumer and commercial
    business loans            1,234              402               1,033                951          398
    Total loan originations  14,084           10,537              21,095              9,822       14,439

Loans purchased                   0                0                   0                  0            0

Principal repayments
  and sales of loans         (9,166)          (8,587)            (18,872)            (8,447)     (16,193)

Increase (decrease)
  in loans in process            59                                  (31)               (19)          14

Increase (decrease) in
  allowance for loan losses       0                0                   0                  0           21

Net increase (decrease)
  in loans                    4,957            1,950               2,392              1,156       (1,718)

Total net loans receivable
  at end of period          $62,140          $56,268             $57,183            $52,253      $51,097

 Loans-to-One Borrower. Savings banks are subject to the same loans-to-one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). As of June 30, 1997, the Savings Bank's largest loan to one borrower consisted of six loans to one borrower. Of the six loans, three loans were commercial loans which had an aggregate outstanding balance of $607,000, one loan was a consumer loan with an outstanding balance of $26,000 and two loans were construction loans with an aggregate outstanding balance of $1.3 million at June 30, 1997.

Delinquencies and Classified Assets

 Collection Procedures. The Savings Bank's collection procedures provide that when a mortgage loan is unpaid within its grace period (either ten or fifteen days depending on the loan), a late notice will be sent to the borrower requesting payment.
If delinquency continues for approximately fifteen days, then a second notice may be sent and contact efforts are attempted to strengthen the collection process and obtain reasons for the delinquency. Plans to arrange a repayment plan may be made. If a loan becomes two months delinquent, the property is inspected in anticipation of foreclosure, a collection letter is sent, personal contact may be attempted, and the loan becomes subject to possible legal action if suitable arrangements to repay have not been made. In addition, the borrower is given information regarding consumer counseling services, to the extent required by regulations of the PDOB, or the Pennsylvania Department of Housing and Urban Development. When a loan continues in a delinquent status for 60 to 90 days and a repayment schedule has not been made or kept by the borrower, generally a notice of intent to foreclose is sent to the borrower, giving 30 days to cure the delinquency. If the default is not cured, foreclosure proceedings are initiated.

 Nonperforming Assets. Loans are reviewed on a regular basis and are placed on a nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans with a delinquency of 12 months are placed on nonaccrual status unless the value of the mortgaged property well exceeds the loan balance. Similarly, commercial mortgage loans that are three months delinquent will be placed on nonaccrual status unless the value of the collateral well exceeds the loan balance and the loan is in the process of collection. Consumer and unsecured loans are placed on nonaccrual upon becoming three months delinquent. No adjustment is made for interest accrued and unpaid at the time a loan is placed on nonaccrual status. Interest is discontinued and income is subsequently recognized only to the extent that cash payments are received, or until in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

 Real estate acquired by the Savings Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as REO until such time as it is sold. In addition to REO acquired in the above described manner, the Savings Bank includes in REO loans that qualify as "in-substance foreclosures." In order to qualify as an in-substance foreclosure, the debtor must have little or no equity in the collateral considering its fair value, proceeds for repayment can be expected to come only from the operation or sale of the collateral, and the debtor has either abandoned control of the collateral or has retained control but cannot be expected to rebuild equity in the collateral in the foreseeable future. When real estate is acquired through foreclosure, by deed in lieu of foreclosure, or through in-substance foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings. At June 30, 1997, the Savings Bank had approximately $467,000 of property acquired as a result of foreclosure.

 At June 30, 1997, the Savings Bank had nonperforming loans of $2.89 million, and a ratio of nonperforming loans to total loans of 4.63%. Of the total nonperforming loans, $2.1 million are single-family residential mortgage loans. At June 30, 1997, the Savings Bank had nonperforming assets of $3.35 million and a ratio of nonperforming assets to total assets of 2.70%.

 Loans Past Due and Nonperforming Assets. The following table sets forth information regarding the Savings Bank's loans 90 days or more past due, loans 90 days or more past due and accruing interest, and real estate acquired or deemed acquired by foreclosure at the dates indicated. For all the dates indicated, the Savings Bank did not have any material restructured loans within the meaning of SFAS No. 15.

                                                At June 30,      At December 31,             At September 30,
                                               1997     1996      1996     1995      1995     1994     1993     1992

                                                                      (Dollars in thousands)
Loans past due 90 days or more as to
  interest or principal and
  accruing interest                           $1,461   $1,993    $2,009   $1,645    $1,565   $1,417   $1,167   $1,174
Nonaccrual loans(1)                            1,424      667       770      607       770      738      344      645
Loans restructured to provide a reduction
  or deferral of interest principal                -        -         -        -         -        -        -        -
Total nonperforming loans                      2,885    2,660     2,779    2,252     2,335    2,155    1,511    1,819
Real estate owned (REO)                          467      449       465      528       482      330      486      163
Total nonperforming assets                    $3,352   $3,109    $3,244   $2,780    $2,817   $2,486   $1,997   $1,982


Nonperforming loans to total loans              4.63%    4.67%     4.84%    4.13%     4.41%    4.20%   2.85%     3.71%
Nonperforming assets to total assets            2.70     2.56      2.74     2.43      2.47     2.49    2.07      2.17
Allowance for loan losses to total loans        0.33     0.37      0.36     0.38      0.39     0.41    0.35      0.38
Allowance for loan losses to nonperforming
  loans                                         7.18     7.82      7.45     9.24      8.91     9.65   12.38     10.28
Allowance for loan losses to nonperforming
  assets                                        6.18     6.69      6.38     7.48      7.38     8.37    9.36      9.43
Net charge-offs as a percentage of total
  loans                                            -        -      0.23     0.19      0.05        -       -         -

(1)Except in the case of residential and commercial real estate loans, the Savings Bank classifies as nonperforming all loans three months or more delinquent.

 During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995 and for the year ended
September 30, 1995, gross interest income of approximately $220,000, $175,000, $158,000, and $157,000, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the related periods. No interest income on nonaccrual loans was included in income during such periods.

 In May 1993, the FASB issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. In October 1994, the FASB issued SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure," that amends SFAS
No. 114 and eliminates its provision regarding how a creditor should report income on an impaired loan. Originally, SFAS
No. 114 would have required creditors to apply one of two allowable methods. As a result of the amendment, creditors may now continue to use existing methods for recognizing income on impaired loans, including methods that are required by certain industry regulators. SFAS No. 114 and SFAS No. 118 were adopted by Savings Bank beginning January 1, 1996. The effect of SFAS No. 114 and SFAS No. 118 on the Savings Bank was not significant.

 Classification of Assets. The Savings Bank's policies, consistent with regulatory guidelines, provide for the classification of loans and other assets such as debt and equity securities, considered to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. At June 30, 1997, the Savings Bank had $1.4 million of substandard loans and $1.7 million of "special mention" loans.

 When a savings bank classifies problem assets as either substandard or doubtful, it is required to establish general valuation allowances or "loss reserves" in an amount deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings bank classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge off such amount. A savings bank's determination as to the classification of its assets and the amount of its valuation allowance is subject to review by its regulatory agencies, which can order the establishment of additional general or specific loss allowances. The Savings Bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

 At June 30, 1997, the Savings Bank had no foreign loans and no loan concentrations exceeding 10% of total loans in the table "Analysis of Loan Portfolio." Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

 Potential problem loans consist of loans that are included in performing loans, but for which potential credit problems of the borrowers have caused management to have serious doubts as to the ability of such borrowers to continue to comply with present repayment terms. At June 30, 1997, loans past due between 30 and 89 days that are not included in the preceding table totalled $121,000.

 Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the known and inherent risks in its loan portfolio and current economic conditions. Accordingly, the Savings Bank consistently applies a methodology to determine both the adequacy of the allowance for loan losses and the necessary provision for loan losses to be charged against earnings. This methodology includes:

 - a detailed review of all classified assets to determine if any specific reserve allocations (which includes impaired loans) are required on an individual loan basis.

 - the application of reserve allocations to all criticized and classified assets, based upon allocation percentages, with an "olem" (other loans especially mentioned), substandard or doubtful rating.

 - the application of reserve allocations to installment and mortgage loans based upon historical charge-off experience for those loan types.

 - the application of reserve allocations to all performing loans based upon historical actual losses incurred from all loan review categories.

 The Savings Bank provided $0, $132,000 and $27,000 to its allowance for loan losses for the six months ended June 30, 1997 and for the years ended December 31, 1996 and September 30, 1995, respectively. At June 30, 1997, the total allowance was $207,000, which amounted to 6.18% of nonperforming assets. The Savings Bank will continue to monitor and modify the level of its allowance for loan losses in order to maintain it at a level that management considers adequate to provide for potential loan losses. As the Savings Bank continues to diversify its loan portfolio and thereby its methodology the allowance for loan losses may increase. For the six months ended June 30, 1997 and the years ended December 31, 1996 and September 30, 1995, respectively, the Savings Bank had $0, $133,000 and $27,000 in charge-offs against this allowance.

 Analysis of the Allowance For Loan Losses. The following table sets forth the analysis of the allowance for loan losses for the periods indicated.


                               Six Months      Year Ended        Years Ended
                             Ended June 30,   December 31,      September 30,
                             1997    1996         1996       1995   1994   1993
                                                 (Dollars in thousands)
Allowance, beginning of
  period                     $207    $208         $208       $208   $187   $187
Total charge-offs              --      --          133         27      -      -
Total recoveries               --      --            -          -      -      -
  Net charge-offs
   (recoveries)               --      --           133         27      -      -
Provision charged to
  operations                   --      --          132         27     21      -
Allowance, end of period     $207    $208         $207       $208   $208   $187

Charge-offs (recoveries) to
  average loans              0.00%   0.00%        0.23%     0.05%  0.00%  0.00%
Allowance for loan losses
  as a percentage of
  period-end loans           0.33%   0.37%        0.36%     0.39%  0.41%  0.35%

 Allocation of Allowance for Loan Losses. The following table sets forth the allocation of allowance for loan losses by loan category for the periods indicated.

                                       At June 30,                         At December 31,             At September 30,
                                 1997               1996               1996               1995               1995
                           Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                                                              (Dollars in thousands)
Residential including
  multifamily real estate   $105     80.75%   $139      87.42%    $150     87.98%    $152     85.01%    $150     85.80%
Commercial real estate
  and commercial business     97      17.3      56      10.88       44     10.27       39     13.10       39     12.36
Consumer                       5      1.95      13       1.70       13      1.75       17      1.89       16      1.84
Unallocated                                                          -         -        -         -        3         -

    Total                   $207       100%   $208        100%    $207    100.00%    $208    100.00%    $208    100.00%

_____________________

(1)Represents percentage in each category to total loans.

Investment Activities

 The Savings Bank's investment portfolio is comprised of mortgage-backed securities, investment securities, and cash and cash equivalents. The carrying value of the Savings Bank's investment securities and mortgaged-backed securities portfolio totalled $28.26 million at June 30, 1997 compared to $24.92 million at December 31, 1996. The Savings Bank's cash and cash equivalents, consisting of cash and due from banks, and interest-earning deposits with other financial institutions, totalled $29.02 million at June 30, 1997 compared to $31.62 million at December 31, 1996, an increase of $2.6 million or 8.96%. The majority of the Savings Bank's mortgage-backed securities are issued or guaranteed by the United States Government or agencies thereof. At June 30, 1997, mortgage-backed securities totalled $5.72 million. The majority of this amount represents securities that were issued or guaranteed by either FNMA, FHLMC or the Government National Mortgage Association ("GNMA"). The Savings Bank historically maintains high levels of interest-earning deposits as part of its strategy for meeting liquidity requirements and improving interest sensitivity.

 The Savings Bank is required under federal regulations to maintain a minimum amount of liquid assets that may be invested in specified short term securities and certain other investments. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." The Bank generally has maintained a portfolio of liquid assets that exceeds regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short-term demand for funds to be used in the Savings Bank's loan origination and other activities.

 Pursuant to SFAS No. 115, which the Savings Bank adopted in 1994, the Savings Bank classifies its investment securities and mortgage-backed securities as either held-to-maturity, available for sale or trading. Available for sale and trading securities are carried at market value, while held-to-maturity securities are carried at amortized cost. At June 30, 1997, $19.79 million of the Savings Bank's investment securities and mortgaged-backed securities were classified held-to-maturity and $8.47 million of the Savings Bank's investment securities and mortgaged-backed securities were classified available for sale. The Savings Bank did not carry any trading securities at June 30, 1997.

 The Savings Bank's Board of Trustees has also adopted an investment policy which identifies acceptable types of investments for the Savings Bank and establishes criteria to guide management in classifying investments as prescribed by SFAS No. 115. The policy also authorizes the Savings Bank's investment officer to make single investments of up to $1 million. Under the investment policy the Savings Bank may invest in certain AAA rated derivative securities. As of June 30, 1997, the fair value of collateralized mortgage obligations held by the Savings Bank was $176,000. The Savings Bank may not invest in high-risk collateralized mortgage obligations ("CMOs") and the Savings Bank's investment officer must periodically analyze the risk of any CMO held by the Savings Bank to determine that such securities are not within the high-risk category.

 Carrying and Market Value of Investment and Mortgage-Backed Securities. The following table sets forth certain information regarding the carrying and market values of the Savings Bank's investment securities and mortgage-backed securities in the Savings Bank's held-to-maturity portfolio for the periods indicated.

                                                      Held to Maturity
                                                       At June 30,
                                                        1997
                                                   Gross     Gross
                                         Amor-    Unreal-   Unreal-
                                         tized     ized      ized       Fair
                                          Cost     Gains    Losses     Value
                                                    (In Thousands)
Investment Securities:
  Investment in mutual funds            $    --   $    --   $    --  $     --
Debt:
  FHLB................................   13,215        --        36   13,179
  FNMA................................    3,000         3        --    3,003
  FHLMC...............................    1,000        --        --    1,000
    Total Debt Securities.............   17,215         3        36   17,182

Mortgage-backed securities:
  GNMA................................    2,272        91        --    2,363
  CMO.................................      177        --         1      176
  FHLMC...............................      125        12         -      137
    Total mortgage-backed securities
      held to maturity................    2,574       103         1    2,676
    Total securities held to maturity.  $19,789      $106    $   37  $19,858

                                                 Held to Maturity
                                                  At December 31,
                                                      1996
                                                   Gross     Gross
                                         Amor-    Unreal-   Unreal-
                                         tized     ized      ized       Fair
                                          Cost     Gains    Losses     Value
                                                    (In Thousands)
Investment Securities:
  Investment in mutual funds            $    --     $ --      $--     $   --
Debt:
  FHLB................................    8,000       --       32      7,968
  FNMA................................    2,999        4       --      3,003
  FHLMC...............................    1,000       --       --      1,000
  Federal Farm Credit.................      657       --       --        657
    Total Debt Securities.............   12,656        4       32     12,628

Mortgage-backed securities:
  GNMA................................    2,355       90       --      2,445
  CMO.................................      227       --        3        224
  FHLMC...............................      166       16       --        182
    Total mortgage-backed securities
      held to maturity................    2,748      106        3      2,851
    Total securities held to maturity.  $15,404     $110      $35    $15,479
                                        =======     ====      ===    =======

      The following table presents the estimated fair value of investment securities and mortgage-backed securities available for sale and the net unrealized gain or loss at the periods indicated:


                                              Available for Sale
                                                June 30, 1997
                                              Gross        Gross
                                Amortized   Unrealized   Unrealized    Fair
                                   Cost        Gains       Losses      Value
                                              (In thousands)
Investment Securities:
  Equity:
    Investment in mutual funds   $  2,354    $       6   $       --    $2,360
  Debt:
    FHLB Notes                      2,000           --           10     1,990
    SLMA                            1,000           --           22       978
      Total debt securities
        available for sale          3,000           --           32     2,968

Mortgage-backed Securities
  FNMA                              2,497           --          126     2,371
  FHLMC                               786           --           13       773
      Total mortgage-backed
        securities available
        for sale                    3,283           --          139     3,144

      Total available-for-sale
        securities               $  8,637    $       6    $     171    $8,472


                                              Available for Sale
                                              December 31, 1996
                                  Amor-        Gross        Gross
                                  tized     Unrealized   Unrealized    Fair
                                   Cost        Gains       Losses      Value
                                                (In thousands)
Investment Securities:
  Equity:
    Investment in mutual funds    $2,305        $47         $ --      $2,352
  Debt:
    FHLB Notes                     3,000         --           15       2,985
    SLMA                           1,000         --           21         979
      Total debt securities
        available for sale         4,000         --           36       3,964

Mortgage-backed Securities:
  FNMA                             2,530         --          110       2,420
  FHLMC                              792         --           18         774
      Total mortgage-backed
        securities available
        for sale                   3,322         --          128       3,194

      Total available-for-sale
        securities                $9,627       $ 47         $164      $9,510

 Investment Portfolio Maturities. The following table sets forth the scheduled maturities, carrying values, and weighted average yields for the Savings Bank's investment securities and mortgage-backed securities portfolios classified as being held to maturity and available for sale at June 30, 1997. Adjustable-rate, mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.


                                                                         At June 30, 1997
                                In one year         After one year      After five years
                                  or less           to five years         to ten years        Over ten years
                                                                     (Dollars in thousands)
                                                                                                                 No stated
                             Carrying   Average   Carrying   Average   Carrying   Average   Carrying   Average   Maturity
                               Value     Yield      Value     Yield      Value     Yield      Value     Yield     or Rate     Total
Held to maturity:
  Investment securities       $16,215    7.49%     $1,000     5.82%     $   --       --      $   --       --      $   --     17,215
Mortgage-backed securities        177    6.00          --        -%         --       --%      2,397     8.36%         --      2,574
    Total held to maturity    $16,392    6.75%     $1,000     5.82%     $   --       --%     $2,397     8.36%     $         $19,789
                              =======    ====      ======     ====      ======     ====      ======     ====      ======    =======
Available for sale:
  Investment securities       $ 3,000    6.06%     $   --       --      $   --       --      $   --       --      $2,354     $5,354
  Mortgage-backed securities       --       --      3,283     5.25%         --       --          --       --          --      3,283
    Total held to maturity    $ 3,000    6.06%     $3,283     5.25%     $                    $                    $2,354     $8,637
                              =======    ====      ======     ====      ======     ====      ======     ====      ======     ======

Sources of Funds

 General.  Deposits are the major source of the Savings
Bank's funds for lending and other investment purposes. In addition to deposits, the Savings Bank derives funds from the amortization and prepayment of loans and mortgage-backed securities, the maturity of investment securities, operations and, if needed, advances from the FHLB. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

 Deposits. Consumer and commercial deposits are attracted principally from within the Savings Bank's market area through the offering of a broad selection of deposit instruments including checking accounts, passbook savings accounts, statement savings accounts, money market deposit accounts, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the period of time during which the funds must remain on deposit, and the interest rate, among other factors. The Savings Bank regularly evaluates its internal cost of funds, surveys rates offered by competing institutions, reviews the Savings Bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. The Savings Bank does not obtain deposits through brokers, nor does it solicit funds outside its market area.

 The Savings Bank's deposit pricing strategy seeks to retain passbook savings deposit accounts as an important funding source. Management's experience is that its customer base finds the traditional passbook savings account attractive even though higher yields may be available from alternative deposit products. Accordingly, the Savings Bank typically prices its passbook product above its large commercial bank competitors whose pricing strategy is designed for a larger and more diverse market.

 The following table sets forth the savings account activities for the Savings Bank for the periods indicated.

                                    Six Months Ended June 30,    Year Ended December 31,        Years Ended September 30,
                                        1997         1996                 1996                  1995       1994      1993
                                                                     (In thousands)
      Increase before interest
        credited                      $1,999       $4,180               $  527                  $3,187    $  587     $  794
      Interest credited                1,863        1,771                3,571                   3,437     3,038      3,152
        Net deposit increase          $3,862       $5,951               $4,098                  $6,624    $3,625     $3,946

 The following tables set forth the composition of savings deposits in the various types of savings accounts offered by the Savings Bank between the dates indicated.

                                                            At June 30,
                                                1997                             1996
                                                         Weighted                        Weighted
                                                          Average                         Average
                                                % of      Nominal               % of      Nominal
                                    Balance   Deposits     Rate     Balance   Deposits     Rate
                                                             (Dollars in thousands)
Savings deposit accounts          $ 28,118      26.92%     2.49%   $ 31,126    30.39%      2.50%
NOW accounts                         9,176       8.79      1.09      12,151    11.86       0.66
Money market accounts                7,710       7.38      3.63       5,740     5.60       3.57
Retail certificate of deposit       54,147      51.85      5.41      49,683    48.51       5.31
Jumbo certificates of deposit(1)     5,286       5.06%     5.72%      3,727     3.64       5.52%
  Total deposits                  $104,437     100.00%             $102,427   100.00%
                                  ========     ======              ========   ======
                                           At December 31,                 At September 30,
                                                 1996                            1995
                                                         Weighted                        Weighted
                                                          Average                        Average
                                                % of      Nominal               % of     Nominal
                                    Balance   Deposits     Rate     Balance   Deposits     Rate
                                                           (Dollars in thousands)
Savings deposit accounts           $ 28,992     28.83%     2.49%    $33,263     34.63%     3.00%
NOW accounts                          9,105      9.05      1.09       3,845      4.00      1.04
Money market accounts                 6,266      6.23      3.63       4,884      5.08      3.61
Retail certificate of deposit        50,175     49.89      5.41      49,243     51.27      5.55
Jumbo certificates of deposit(1)      6,036      6.00      5.72%      4,818      5.02      5.62%
  Total deposits                   $100,574    100.00%              $96,053    100.00%
                                   ========    ======               =======    ======

_____________________
(1)Includes only certificates of deposit of greater than $100,000 bearing negotiated rates.

 Time Deposit Maturities. The following table sets forth the amount and maturities of time deposits at June 30, 1997.

                                            Period to Maturity from
                                                 June 30, 1997
                        Within One          One to
                           Year           Three Years          Thereafter          Total
                                                        (Dollars in thousands)
4.00% -    Less          $   350            $  246               $    4          $   600
4.001% -   6.000%         45,940             7,037                2,116           55,093
6.001% -   8.000%          2,064             1,306                  284            3,654
8.001% -  10.000%             36                25                   25               86
10.001% - 99.999%              -                 -                   -                 -
  Total                  $48,390            $8,614               $2,429          $59,433
                         =======            ======               ======          =======

 Large Certificates of Deposit Maturities. The following table indicates the amount of the Savings Bank's certificates of deposit of $100,000 or more by time remaining until maturity at June 30, 1997.

                                              Certificates
       Maturity Period                        of Deposit
                                             (In thousands)

       One year or less                          $8,277
       Over one year though two years            $  530
       Over two years through three years        $  104
       Over three years through five years       $  400
       Over five years through ten years         $   --
       Over ten years                                --
                                                 $9,311

Borrowings

 Savings deposits are the primary source of funds for the Savings Bank's lending and investment activities and for its general business purposes. If the need arises, the Savings Bank may rely upon advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At June 30, 1997, the Savings Bank had no FHLB advances outstanding.

Market Area and Competition

 The Savings Bank's market area includes the Philadelphia and metropolitan area and all counties contiguous thereto as well as counties of New Jersey and Delaware. This area has a large concentration of financial institutions, many of which are significantly larger and have greater financial resources than the Savings Bank, and all of which are competitors of the Savings Bank to varying degrees. As a result, the Savings Bank encounters strong competition both in attracting deposits and in originating real estate and other loans. Its most direct competition for deposits has come historically from commercial banks, brokerage houses, other savings associations and credit unions in its market area, and the Savings Bank expects continued strong competition from such financial institutions in the foreseeable future. The Savings Bank's market area includes branches of several commercial banks that are substantially larger than the Savings Bank. The Savings Bank competes for savings deposits by offering depositors a high level of personal service.

 The competition for real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings institutions. This competition for loans has increased substantially in recent years as a result of the large number of institutions competing in the Savings Bank's market area, as well as the increased efforts by commercial banks to expand mortgage loan originations.

 The Savings Bank competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors that affect competition include general and local economic conditions, interest rate levels and volatility of the mortgage markets.

Subsidiaries

 The Savings Bank owns three direct subsidiaries and one indirect subsidiary. See "Business of the Savings Bank -- Mortgage Banking Activities." TNMC is engaged in a mortgage banking business. See "Business of the Savings Bank -- Mortgage Banking Operations" and "RISK FACTORS -- Interest Rate Risk." PSA Service Corp. conducts real estate appraisals, processes credit applications and provides other services in connection with the origination of loans. PSA Financial Corp. primarily originates business loans and commercial real estate loans. Its subsidiary, PSA Consumer Discount Company, primarily originates consumer loans.

Personnel

 As of June 30, 1997, the Savings Bank had 50 full-time and no part-time employees. None of the Savings Bank's employees are represented by a collective bargaining group. The Savings Bank believes its relationship with its employees to be good.

Legal Proceedings

 Periodically, there have been various claims and lawsuits involving the Savings Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Savings Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Savings Bank's business. The Savings Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Savings Bank.

Properties

 As of June 30, 1997, the Savings Bank conducted operations through an executive/administrative office, six, (6) full-service offices and a branch administrative office. The Savings Bank owns five (5) of the six (6) full-service offices and the branch administrative office. The Savings Bank is leasing its Center City Philadelphia full-service office and executive office for a term of eleven years.

Environmental Matters

 Environmental hazards have become a source of substantial risk and potential liability in the loan portfolios of financial institutions. If a property securing one or more of an institutions loans is environmentally contaminated, the institution may be adversely affected in several different ways. The value of the collateral could be impaired, environmental clean-up costs may impair the borrower's repayment ability, liens held by the institution against the contaminated property may be subordinated to state and/or federal liens securing clean-up costs, and the institution against the contaminated property may be subordinated to state and/or federal liens securing clean-up costs if it has foreclosed on the property or if it is deemed to have become involved in management of the borrower. To minimize these risks, the Savings Bank may require an environmental examination of the property of any borrower or prospective borrower if consideration of the potential loss to the Savings Bank in relation to the burdens to the borrower. The costs of such examinations and reports are generally the responsibility of the borrower. These costs may be substantial and may deter a prospective borrower from entering into a loan transaction with the Savings Bank. The Savings Bank is not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding which is likely to have a material adverse impact on the financial condition or results of operations of the Savings Bank. See "Business of the Savings Bank -- Mortgage Banking Activities."

                       REGULATION

General

 The Savings Bank is a Pennsylvania-chartered stock savings bank and its deposit accounts are insured up to applicable limits by the FDIC under the SAIF (to the extent such deposits were assumed from the Savings Bank's mutual savings bank predecessor) or the BIF (in the case of other insured deposits). The Savings Bank is subject to extensive regulation by the PDOB, as its chartering agency, and by the FDIC, as its primary federal regulator and deposit insurer. The Savings Bank must file reports with the PDOB and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to engaging in certain activities and transactions including, but not limited to, mergers and acquisitions. The PDOB and the FDIC periodically examine the Savings Bank to assess its compliance with various regulatory requirements. State and federal regulation and supervision create a framework within which the Savings Bank must operate and are intended primarily for the protection of the FDIC insurance funds and depositors rather than shareholders.

 The MHC, as a mutual savings bank holding company, is also required to file certain reports with the FRB and to comply with other rules and regulations of the FRB. Regulatory authorities possess extensive discretion in connection with their supervisory and enforcement activities and in connection with their examination policies, including policies regarding the classification of assets and the adequacy of loan loss reserves. Any change in regulatory policy by the PDOB, the FRB, or the FDIC could have a material adverse impact on the MHC, the Savings Bank and their operations. Certain of the regulatory requirements applicable to the Savings Bank and to the MHC are referred to below or elsewhere herein.

Regulation of the Holding Company

 General. The MHC is, and the Holding Company will be, a bank holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended. As a bank holding company, the Holding Company's activities and those of its subsidiary are limited to the business of banking and activities closely related or incidental to banking, and the Holding Company may not directly or indirectly acquire the ownership or control or more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve.

 The Savings Bank is subject to supervision and examination by applicable federal and state banking agencies. The Savings Bank is a member of the Federal Reserve System, and therefore, subject to the regulations of the Federal Reserve. The Savings Bank is also a Pennsylvania-chartered bank subject to supervision and regulation by the PDOB.

 In addition, because the deposits of the Savings Bank are insured by the FDIC, the Savings Bank is subject to regulation by the FDIC. The Savings Bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and imitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Savings Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve in attempting to control the money supply an credit availability in order to influence the economy.

 Holding Company Structure. The Savings Bank is subject to restrictions under federal law which limit its ability to transfer funds to the Holding Company, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by the Savings Bank to the Holding Company are generally limited in amount to 10% of the Savings Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts, and all transactions are required to be on an arm's length basis. The Savings Bank has never made any loan or extension of credit to the Holding Company nor has it purchased any assets from the Holding Company.

 Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to the Savings Bank and to commit resources to support the Savings Bank, i.e., to downstream funds to the Savings Bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Any capital loans by a bank holding company to the Savings Bank are subordinate in right of payment to deposits and to certain other indebtedness of the Savings Bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of the Savings Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Regulation of the Savings Bank

 Pennsylvania Savings Bank Law. The Savings Bank is incorporated under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"). The Banking Code contains detailed provisions governing the Bank's organization, the location of its offices, the rights and responsibilities of its trustees, officers, employees, depositors and shareholders, and its savings, investment and other operations. The Banking Code delegates extensive rulemaking power and administrative discretion to the PDOB.

 The PDOB generally examines each savings bank not less frequently than once every two years. Although the PDOB may accept the examinations and reports of the FDIC in lieu of the PDOB's examination, the current practice is for the PDOB to conduct individual examinations. The PDOB may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, employee or attorney of a savings bank engaged in an objectionable activity, after the PDOB has ordered the activity to be terminated, to show cause at a hearing before the PDOB why such person should not be removed.

 Interstate Acquisitions. The Commonwealth of Pennsylvania has enacted legislation regarding the acquisition of commercial banks, bank holding companies, savings banks and savings and loan associations located in Pennsylvania by institutions located outside of Pennsylvania. The statute dealing with savings institutions authorizes (i) a savings bank, savings and loan association or holding company thereof located in another state (a "foreign institution") to acquire the voting stock of, merge or consolidate with, or purchase assets and assume liabilities of, a Pennsylvania-chartered savings bank and (ii) the establishment of branches in Pennsylvania by foreign institutions, in each case subject to certain conditions including (A) reciprocal legislation in the state in which the foreign institution seeking entry into Pennsylvania is located permitting comparable entry by Pennsylvania savings institutions and (B) approval by the PDOB. Pennsylvania law also provides for nationwide branching by Pennsylvania-chartered savings banks and savings and loan associations, subject to the PDOB's approval and certain other conditions.

 On September 29, 1994, the United States Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), which amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The Interstate Banking Law currently allows the acquisition by a bank holding company of a bank located in another state, interstate bank mergers and branch purchase and assumption transactions. Only a few states have "opted-out" of the merger and purchase and assumption provisions by enacting laws that specifically prohibit such interstate transactions.

 Pursuant to the Interstate Banking Law, states may also enact legislation to allow for de novo interstate branching by out of state banks.

 Capital Maintenance. FDIC regulations require FDIC-insured state-chartered savings banks, such as the Savings Bank, to maintain minimum levels of capital. The regulations establish a minimum leverage capital requirement of not less than 3% Tier 1 capital to total assets for institutions in the strongest financial and managerial condition, with a CAMEL rating of "1" (the highest rating of the FDIC for banks). For all other banks, the minimum leverage ratio is at least 4% to 5%. Tier I capital consists principally of common shareholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships.

 The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier 1 capital plus supplementary (Tier 2) capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

 Tier 2 capital includes certain perpetual preferred stock, hybrid capital instruments, including certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and a limited amount of the general allowance for loan and lease losses. The amount of the allowance for loan and lease losses includable in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets and 100% of Tier 1 capital. Overall, the amount of capital counted toward Tier 2 capital cannot exceed 100% of Tier 1 capital. At June 30, 1997, the Savings Bank met its capital requirements.

 FDICIA requires the Federal banking agencies to revise their risk-based capital guidelines to, among other things, take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. The agencies have adopted a specific rule applicable to institutions whose investment portfolio trading activity exceeds 10% of total assets or $1 billion. The Savings Bank is not subject to this rule.
The agencies have stated that they will also consider the effects of market and credit risk and nontraditional activities on a case-by-case basis, and could impose higher capital requirements on any institution.

 Virtually identical capital requirements are imposed on the Holding Company and enforced by the FRB. The Savings Bank is also subject to PDOB capital guidelines. Although not adopted in regulation form, the PDOB utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.

 Insurance of Deposit Accounts. The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and further assigns such institution to one of three subgroups within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10.00% or greater, a Tier 1 capital to risk-based assets ratio of 6% or greater, and a Tier 1 leverage ratio of 5.0% or greater, are assigned to the well-capitalized group. As of December 31, 1996, the Savings Bank was well capitalized for purposes of calculating insurance assessments.

 On September 30, 1996, the President signed into law the Omnibus Appropriations' Act that includes legislation to capitalize the Savings Association Insurance Fund with a one-time special assessment. The special assessment was paid on the amount of SAIF-assessable deposits held by the institution as of March 31, 1995 and the amount of any SAIF assessable deposits acquired by the institution after that date. The Savings Bank recognized an expense of $567,000 in the third quarter of 1996. Since the SAIF was deemed recapitalized as of October 1, 1996, the FDIC also set a new premium range for the fourth quarter of 1996. Consequently, the Savings Bank received a refund of $58,000 for the fourth quarter of 1996. The FDIC approved a final rule establishing a new range of premiums for SAIF and BIF insured deposits effective January 1, 1997. The FDIC calculated deposit insurance assessments at the rate of $0.00 for every $100 of deposits for banks in the lowest risk-based premium category and $0.27 for every $100 of insured deposits for banks in the highest risk-based category. The Savings Bank is presently in the lowest premium category.

 While the Savings Bank presently pays no premium for deposit insurance, it is subject to assessments to pay the interest on Financing Corporation ("FICO") bonds. FICO was created by Congress in 1989 to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds. The Omnibus Budget Act also provided that the BIF deposits would be subject to 1/5 of the assessment to which SAIF deposits are subject for FICO bond payments through 1999. Beginning in 2000, BIF and SAIF deposits will be subject to the same assessment for FICO bonds. The FICO assessment for the Savings Bank for 1997 is $.013 for each $100 of BIF deposits and $.0648 for each $100 of SAIF deposits.

 The Savings Bank was chartered as a BIF-insured institution; however, it will continue to pay premiums to the SAIF at SAIF rates with respect to the deposits that it assumed in the MHC Reorganization. Therefore, substantially all of the Savings Bank's deposits are assessed at SAIF rates.

 Restrictions on Dividends. Dividend payments by the Savings Bank are subject to the Banking Code. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, undivided profits). Under the FDI Act, no dividends may be paid by an insured bank if the bank is in arrears in the payment of any insurance assessment due to the FDIC.

 State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of the Savings Bank to pay dividends.

 Restrictions on Investment Authority of State-Chartered
Banks. Section 24 of the FDI Act, and the FDIC regulations promulgated thereunder, generally limit the activities and equity investments of FDIC insured savings banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted or consented to by the FDIC. FDIC regulations governing the equity investments of FDIC insured savings banks generally prohibit equity investments by such banks and required the divestiture of such investments by December 19, 1996, unless certain conditions are met. The Savings Bank has no impermissible investments and does not conduct impermissible activities. Savings banks not engaging in such activities but that desire to engage in other impermissible activates may apply for approval from the FDIC to do so.

 Transactions with Affiliates. Extensions of credit by the Savings Bank to executive officers, trustees, and principal shareholders and related interests of such persons are subject to Sections 22(g) and 22(h) of the FRA and the Federal Reserve's Regulation O. These rules limit the aggregate amount of loans to any such individual and their related interests, and require that all such loans be pre-approved by the full Board of the Holding Company voting without such person being present. These rules also provide that no institution shall make any loan or extension of credit in any manner to any of such persons, unless such loan or extension of credit is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, does not involve more than the normal risk of repayment or present other unfavorable features, and the institution follows underwriting procedures that are not less stringent than those applicable to comparable transactions by the institution with persons who are not executive officers, trustees, principal shareholders, or employees of the institution. Loans can be made to employees, including executives and trustees, on more favorable terms than to the general public, if all employees are eligible for such preferential terms. Regulation O also sets forth additional limitations on extensions of credit by an institution to its executive officers. Management believes that the Savings Bank is in compliance with Sections 22(g) and 22(h) of the FRA and the Federal Reserve's Regulation O.

 Federal Reserve System. Under Federal Reserve regulations, the Savings Bank is required to maintain noninterest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against net transaction accounts of $52 million or less (subject to adjustment by the Federal Reserve) and $1.56 million plus 10% of net transaction accounts in excess of $52 million. The Savings Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce the Savings Bank's interest-earning assets.

 Federal Home Loan Bank System. As a condition of approval to the Savings Bank's conversion from a state-chartered savings association to a state-chartered savings bank in 1990, the Savings Bank is required to retain its membership in the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Savings Bank, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances
(borrowings) from the FHLB of Pittsburgh, whichever is greater. The Savings Bank is in compliance with this requirement, with an investment in FHLB of Pittsburgh stock at June 30, 1997 of $560,000. FHLB advances must be secured by specified types of collateral and may only be obtained for the purpose of providing funds for residential housing finance.

 The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future FHLB advances increased, the Savings Bank's net interest income would likely also be reduced.

                    FEDERAL TAXATION

 General. Upon consummation of the Conversion and Reorganization, the Holding Company and the Savings Bank will report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Savings Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Savings Bank or the Holding Company.

 Bad Debt Reserve. Historically, savings institutions such as the Savings Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrift") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Savings Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Savings Bank's actual loss experience, or a percentage equal to 8% of the Savings Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to the Savings Bank's loss experience, the Savings Bank generally recognized a bad debt deduction equal to 8% of taxable income.

 The provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996, as amended by the Taxpayer Relief Act of 1997 (for qualifying thrifts which are S corporations)." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Savings Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such the new rules will have no effect on net income or federal income tax expense. For taxable years beginning after December 31, 1995, the Savings Bank's bad debt deduction will be determined under the experience method using a formula based on actual bad debt experience over a period of years or, if the Savings Bank is a "large" association (assets in excess of $500 million) on the basis of net charge-offs during the taxable year. The new rules allow an institution to suspend bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institutions average mortgage lending activity for the six taxable years preceding 1996 adjusted for inflation. For this purpose, only home purchase or home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

 Distributions. To the extent that the Savings Bank makes "nondividend distributions" to the Holding Company, such distributions will be considered to result in distributions from the balance of its bad debt reserve as of December 31, 1987 (or a lesser amount if the Savings Bank's loan portfolio decreased since December 31, 1987) and then from the supplemental reserve for losses on loans ("Excess Distributions"), and an amount based on the Excess Distributions will be included in the Savings Bank's taxable income. Nondividend distributions include distributions in excess of the Savings Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Savings Bank's bad debt reserve. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Savings Bank makes a "nondividend distribution," then approximately one and one-half times the Excess Distribution would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "REGULATION" and "DIVIDEND POLICY" for limits on the payment of dividends by the Savings Bank. The Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

 Corporate Alternative Minimum Tax. The Code imposes a tax on the alternative minimum taxable income ("AMTI") of certain corporations at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which the Savings Bank's adjusted current earnings exceeds its OMIT (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environment tax of 0.12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Savings Bank, whether or not an Alternative Minimum Tax is paid.

 Dividends-Received Deduction. The Holding Company may exclude from its income 100% of dividends received from the Savings Bank as a member of the same affiliated group of corporations which elect to file a consolidated return. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Holding Company and the Savings Bank will not file a consolidated tax return, except that if the Holding Company or the Savings Bank owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted assuming the applicable holding period has been satisfied.

                       MANAGEMENT

Management of the Holding Company

 Directors will be elected by the shareholders of the Holding Company for staggered three-year terms, or until their successors are elected and qualified, at the first annual meeting of shareholders following the consummation of the Conversion and Reorganization. The Holding Company's Board of Directors consists of four persons divided into three classes, each of which contains approximately one third of the Board. One class, consisting of Mr. DiSandro and Ms. Pauciello has a term of office expiring at the first annual meeting of shareholders after their election; a second class, consisting of Mrs. Fumo, has a term of office expiring at the second annual meeting of shareholders after her election; and a third class, consisting of Mr. Fumo, has a term of office expiring at the third annual meeting of shareholders after his election.

 The executive officers of the Holding Company will be elected annually by the Board of Directors and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.
The executive officers of the Holding Company are:

 Name                     Position

 Vincent J. Fumo          Chairman of the Board and
                            Chief Executive Officer

 Anthony DiSandro         President and Director

 Gary Polimeno            Treasurer and Vice President

 Roseanne Pauciello       Corporate Secretary and Director

 Since the formation of the Holding Company, none of the executive officers, directors or other personnel has received remuneration from the Holding Company. For information concerning the principal occupations, employment and compensation of the directors and executive officers of the Holding Company during the past five years, see "MANAGEMENT OF THE SAVINGS
BANK -- Biographical Information."

Management of the Savings Bank

 Directors and Executive Officers. The Savings Bank's Bylaws require that the Board of Trustees of the Savings Bank consist of between seven and twenty members, and that the Board of Trustees shall set the exact number from time to time. The Savings Bank's Board of Trustees has fixed the number of trustees at twelve members. Such Bylaws establish three classes of Trustees of equal size. Trustees are elected for three year terms, with one class to be elected each year.

 The following table sets forth information, as of June 30, 1997, with respect to the directors and executive officers of the Savings Bank.

Class I Trustee (Term expiring 2000)

                             Year
                             First
                            Elected      Principal Occupation
Name/Position        Age   Trustee(1)   During Past Five Years

Class I Trustees:

Sylvia M. DiBona,     42      1997      Chairman and Chief
Trustee                                 Executive Officer of the
                                        William Penn Agency
                                        (insurance agency)

James W. Eastwood,    51      1995      President of Granary
Trustee                                 Associates, Inc.
                                        (hospital development and
                                        consulting firm)

P. Charles DeRita,    86      1995      Vice President and
Trustee                                 Manager of Hallmark
                                        Abstract Co.

Vincent J. Fumo,      54      1995      Chairman and Chief
Chairman and Chief                      Executive Officer of
Executive Officer(2)                    Pennsylvania Savings Bank
                                        and Pennsylvania State
                                        Senator

Class II Trustees (Term expiring 1998):

James F. Kenney,      38      1995      City of Philadelphia
Trustee                                 Councilman since 1992

Roseanne Pauciello,   53      1995      Corporate Secretary of
Trustee and Corporate                   Pennsylvania Savings
Secretary                               Bank; School District of
                                        Philadelphia Home and
                                        School Visitor

Thomas J. Finley,     76      1995      Retired
Jr., Trustee

S. Michael Palermo,   56      1995      Assistant Executive
Trustee                                 Trustee of Pennsylvania
                                        Turnpike Commission

Class III Trustees (Term expiring 1999):

Jane Scaccetti Fumo,  42      1995      Certified Public
Trustee(2)(3)                           Accountant, Drucker &
                                        Scaccetti, P.C.

Alfonso Tumini,       47      1995      Attorney
Trustee

Leonard A. Green,     78      1995      Attorney
Trustee

Anthony DiSandro,     49      1995      President and Chief
Trustee, President                      Operating Officer of
and Chief Operating                     Pennsylvania Savings Bank
Officer
_____________________________

(1)Period indicated excludes service as a trustee of the Bank's predecessors; each Trustee was selected as an initial trustee of the Savings Bank in connection with its incorporation on October 20, 1995.

(2)Vincent J. Fumo and Jane Scaccetti Fumo are husband and wife.

(3)Jane Scaccetti Fumo also serves as a director of Nutrition
 Management Corp., which has a class of securities registered or subject to the Securities Exchange Act of 1934, as amended ("Exchange Act").

Executive Officers Who Are Not Trustees

                            Principal Occupation
   Name/Position     Age   During Past Five Years

Gary Polimeno,        44   Vice President of Pennsylvania Savings
Vice President and         Savings Bank.  Treasurer of
Treasurer                  Pennsylvania Savings Bank since 1994.

Stock Ownership of Management

                              Amount and       Percent of
                               Nature of        Outstanding
    Name of                   Beneficial        Shares of
Beneficial Owner              Ownership        Common Stock

P. Charles DeRita               5,000              0.42%

Sylvia M. DiBona               23,250              1.95%

Anthony DiSandro              105,283(1)           8.69%

James W. Eastwood               6,200              0.52%

Thomas J. Finley, Jr.               0                 0%

Jane Scaccetti Fumo           160,514(2)          13.25%

Vincent J. Fumo               160,514(2)          13.25%

Leonard A. Green                  100               (3)

James F. Kenney                   100               (3)

S. Michael Palermo                  0                 0%

Gary Polimeno                  11,515(4)           0.96%

Roseanne Pauciello              2,500              0.21%

Alfonso Tumini                      0                 0%

All executive officers
  and trustees as a group
  (13 persons)                272,182             22.21%

_____________________________

(1)Amount includes 19,636 shares held indirectly through the 401(k) Plan, 10,000 shares held through the Profit Sharing Plan, 10,160 shares held by the 1995 MRP that have been awarded to Mr. DiSandro, 6,114 shares held by Mr. DiSandro directly and 16,593 shares subject to immediately exercisable options. Also includes 42,280 shares held by the ESOP of which Mr. DiSandro is a trustee.

(2)Vincent Fumo and Jane Scaccetti Fumo are husband and wife. Amount includes 18,000 shares held through the 401(k) Plan, 7,205 shares held through the Profit Sharing Plan, 42,045 held in IRA accounts, 10,161 shares held by the 1995 MRP that have been awarded to Mr. Fumo, 200 shares held by Jane Scaccetti Fumo, 300 shares held on behalf of the daughter of Vincent and Jane Scaccetti Fumo and 16,593 shares subject to immediately exercisable options. Also includes 42,280 shares held by the ESOP of which Mr. Fumo is a trustee.

(3)Represents less than 1/2 of one percent of total shares outstanding.

(4)Includes 7,773 shares held indirectly through the 401(k) Plan, 1,069 shares by the 1995 MRP, and 2,673 shares subject to immediately exercisable options.

Meetings and Committees of the Board of Trustees

 The business of the Savings Bank is conducted at regular and special meetings of the full Board of Trustees and its standing committees. The standing committees consist of the Executive, Asset/Liability Management, Budget, Compensation, Loan, Investment, Strategic Planning, Audit and Nominating Committees. During 1996, the Board of Trustees met at twelve regular meetings. No member of the Board or any committee thereof attended less than 75% of said meetings.

 The Executive Committee of the Board of Trustees consists of Trustee DiSandro, who serves as Chairman, and Trustees Pauciello and Palermo. The Executive Committee meets immediately prior to meetings of the full Board. All significant actions of the Executive Committee are reviewed by the entire Board; however, the Executive Committee has decision-making authority as assigned by the Board, such as loan approval authority up to $350,000.
The Executive Committee met twelve times during 1996.

 The Asset/Liability Committee consists of Vincent J. Fumo, who serves as Chairman, Trustees DiSandro, Eastwood, Jane Scaccetti Fumo and Gary Polimeno, the Savings Bank's Treasurer. This committee meets to review the maturity and repricing of the Savings Bank's assets and liabilities in an effort to manage the Savings Bank's interest rate risk in accordance with the Savings Bank's interest rate risk policy and otherwise reviews the Bank's strategies for interest rate risk management. This committee met three times during 1996.

 The Audit Committee of the Savings Bank consists of Trustee James W. Eastwood, who serves as Chairman, and Trustees Kenney and DiBona. The Audit Committee reviews the Bank's general financial condition and the results of the annual audit. The Audit Committee is authorized to retain the services of outside independent auditors of the Savings Bank. The Audit Committee met eight times in 1996.

 The Nominating Committee consists of Trustee Vincent J.
Fumo, who serves as Chairman, and Trustees Anthony DiSandro, Roseanne Pauciello and Jane Scaccetti Fumo. The Nominating Committee, which met once in 1996, is responsible for selecting and submitting nominees for trustees to the Board at its meeting for the purpose of appointing trustees. Shareholder nominations for trustee must be made in accordance with the Savings Bank's Bylaws (see Nomination and Election of Trustees above).

 The Budget Committee of the Savings Bank consists of Trustee Tumini, who serves as Chairman, and Trustees Kenney and Jane Scaccetti Fumo. The Budget Committee participates in the formulation of the Savings Bank's budget and supervises the Savings Bank's adherence to its budget. The Budget Committee met eight times in 1996.

 The Savings Bank's Strategic Planning Committee consists of Trustee Jane Scaccetti Fumo, who serves as Chairperson, and Trustees DiBona, Green and Pauciello. The Savings Bank's Strategic Planning Committee conducts analyses of the Savings Bank's status and performance to produce recommendations to the Board for strategies for growth and profitability. The Strategic Planning Committee met three times in 1996.

 The Savings Bank's Loan Committee consists of Trustee DiSandro, who serves as Chairman, together with officers Gary Polimeno and Renee D'Orazio. The Loan Committee approves loans of up to $200,000. It submits larger loans to the Executive Committee or the Board of Trustees for approval. The Loan Committee met at least once each month in 1996.

 Trustee Eastwood serves as Chairman of the Savings Bank's
Compensation Committee, which is responsible for establishing and monitoring compensation levels in view of management's performance and coordinating and instituting special compensation plans. Trustees DeRita and Pauciello also serve on the Compensation Committee, which met three times in 1996.

 The Savings Bank's investment portfolio is managed by the Investment Committee. The Investment Committee makes and monitors investments in accordance with the Savings Bank's Investment Policy. Trustee Vincent J. Fumo serves as Investment Committee Chairman, and Trustee DiSandro and officer Gary Polimeno are members. The committee met three times in 1996.

Trustee Compensation

 For the year ended December 31, 1996, trustees were paid
$700 per Board meeting attended. In addition, trustees were paid $350 per committee meeting attended. Directors of the Savings Bank's subsidiaries and affiliates, PSA Financial Corp., PSA Service Corp., PSA Consumer Discount Company, Transnational Mortgage Corp. and PSB Mutual Holding Company, were paid $250, $150, $150, $250 and $200, respectively, per board meeting attended.

Executive Compensation

 The following table sets forth, for the years ended
December 31, 1996 and September 30, 1995 and 1994, certain information as to the total remuneration paid by the Savings Bank to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

                                                                                 Long Term Compensation
                                                 Annual Compensation                     Awards
                                                              Other     All
                                                             Annual    Other
                                                             Compen-  Compen-  Restricted     Securities
                               Fiscal                        sation   sation    Stock         Underlying
Name and Principal Position     Year   Salary(1)    Bonuses  (2)(3)     (4)     Awards(5)       Options
Vincent J. Fumo                 1996    $130,478   $117,500  $40,758  $19,174    10,161         16,593
Chairman and Chief Executive    1995    $142,170   $108,500  $44,171  $25,414
Officer                         1994    $133,966   $107,500  $43,938  $25,404

Anthony DiSandro                1996    $145,782   $125,000  $47,250  $18,263    10,160         16,593
President and Chief Operating   1995    $158,935   $113,500  $49,143  $16,788
Officer                         1994    $150,042   $112,500  $48,882  $15,600

Gary Polimeno                   1996    $ 87,282   $ 45,000  $17,660  $ --        1,069          2,673
Vice President and Treasurer    1995    $ 95,874   $ 45,000  $27,199  $ --
                                1994    $ 92,705   $ 45,000  $26,598  $ --

_____________________________

(1)Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2)Includes trustees fees of $12,200 and $17,100 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 1996, and directors fees paid by the Savings Bank's subsidiaries to Mr. Fumo, Mr. DiSandro and
 Mr. Polimeno of $11,200, $11,200 and $8,400, respectively, for the year ended December 31, 1996.

(3)Includes contributions of $17,358, $18,950 and $9,260 made by the Savings Bank to the accounts of Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, pursuant to the Profit Sharing Plan for the year ended December 31, 1996, contributions of $25,713, $28,028 and $15,131 to the accounts of Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, for fiscal year 1995 and contributions of $25,014, $27,246 and $14,648 for fiscal year 1994. Also includes $2,858, $1,315 and $3,668 in contributions to the accounts of Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, pursuant to the 401(k) Plan for the year ended December 31, 1995 and $3,324, $1,836 and $3,550 contributed to such accounts in fiscal year 1994. During the year ended December 31, 1996, the Savings Bank made no profit sharing or matching contributions to the accounts of Mr. Fumo, Mr. DiSandro, and Mr. Polimeno, respectively; however, the Savings Bank contributed $17,358, $18,950, and $9,260 to the accounts of Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, for that year.

(4)Consists of lease payments paid by the Savings Bank with respect to vehicle provided by the Savings Bank for the executive's use.

(5)Mr. Fumo, Mr. DiSandro and Mr. Polimeno each hold 10,161 shares of restricted stock, 10,160 shares of restricted stock and 1,069 shares of restricted stock, respectively, which, as of September 29, 1997, had a fair market value of $243,864, $243,840 and $25,656, respectively. Of such shares, 5,347, 5,347 and 1,069 shares of each of Messrs. Fumo, DiSandro and Polimeno were awarded at April 30, 1996 and vest at a rate of 20% per year over a five (5) year period and 4,814 and 4,813 shares of each of Messrs. Fumo and DiSandro were granted on December 31, 1996 and vest at a rate of 20% per year over a five (5) year period.

 Employment Agreements. In connection with the MHC Reorganization, the Savings Bank entered into employment agreements (the "Employment Agreements") with Vincent J. Fumo, Chairman and Chief Executive Officer and Anthony DiSandro, President and Chief Operating Officer. Under the terms of his Employment Agreement, Mr. Fumo serves as Chairman and Chief Executive Officer of the MHC and the Savings Bank at a base salary of $130,500. Under the terms of his Employment Agreement, Mr. DiSandro serves as President and Chief Operating Officer of the MHC and the Savings Bank at a base salary of $145,800. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional three years on each anniversary date unless terminated pursuant to its terms by the respective parties.

 Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive's resignation for specified reasons or as a result of his termination by the MHC or the Savings Bank without "Cause" (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment during the term of such agreement following any breach of the Employment Agreement by the Savings Bank or MHC, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive's principal place of employment by more than 30 miles, or (2) if the Savings Bank or the MHC terminates his employment, other than for Cause.

 If either executive becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent
(i) that they will constitute excess parachute payments under
Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), or (ii) not permitted under the Federal Deposit Insurance Act.

Significant Owners of Savings Bank Common Stock

 The following table sets forth, as of September 30, 1997, certain information as to the beneficial ownership of Savings Bank Common Stock by persons known by the Savings Bank who beneficially own more than 5% of the outstanding shares of the Savings Bank Common Stock (the "Significant Owners"). For purposes of this table, an individual is considered to beneficially own shares of Savings Bank Common Stock if he or she has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose of or direct the disposition of the shares). Unless otherwise indicated, all shares are owned directly by the Significant Owners through a trust, corporation or association, or by the Significant Owners or their spouses as custodians or trustee for the shares of minor children. The Significant Owners effectively exercise sole voting and investment power over such shares. Shares that are subject to options that are exercisable within 60 days of August 31, 1997 are deemed to be beneficially owned. For information regarding proposed purchases of Conversion Shares by the Significant Owners and their anticipated ownership of Common Stock upon consummation of the Conversion and Reorganization, see "COMMON STOCK TO BE PURCHASED OR RECEIVED BY MANAGEMENT."

                                                     Amount and    Percent of
                                                      Nature of    Outstanding
                 Name and Address of                 Beneficial     Shares of
Title of Class   Beneficial Ownership                Ownership    Common Stock
Common Stock     PSB Mutual Holding Company            615,250       51.50%
par value        Eleven Penn Center, Suite 2601
$1.00 per        1835 Market Street
share            Philadelphia, Pennsylvania 19103

                 Vincent J. Fumo and                   160,514       13.44%
                 Jane Scaccetti Fumo
                 1818 South 13th Street
                 Philadelphia, Pennsylvania 19148(1)

                 Anthony DiSandro                      105,283        8.81%
                 1071 Welsh Road
                 Philadelphia, Pennsylvania 19115(2)

____________________

(1)Vincent Fumo and Jane Scaccetti Fumo are husband and wife. Amount includes 18,000 shares held through the Savings Bank's Cash or Deferred Profit Sharing Plan (the
 "401(k) Plan"), 7,205 shares held through the Savings Bank's Profit Sharing Plan (the "Profit Sharing Plan"), 42,045 held in IRA accounts, 10,161 shares held by the Pennsylvania Savings Bank Management Recognition Plan (the "MRP") that have been awarded to Mr. Fumo, 200 shares held by Jane Scaccetti Fumo, 300 shares held on behalf of the daughter of Vincent and Jane Scaccetti Fumo and 16,593 shares subject to immediately exercisable options. Also includes
 42,280 shares held by the Pennsylvania Savings Bank Employee Stock Ownership Plan (the "ESOP") of which Mr. Fumo is a trustee.

(2)Amount includes 19,636 shares held indirectly through the 401(k) Plan, 10,000 shares held through the Profit Sharing Plan, 10,160 shares held by the MRP that have been awarded to Mr. DiSandro, 6,114 shares held by Mr. DiSandro directly and 16,593 shares subject to immediately exercisable options. Also includes 42,280 shares held by the ESOP of which Mr. DiSandro is a trustee.

Compensation of Officers and Directors Through Benefit Plans

 Defined Benefit Retirement Plan. The Savings Bank has maintained a noncontributory defined benefit retirement plan ("Retirement Plan"). Under the terms of the Retirement Plan, all employees age 21 or older who have worked at the Savings Bank for a period of one year and have been credited with 1,000 or more hours of employment with the Savings Bank during the year are eligible to accrue benefits under the Retirement Plan. The Savings Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). At June 30, 1997, the Retirement Plan fully met its funding requirements under Section 412 of the Code. Employee contributions are not permitted under the Retirement Plan. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. Since the Retirement Plan is fully funded, the Savings Bank will generally not be required to make any additional contributions unless asset depreciation from investment occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Plan, however, remains subject to all other requirements of the Code.

 Benefits under the Retirement Plan begin to vest after 3 years in accordance with the following schedule:

          Years of Service          Percentage Vested

          Less than 3 years                 0%
          After 3 years                    20%
          After 4 years                    40%
          After 5 years                    60%
          After 6 years                    80%
          After 7 years                   100%

 The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

                   Years of Service and Benefits Payable at Retirement
Final Average
Compensation       15        20        25        30        35        40

  $ 50,000      $13,804   $18,405   $23,006   $27,608   $27,608   $27,608
  $ 75,000      $21,950   $29,267   $36,583   $43,900   $43,900   $43,900
  $100,000      $30,096   $40,128   $50,160   $60,192   $60,192   $60,192
  $125,000      $38,242   $50,990   $63,827   $65,827   $65,827   $65,827
  $150,000*     $46,388   $61,851   $65,827   $65,827   $65,827   $65,827
____________________

*Represents the limit on plan compensation imposed by the Code effective January 1, 1994.

 As of June 30, 1997, Mr. Fumo, Mr. DiSandro, and
Mr. Polimeno had 18, 17 and 19 years of credited service (i.e.
benefit service), respectively.

 Pennsylvania Savings Bank Cash or Deferred Profit Sharing
Plan (401(k)). The Savings Bank also maintains the Pennsylvania Savings Cash or Deferred Profit Sharing Plan, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the "401(k) Plan").
All employees who have attained age 21 and have completed two years of employment during which they worked at least 1,000 hours are eligible to participate. Assets of the 401(k) Plan are managed by the 401(k) Plan's trustees. Mr. Fumo and Mr. DiSandro presently serve as trustees to the 401(k) Plan.

 Under the 401(k) Plan, participants are permitted to make pre-tax salary reduction contributions to the plan equal to a percentage of up to 15% of compensation. Additional after-tax contributions of up to 10% of compensation may be made to the Plan. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan sponsored by the Savings Bank), but does not include compensation in excess of the Code Section 401(a)(17) limits (presently $160,000). The Savings Bank may also annually make a discretionary profit sharing contribution to the 401(k) Plan. A participant must complete 1,000 hours of service during the plan year and be employed on the last day of the plan year to receive an allocation of the profit sharing contribution. For the 1996 plan year, the Savings Bank made a profit sharing contribution of $18,190.

 All employee contributions and profit sharing contributions to the 401(k) plan and earnings thereon are fully and immediately vested.

 Plan benefits will be paid to each participant as a joint and survivor or single life annuity. In addition, a participant may, under certain circumstances, elect a lump sum or period certain payment upon normal retirement, death or disability, or after termination of employment.

 Pennsylvania Savings Bank Profit Sharing Plan.  The Savings
Bank also maintains the Pennsylvania Savings Bank Profit Sharing Plan, which is a qualified plan pursuant to Section 401(a) of the Code. Employees who have completed at least two years of service during which they have worked 1,000 hours or more and who have attained age 21 are eligible to participate in the Profit Sharing Plan. Pursuant to the Profit Sharing Plan the Savings Bank, in its discretion, makes contributions to the accounts of eligible employees. Employee contributions are neither permitted nor required. Benefits under the Profit Sharing Plan become 100% vested upon entry to the Plan.

 Employee Stock Ownership Plan. The Savings Bank ESOP acquired 92,780 shares of the Savings Bank Common Stock with the proceeds of a $427,800 loan from an unaffiliated financial institution ("1995 Loan"). Upon consummation of the Conversion and Reorganization, the Savings Bank Common Stock held by the ESOP will be converted into Exchange Shares based upon the Exchange Ratio.

 In order to fund the purchase of up to 8% of the Conversion Shares to be issued in the Conversion and Reorganization, it is anticipated that the ESOP will borrow funds from the Holding Company equal to 100% of the aggregate-purchase price of the Conversion Shares. In addition, the Holding Company will lend sufficient funds to the ESOP to enable the ESOP to repay the 1995 Loan which had an outstanding principal balance of $331,000 at June 30, 1997. The loan to the ESOP will be repaid principally from the Savings Bank's contributions to the ESOP and dividends payable on Common Stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the Conversion and Reorganization. See "PRO FORMA DATA." To the extent that the ESOP is unable to acquire 8% of the Common Stock issued in the Conversion and Reorganization, it is anticipated that the additional shares will be acquired following the Conversion and Reorganization through open market purchases.

 Shares purchased by the ESOP with the proceeds of the loan (including shares originally acquired by the ESOP with the proceeds of the 1995 Loan) will be held in a suspense account and released on a pro rata basis as the loan is repaid.
Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

 In any plan year, the Savings Bank may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or which constitute authorized but unissued shares or shares held in treasury by Holding Company. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

 Employees of the Savings Bank who have completed 1,000 hours of service during 12 consecutive months and who have attained age
21 are eligible to participate in the ESOP.

 Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contribution. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Savings Bank's contribution to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards."

 A committee consisting of the Savings Bank's Chairman and Chief Executive Officer, President and Vice President and Treasurer, will administer the ESOP (the "ESOP Committee"). An unrelated corporate trustee for the ESOP will be appointed prior to the completion of the Offering. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee must vote all allocated shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustee to the ESOP participants.

 Pursuant to SOP 93-6, compensation expense for a leveraged
ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts. See "PRO FORMA DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Comparison of Operating Results for the Years Ended December 31, 1996 and 1995."

 If the ESOP purchases newly issued shares from the Holding Company, total shareholders' equity would neither increase nor decrease. However, on a per share basis, shareholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

 The ESOP is subject to the requirements of Employee
Retirement Income Security Act ("ERISA") and the regulations of the IRS and the Department of Labor issued thereunder. The
Savings Bank has received a favorable determination letter from the IRS regarding the tax-qualified status of the ESOP.

 1995 Stock Option and Incentive Plan. In connection with the MHC Reorganization, the Savings Bank adopted the 1995 Stock Option Plan. The plan was approved by the Public Shareholders at the Savings Bank's 1996 annual meeting of shareholders. Options for all shares reserved for issuance under the 1995 Stock Option Plan have been granted to officers and employees of the Savings Bank. In connection with the Conversion and Reorganization, the 1995 Stock Option Plan will be assumed by the Holding Company and appropriate adjustments will be made to the exercise price and the number of shares underlying each option to reflect the applicable Exchange Ratio.

 The following options were granted to Messrs. Fumo, DiSandro and Polimeno under the 1995 Stock Option Plan during the fiscal year ended December 31, 1996.

                Number       % of
              of Shares  Total Options
             Underlying     Granted    Exercise  Expiration
  Name        Options    to Employees    Price      Date

Vincent J.     13,368     46.27%(1)    $11.88  May 29, 2006
  Fumo          3,225                   13.25  December 18, 2006

Anthony        13,368     46.27%(1)    $11.88  May 29, 2006
  DiSandro      3,225                   13.25  December 18, 2006

Gary            2,673      7.46%       $11.88  April 30, 2006
  Polimeno

______________________

(1)Percentage based on aggregate number of options held by each holder of options.

 There was no exercise of options by any of Messrs. Fumo, DiSandro and Polimeno under the 1995 Stock Option Plan at and for the fiscal year ended December 31, 1996.

                                                   Number of
                                                   Securities       Value of
                     Shares                        Underlying      Unexercised
                    Acquired          Value        Unexercised    In-the Money
   Name            on Exercise      Realized         Options         Options
Vincent J. Fumo         0               0            16,593        $45,277.78

Anthony DiSandro        0               0            16,593         45,277.78

Gary Polimeno           0               0             2,673          8,005.64

 1995 Management Development and Recognition Plans. In connection with the MHC Reorganization, the Savings Bank adopted Management Development and Recognition Plans (collectively, the "1995 MRPs") for officers, employees and nonemployee directors of the Savings Bank. The 1995 MRPs were approved by the Public Shareholders at the Savings Bank's 1996 annual meeting of shareholders. All shares under the 1995 MRP have been awarded. For purposes of the Conversion and Reorganization, the shares awarded under the 1995 MRP participants will be treated in the same manner as shares held by other minority shareholders.

 1997 Stock Option Plan.  The Board of Directors of the
Holding Company intends to adopt the 1997 Stock Option Plan and to submit it to the shareholders for approval at a meeting held no earlier than six months following consummation of the Conversion and Reorganization. Under current FDIC regulations, the approval of a majority vote of the Holding Company's outstanding shares is required prior to the implementation of the 1997 Stock Option Plan within one year of the consummation of the Conversion and Reorganization. The Stock Option Plan will comply with all applicable regulatory requirements. However, the 1997 Stock Option Plan will not be approved or endorsed by the FDIC.

 The 1997 Stock Option Plan will be designed to attract and retain qualified management personnel, to provide such officers, and key employees with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Savings Bank, and to reward officers and key employees for outstanding performance. The 1997 Stock Option Plan will provide for the grant of incentive stock options ("ISOs") intended to comply with the requirements of Section 422 of the Code and for nonqualified stock options ("NQOs"). Upon receipt of shareholder approval of the 1997 Stock Option Plan, stock options may be granted to key employees of the Holding Company and its subsidiaries, including the Savings Bank. Unless sooner terminated, the 1997 Stock Option Plan will continue in effect for a period of ten years from the date the 1997 Stock Option Plan is approved by shareholders.

 A number of authorized shares of Common Stock equal to 10% of the number of Conversion Shares of issued in connection with the Conversion and Reorganization will be reserved for future issuance under the 1997 Stock Option Plan (131,100 shares based on the issuance of 1,311,000 Conversion Shares at the maximum of the Estimated Valuation Range). Shares acquired upon exercise of options will be authorized but unissued shares or treasury shares. In the event of a stock split, reverse stock split, stock dividend, or similar event, the number of shares of Common Stock under the 1997 Stock Option Plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted by the Committee (as defined below) to reflect the increase or decrease in the total number of shares of Common Stock outstanding.

 The 1997 MRP Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Subject to applicable FDIC regulations, the Committee will determine which officers and key employees will be granted options, whether, in the case of officers and employees, such options will be ISOs or NQOS, the number of shares subject to each option, and the exercisability of such options. All options granted to nonemployee directors will be NQOs. The per share exercise price of all options will equal at least 100% of the fair market value of a share of Common Stock on the date the option is granted.

 Under current FDIC regulations, if the 1997 Stock Option
Plan is implemented within one year of the consummation of the Conversion and Reorganization, (i) no officer or employees could receive an award of options covering in excess of 25%, (ii) no nonemployee director could receive in excess of 5% and
(iii) nonemployee directors, as a group, could not receive in excess of 30% of the number of shares reserved for issuance under the 1997 Stock Option Plan.

 Under current provisions of the Code, the federal tax treatment of ISOs and NQOs is different. With respect to ISOs, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised. If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of Common Stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the Common Stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to the Holding Company as a result of the grant or exercise of an ISO, unless the optionee fails to satisfy the holding period requirements. With respect to NQOs, the grant of an NQO generally is not a taxable event for the optionee and no tax deduction will be available to the Holding Company. However, upon the exercise of an NQO, the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and the Holding Company will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

 Although no specific award determinations have been made at this time, the Holding Company and the Savings Bank anticipate that if shareholder approval is obtained it would provide awards to its officers and employees to the extent and under terms and conditions permitted by applicable regulations. The size of individual awards will be determined prior to submitting the 1997 Stock Option Plan for shareholder approval and disclosure of anticipated awards will be included in the proxy materials for such meeting.

 1997 Management Recognition Plan. Following the Conversion and Reorganization, the Board of Directors of the Holding Company intends to adopt the 1997 MRP for officers and employees of the Holding Company and the Savings Bank, subject to shareholder approval. The 1997 MRP will enable the Holding Company and the Savings Bank to provide participants with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Savings Bank. The 1997 MRP will comply with all applicable regulatory requirements. However, the 1997 MRP will not be approved or endorsed by the FDIC. Under current FDIC regulations, the approval of a majority vote of the Holding Company's outstanding shares is required prior to the implementation of the 1997 MRP within one year of the consummation of the Conversion and Reorganization.

 The 1997 MRP expects to acquire a number of shares of Common Stock equal to 4% of the Conversion Shares issued in connection with the Conversion and Reorganization (52,440 shares based on the issuance of 1,311,000 Conversion Shares at the maximum of the Estimated Valuation Range). Such shares will be acquired on the open market, if available, with funds contributed by the Holding Company or the Savings Bank to a trust which the Holding Company may establish in conjunction with the 1997 MRP ("1997 MRP Trust") or from authorized but unissued shares or treasury shares of the Holding Company.

 A committee of the Board of Directors of the Holding Company will administer the 1997 MRP, the members of which will also serve as trustees of the 1997 MRP Trust, if formed. The trustees will be responsible for the investment of all funds contributed by the Holding Company or the Savings Bank to the 1997 MRP Trust. The Board of Directors of the Holding Company may terminate the 1997 MRP at any time and, upon termination, all unallocated shares of Common Stock will revert to the Holding Company.

 Shares of Common Stock granted pursuant to the 1997 MRP will be in the form of restricted stock payable ratably over a specified vesting period following the date of grant. During the period of restriction, all shares will be held in escrow by the Holding Company or by the 1997 MRP Trust. All unvested 1997 MRP awards will vest in the event of the recipient's death or disability. Unvested 1997 MRP awards will also vest following a change in control (as defined in the 1997 MRP) of the Holding Company or the Savings Bank to the extent authorized or not prohibited by applicable law or regulations.

 A recipient of a 1997 MRP award in the form of restricted stock generally will not recognize income upon an award of shares of Common Stock, and the Holding Company will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon such termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time and the Holding Company will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, the Holding Company will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

 Although no specific award determinations have been made at this time, the Holding Company and the Savings Bank anticipate that if shareholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations. Under current FDIC regulations, if the 1997 MRP is implemented within one year of the consummation of the Conversion and Reorganization, (i) no officer or employees could receive an award covering in excess of 25%, (ii) no nonemployee director could receive in excess of 5% and (iii) nonemployee directors, as a group, could not receive in excess of 30% of the number of shares reserved for issuance under the 1997 MRP. The size of individual awards will be determined prior to submitting the 1997 MRP for shareholder approval, and disclosure of anticipated awards will be included in the proxy materials for such meeting.

Transactions with the Savings Bank

 Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features.
Pursuant to the above regulations, the Savings Bank adopted an Insiders' Loan Policy in December 1996 pursuant to which trustees/directors, officers and employees of the Savings Bank or any of its subsidiaries are eligible to receive a 1% reduction of the interest rate of mortgage loans. Federal regulations also require that loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his related interests, are in excess of the greater of $25,000 or 5% of the Savings Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. See "REGULATION -- Federal Regulation of Savings Banks -- Transactions with Affiliates." The aggregate amount of loans by the Savings Bank to its executive officers and directors was $1.19 million at June 30, 1997, or approximately 4.55% of pro forma shareholders' equity (based on the issuance of the maximum of the Estimated Valuation Range).

Certain Relationships and Related Transactions

 The Savings Bank's Insiders' Loan Policy applies to the following loans: (1) a first mortgage on an employee's residence, (2) a first mortgage on the employee's secondary home when it is used by the employee as a vacation home and not as an investment property, and (3) a second mortgage home equity loan on the employee's personal residence. The interest rate discount is subject to increase by 1% if the employee does not complete five (5) years of continuous service with the Savings Bank or its subsidiaries. In December 1996, mortgage loans were extended to Mr. Fumo and Mr. DiSandro on the following terms: (1) principal amount of $750,000 at an interest rate of 6.5% for a term of 360 months to Mr. Fumo; and (2) principal amount of $250,000 at an interest rate of 6.5% for a term of 360 months to Mr. DiSandro. As of June 30, 1997, Mr. Fumo's mortgage loan balance was $748,640 and Mr. DiSandro's mortgage loan balance was $249,318.

            THE CONVERSION AND REORGANIZATION

 The PDOB has approved and the FDIC has issued its letter of nonobjection with respect to, the Plan of Conversion subject to its approval by the members of the Savings Bank and the shareholders of the Savings Bank entitled to vote thereon and to the satisfaction of certain other conditions imposed by the PDOB and the FDIC. Regulatory approval does not constitute a recommendation or endorsement of the Plan of Conversion.

General

 On July 17, 1997, the Boards of Trustees of the MHC and the Savings Bank unanimously adopted the Plan of Conversion and amended Plan of Conversion on September 25, 1997, and on October ___, 1997, the Board of Directors of the Holding Company unanimously adopted the Plan of Conversion, as amended, pursuant to which the MHC will convert from a mutual holding company to a stock holding company and the Savings Bank simultaneously will reorganize as a wholly-owned subsidiary of the Holding Company, a newly-formed Pennsylvania corporation. The following discussion of the Plan of Conversion is qualified in its entirety by reference to the Plan of Conversion, which is attached as Exhibit A to both the MHC's Proxy Statement and the Savings Bank's Proxy Statement, and is available to both members of the MHC and shareholders of the Savings Bank upon request. The Plan of Conversion is also filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION." The FDIC has approved the Plan of Conversion subject to (i) its approval by the members of the MHC entitled to vote on the matter at the Special Meeting of Members called for that purpose to be held on __________, 1997, (ii) its approval by the shareholders of the Savings Bank entitled to vote on the matter at a special meeting of shareholders (including the MHC) called for that purpose to be held on ____________, 1997, (iii) approval by 2/3 of the holders of Public Savings Bank Shares, and (iv) subject to the satisfaction of certain other conditions imposed by the PDOB and the FDIC. Shareholders of the Savings Bank are entitled to dissent with respect to the Plan of Conversion and to obtain "fair value" of their Savings Bank Common Stock if the Plan of Conversion is consummated. See the Savings Bank Proxy Statement "Dissenters' Rights."

 Pursuant to the Plan of Conversion, (i) the MHC will convert from a state-chartered mutual holding company to a state-chartered interim stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, pursuant to which the MHC will cease to exist and the shares of Savings Bank Common Stock held by the MHC will be canceled, and (ii) an interim state stock savings bank ("Interim B") will be formed as a wholly-owned subsidiary of the Holding Company and will then merge with and into the Savings Bank. As a result of the merger of Interim B with and into the Savings Bank, the Savings Bank will become a wholly-owned subsidiary of the Holding Company and the Public Savings Bank shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e. the Conversion Shares and the
Exchange shares) as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization without regard to (a) the payment of cash in lieu of issuing fractional Exchange Shares and
(b) any shares of Conversion Stock purchased by the Savings Bank's shareholders in the Conversion Offerings or the ESOP thereafter.

 As part of the Conversion and Reorganization, the Holding Company is offering Conversion Shares in the Subscription Offering to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of June 30, 1996);
(ii) the ESOP; and (iii) Supplemental Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of __________, 1997).

 Concurrently with the Subscription Offering, any Conversion Shares not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to Public Shareholders (who are not Eligible Account Holders or Supplemental Eligible Account Holders) and then to natural persons and trusts of natural persons residing in the Local Community. Conversion Shares not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed Conversion Shares. The Plan of Conversion provides that the Conversion and Reorganization must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

 No sales of Common Stock may be completed, either in the Subscription Offering, Direct Community Offering or Syndicated
Community Offerings unless the Plan of Conversion is approved by the members of the MHC and the shareholders of the Savings Bank.

 The completion of the Conversion Offerings, however, is subject to market conditions and other factors beyond the Savings Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Members Meeting and the Shareholders Meeting that will be required to complete the Direct Community or Syndicated Community Offerings or other sale of the Conversion Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the MHC and the Savings Bank, as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the Conversion Shares.
If the Conversion and Reorganization is terminated, the Savings Bank would be required to charge all Conversion and Reorganization expenses against current income.

 Orders for Conversion Shares will not be filled until at least 969,000 Conversion Shares have been subscribed for or sold and the PDOB and the FDIC approve the final valuation and the Conversion and Reorganization closes. If the Conversion and Reorganization is not completed within 45 days after the last day of the fully extended Subscription Offering and the PDOB and the FDIC consents to an extension of time to complete the Conversion and Reorganization, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the Conversion and Reorganization is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the Conversion and Reorganization is terminated.

Purposes of Conversion and Reorganization

 The MHC, as a state-chartered mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Holding Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Holding Company with the ability to diversify the Holding Company's and the Savings Bank's business activities through acquisition of, or mergers with, both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise.

 The Conversion and Reorganization will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Savings Bank and Holding Company and by enhancing their future access to capital markets, their ability to diversify into other financial services related activities, and their ability to provide services to the public. Although the Savings Bank currently has the ability to raise additional capital through the sale of additional shares of Savings Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the MHC hold a majority of the outstanding shares of Savings Bank Common Stock.

 The Conversion and Reorganization also will result in an increase in the number of shares of Common Stock to be outstanding as compared to the number of outstanding shares of Public Savings Bank Shares, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "MARKET FOR COMMON STOCK." In addition, the Conversion and Reorganization permit the Holding Company to engage in stock repurchases without adverse federal income tax consequences, unlike the Savings Bank. Currently, the Holding Company has no plans or intentions to engage in any stock repurchases, other than repurchases to acquire shares for the ESOP (to the extent the ESOP is unable to purchase shares in the Conversion and Reorganization) and repurchases to fund the 1997 MRP (assuming it is adopted by shareholders of the Holding Company).

 An additional benefit of the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Savings Bank for federal income tax purposes. When the Savings Bank (as a mutual institution) transferred substantially all of its assets and liabilities to its stock savings bank successor in the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Savings Bank because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Savings Bank when it converted its charter to that of the MHC, even though the underlying retained earnings were transferred to the Savings Bank. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the MHC in the MHC Reorganization with the retained earnings of the Savings Bank by merging the MHC with and into the Savings Bank in a tax-free reorganization. This transaction will increase the Savings Bank's ability to pay dividends to the Holding Company in the future. See "DIVIDEND POLICY."

 If the Savings Bank had undertaken a standard conversion involving the formation of a stock holding company in 1995, applicable Pennsylvania law and FDIC regulations would have required a greater amount of common stock to be sold than the amount of net proceeds raised in the MHC Reorganization. Management believed that it was advisable to profitably invest only the $5.58 million of net proceeds raised in the MHC Reorganization rather than the larger amount of capital that would have been raised in a standard conversion. A standard conversion in 1995 also would have immediately eliminated all aspects of the mutual form of organization.

 In light of the foregoing, the Boards of Directors of the Primary Parties believe that the Conversion and Reorganization is in the best interests of the MHC and the Savings Bank, their respective members and shareholders, and the communities served by the Savings Bank.

Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank

 General. Prior to the Conversion and Reorganization, each depositor in the Savings Bank has both a deposit account in the institution and a pro rata interest in the net worth of the MHC based upon the balance in his or her account. This interest may only be realized in the event of a liquidation of the MHC. Furthermore, this interest is dependent upon the existence of the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

 Consequently, the depositors of the Savings Bank have only an inchoate ownership interest in the MHC, which has realizable value only in the unlikely event that the MHC is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves of the MHC after other claims are paid.

 Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Holding Company. The Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The share certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit and/or loan account(s) the seller may hold in the Savings Bank.

 Continuity. The Conversion and Reorganization will not interrupt the Savings Bank's normal business of accepting deposits and making loans. The Savings Bank will continue to be subject to regulation by the FDIC and the PDOB. After the Conversion and Reorganization, the Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

 The directors and officers of the Savings Bank at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Savings Bank after the Conversion and Reorganization. The directors and officers of the Holding Company consist of individuals currently serving as directors and officers of the MHC and the Savings Bank, and they generally will retain their positions in the Holding Company after the Conversion and Reorganization.

 Effect on Public Savings Bank shares. Under the Plan of Conversion, upon consummation of the Conversion and Reorganization, the Public Savings Bank Shares shall be converted into Exchange Shares based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Savings Bank Shares, Common Stock will be issued in exchange for such shares and the Public Shareholders will become shareholders of the Holding Company. See "-- Delivery and Exchange of Stock Certificates."

 Voting Rights. Presently, depositors of the Savings Bank are members of, and have very limited voting rights in, the MHC. Upon completion of the Conversion and Reorganization, the MHC will cease to exist and all voting rights in the Savings Bank will be vested in the Holding Company as the sole shareholder of the Savings Bank. Exclusive voting rights with respect to the Holding Company will be vested in the holders of Common Stock. Depositors of the Savings Bank will not have voting rights in the Holding Company after the Conversion and Reorganization, except to the extent that they become shareholders of the Holding Company.

 Savings Accounts and Loans. The Savings Bank's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the Conversion and Reorganization. Furthermore, the Conversion and Reorganization will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Savings Bank.

 Tax Effects. The Savings Bank has received an opinion from Stevens & Lee that the Conversion and Reorganization will constitute a reorganization under Section 368(a)(1)(A) of the Code. Among other things, the opinion provides that: (i) the conversion of the MHC from a mutual holding company to a state-chartered interim stock savings bank (i.e., Interim A) and its simultaneous merger with and into the Savings Bank, with the Savings Bank as the surviving entity will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in such merger,
(iii) the merger of Interim B with and into the Savings Bank, with the Savings Bank as the surviving entity, will qualify as a reorganization within the meaning of Section 368(a)(A) of the Code, (iv) no gain or loss will be recognized by Interim B upon the transfer of its assets to the Savings Bank, (v) no gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim B, (vi) no gain or loss will be recognized by the Holding Company upon the receipt of Savings Bank Common Stock solely in exchange for Common Stock, (vii) no gain or loss will be recognized by the Public Shareholders upon the receipt of Exchange Shares in exchange for their Public Savings Bank Shares,
(viii) the basis of the Exchange Shares to be received by the Public Shareholders will be the same as the basis of the Public Savings Bank Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional Exchange Shares, (ix) the holding period of the Exchange Shares to be received by the Public Shareholders will include the holding period of the Public Savings Bank Shares, provided that the Public Savings Bank Shares were held as a capital asset on the date of the exchange, (x) no gain or loss will be recognized by the Holding Company upon the sale of shares of Conversion Shares in the Conversion Offerings, (xi) the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Savings Bank following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and (xii) the tax basis to the holders of Conversion Shares purchased in the Conversion Offerings will be the amount paid therefor, and the holding period for the Conversion Shares will begin on the date of consummation of the Conversion Offerings, if purchased through the exercise of Subscription Rights, and on the day after the date of purchase, if purchased in the Community Offering or the Syndicated Community Offering. Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

 Based upon past rulings issued by the IRS, the opinion provides that the receipt of Subscription Rights by Eligible Account Holders and Supplemental Eligible Account Holders under the Plan of Conversion will be taxable to the extent, if any, that the Subscription Rights are deemed to have a fair market value. RP Financial, a financial consulting firm retained by the Savings Bank, whose findings are not binding on the IRS, has issued a letter indicating that the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of Common Stock. If the Subscription Rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise their Subscription Rights. The Savings Bank could also recognize a gain on the distribution of such Subscription Rights. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event the Subscription Rights are deemed to have a fair market value.

 The Savings Bank has also received an opinion from Stevens & Lee, that, assuming the Conversion and Reorganization does not result in any federal income tax liability to the Savings Bank, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Pennsylvania tax liability to such entities or persons.

 The opinion of Stevens & Lee and the letter from RP Financial are filed as exhibits to the Registration Statement.
See "ADDITIONAL INFORMATION."

 PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN
TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION AND
REORGANIZATION PARTICULAR TO THEM.

 Liquidation Account. In the unlikely event of a complete liquidation of the MHC, each depositor of the Savings Bank would receive his or her pro rata share of any assets of the MHC remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Savings Bank, would have a claim as a creditor of the same general priority as the claim of all other general creditors of the Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest.
Each shareholder would not have an interest in the value or assets of the Savings Bank or the Holding Company above that amount.

 The Plan of Conversion provides for the establishment upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of the greater of (1) the Savings Bank's retained earnings of $8.74 million at March 31, 1995, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC Reorganization, or
(2) ____% of the Savings Bank's total shareholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion Offerings. As of the date of this Prospectus, the initial balance of the liquidation account would be $______ million.
Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his deposit account at the Savings Bank, would be entitled, upon a complete liquidation of the Savings Bank after the Conversion and Reorganization to an interest in the liquidation account prior to any payment to the Holding Company as the sole shareholder of the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Savings Bank at the close of business on _____________________ or June 30, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, bore to the balance of all deposit accounts in the Savings Bank on such date.

 If, however, on any December 31 annual closing date of the Savings Bank, commencing December 31, 1997, the amount in any deposit account is less than the amount in such deposit account on ____________________ or _____________, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole shareholder of the Savings Bank.

The Subscription, Direct Community and Syndicated Community
Offerings

 Subscription Offering. In accordance with the Plan of Conversion, nontransferable Subscription Rights to purchase the Conversion Shares have been issued to persons and entities entitled to purchase the Conversion Shares in the Subscription Offering. The amount of Conversion Shares that these parties may purchase will be subject to the availability of the Conversion Shares for purchase under the categories set forth in the Plan of Conversion. Subscription priorities have been established for the allocation of stock to the extent that the Conversion Shares are available. These priorities are as follows:

 Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at the Savings Bank as of June 30, 1996 will receive nontransferable Subscription Rights to subscribe for up to the greater of 1% of the shares of Conversion Stock issued in the Conversion and Reorganization, one-tenth of one percent of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders. Subscription Rights received by officers and directors in this category based on their increased deposits in the Savings Bank in the one year period preceding June 30, 1996 are subordinated to the Subscription Rights of other Eligible Account Holders.

 Category 2: ESOP. The Plan of Conversion provides that the ESOP shall receive nontransferable Subscription Rights to purchase up to 10% of the shares of Common Stock issued in the Conversion and Reorganization. The ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion and Reorganization.

 Category 3: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit as of [_______, 1997] will receive nontransferable Subscription Rights to subscribe for up to the greater of 1% of the shares of Conversion Stock issued in the Conversion and Reorganization, one-tenth of one percent of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders.

 Subscription Rights are nontransferable. Persons selling or otherwise transferring their rights to subscribe for Common Stock in the Subscription Offering or subscribing for Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the FDIC or another agency of the U.S. Government. Each person exercising Subscription Rights will be required to certify that he or she is purchasing such shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT THE CONSENT OF THE SAVINGS BANK AND THE HOLDING COMPANY.

 The Holding Company and the Savings Bank will make reasonable attempts to provide a Prospectus and related offering materials to holders of Subscription Rights. However, the Subscription Offering and all Subscription Rights under the Plan of Conversion will expire at __________, Eastern Time, on the Expiration Date, whether or not the Savings Bank has been able to locate each person entitled to such Subscription Rights. Orders for Common Stock in the Subscription Offering physically received by the Savings Bank after the Expiration Date will not be accepted. The Subscription Offering may be extended by the Holding Company and the Savings Bank up to __________, 1997 without regulatory approval. FDIC regulations require that the Holding Company complete the sale of Conversion Shares within 45 days after the close of the Subscription Offering. If the Direct Community Offering and the Syndicated Community Offerings are not completed by __________, 1997 (or __________, 1997, if the
Subscription Offering is fully extended), all funds received will be promptly returned with interest at the Savings Bank's passbook rate and all withdrawal authorizations will be canceled or, if regulatory approval of an extension of the time period has been granted, all subscribers and purchasers will be notified of such extension and its duration and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

 Direct Community Offering. Any shares of Common Stock that remain unsubscribed for in the Subscription Offering will be offered by the Holding Company to certain members of the general public in a Direct Community Offering, with preference given first to Public Shareholders (who are not eligible to subscribe for Conversion Shares in the Subscription Offering) and then to natural persons and trusts of natural persons residing in the Local Community. Purchasers in the Direct Community Offering are eligible to purchase up to 1% of the shares of Conversion Stock issued in the Conversion and Reorganization. In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. The Direct Community Offering is expected to commence concurrently with the commencement of the Subscription Offering. The Direct Community Offering may terminate on or at any time subsequent to the Expiration Date, but no later than 45 days after the close of the Subscription Offering, unless extended by the Holding Company and the Savings Bank, with approval of the PDOB and the FDIC. The right of any person to purchase shares in the Direct Community Offering is subject to the absolute right of the Holding Company and the Savings Bank to accept or reject such purchases in whole or in part. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. The Holding Company presently intends to terminate the Direct Community Offering as soon as it has received orders for all shares available for purchase in the Conversion and Reorganization.

 If all of the Common Stock offered in the Subscription
Offering is subscribed for, no Common Stock will be available for purchase in the Direct Community Offering.

 Syndicated Community Offering. The Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Subscription Offering and Direct Community Offering, if any, may be offered for sale to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be managed by Webb acting as agent of the Holding Company. The Holding Company and the Savings Bank have the right to reject orders, in whole or part, in their sole discretion in the Syndicated Community Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

 Conversion Shares sold in the Syndicated Community Offering also will be sold at the Purchase Price. See "-- Stock Pricing, Exchange Ratio and Number of Shares to be Issued." No person will be permitted to subscribe in the Syndicated Offering for Conversion Shares that exceeds 1% of the Conversion Shares issued in the Conversion and Reorganization. See "-- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings" for a description of the commission to be paid to the selected dealers and to Webb.

 Webb may enter into agreements with selected dealers to assist in the sale of shares in the Syndicated Community Offering. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock. When and if Webb and the Holding Company believe that enough indications of interest and orders have been received in the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering to consummate the Conversion and Reorganization, Webb will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations to such customers on the next business day after the Order Date.
Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Holding Company established for each selected dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured by the FDIC up to the applicable $100,000 legal limit. After payment has been received by the Holding Company from selected dealers, funds will earn interest at the Savings Bank's passbook rate until the completion of the Conversion Offerings. At the completion of the Conversion and Reorganization, the funds received in the Conversion Offerings will be used to purchase the shares of Common Stock ordered.
The shares issued in the Conversion and Reorganization cannot and will not be insured by the FDIC or any other government agency. In the event the Conversion and Reorganization is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn will promptly credit their customers' brokerage accounts.

 The Syndicated Community Offering may terminate on or at any time subsequent to the Expiration Date, but no later than 45 days after the close of the Subscription Offering, unless extended by the Holding Company and the Savings Bank, with approval of the PDOB and the FDIC.

 In the event the Savings Bank is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Savings Bank, if feasible. Such other arrangements will be subject to the approval of the PDOB and the FDIC. The PDOB and the FDIC may grant one or more extensions of the offering period, provided that (i) no single extension exceeds 90 days,
(ii) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and
(iii) the extensions do not go more than two years beyond the date on which the members approved the Plan of Conversion. If the Conversion and Reorganization is not completed within 45 days after the close of the Subscription Offering, either all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the PDOB and the FDIC has granted an extension of time, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled).

 Persons in Non-Qualified States. The Holding Company and the Savings Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, the Holding Company and the Savings Bank are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state or (ii) the Holding Company or the Savings Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Holding Company and the Savings Bank or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the Subscription Rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Holding Company and the Savings Bank will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

Plan of Distribution for the Subscription, Direct Community and
Syndicated Community Offerings

 The Primary Parties have retained Webb to consult with and to advise the Savings Bank and the Holding Company, and to assist the Holding Company on a best efforts basis, in the distribution of the Conversion Shares in the Subscription Offering and Direct Community Offering. The services that Webb will provide include, but are not limited to (i) training the employees of the Savings Bank who will perform certain ministerial functions in the Subscription Offering and the Direct Community Offering regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Stock Information Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies from the MHC's members and the shareholders of the Savings Bank for use at the Special Members' Meeting and the Shareholders' Meeting, respectively. For its services, Webb will receive a management fee of $25,000 and a success fee of 1.5% of the aggregate Purchase Price of the Conversion Shares sold in the Subscription Offering and the Direct Community Offering, excluding shares purchased by the ESOP and officers, directors and employees of the Savings Bank, or members of their immediate families. The management fee shall be applied to the success fee and the success fee shall not exceed $100,000. The Primary Parties have agreed to reimburse Webb for its out-of-pocket expenses up to $7,500 and its legal fees up to $30,000. The Primary Parties have also agreed to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments Webb may be required to make in connection with any such claims or liabilities.

Description of Sales Activities

 The Common Stock will be offered in the Subscription
Offering and Direct Community Offering principally by the distribution of this Prospectus and through activities conducted at the Savings Bank's Stock Information Center at its main office facility. The Stock Information Center is expected to operate during normal business hours throughout the Subscription Offering and Direct Community Offering. It is expected that at any particular time one or more Webb employees will be working at the Stock Information Center. Stock Information Center personnel will be responsible for mailing materials relating to the Conversion Offerings, responding to questions regarding the Conversion and Reorganization and the Conversion Offerings and processing stock orders.

 Sales of Common Stock will be made by registered representatives affiliated with Webb. The management and employees of the Savings Bank may participate in the Conversion Offerings in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the Order Form. Management of the Savings Bank may answer questions regarding the business of the Savings Bank when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. The management and employees of the Holding Company and the Savings Bank have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock.

 No officer, director or employee of the Savings Bank or the Holding Company will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the Conversion and Reorganization.

 None of the Savings Bank's personnel participating in the Conversion Offerings is registered or licensed as a broker or dealer or an agent of a broker or dealer. The Savings Bank's personnel will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 ("Rule 3a4-1") promulgated under the Exchange Act. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing shares in the Subscription and Direct
Community Offerings

 To ensure that each purchaser receives a prospectus at least
48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus. The Savings Bank will accept for processing only orders submitted on original Order Forms. The Savings Bank is not obligated to accept orders submitted on photocopied or telecopied Order Forms. Orders cannot and will not be accepted without the execution of the Certification appearing on the reverse side of the Order Form.

 To purchase shares in the Subscription Offering, an executed Order Form with the required full payment for each share subscribed for, or with appropriate authorization for withdrawal of full payment from the subscriber's deposit account with the Savings Bank (which may be given by completing the appropriate blanks in the Order Form), must be received by the Savings Bank by __________, Eastern Time, on the Expiration Date. Order Forms that are not received by such time or are executed defectively or are received without full payment (or without appropriate withdrawal instructions) are not required to be accepted. The Holding Company and the Savings Bank have the right to waive or permit the correction of incomplete or improperly executed Order Forms, but do not represent that they will do so. Pursuant to the Plan of Conversion, the interpretation by the Holding Company and the Savings Bank of the terms and conditions of the Plan of Conversion and of the Order Form will be final. In order to purchase shares in the Direct Community Offering, the Order Form, accompanied by the required payment for each share subscribed for, must be received by the Savings Bank prior to the time the Direct Community Offering terminates, which may be on or at any time subsequent to the Expiration Date. Once received, an executed Order Form may not be modified, amended or rescinded without the consent of the Savings Bank unless the Conversion and Reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

 In order to ensure that Eligible Account Holders, and Supplemental Eligible Account Holders are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (June 30, 1996) and/or the Supplemental Eligibility Record Date (_____________________, 1997) must list all accounts on the Order Form giving all names in each account, the account number and the approximate account balance as of such date.

 Full payment for subscriptions may be made (i) in cash if delivered in person at the Stock Information Center, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. Appropriate means by which such withdrawals may be authorized are provided on the Order Form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Savings Bank's passbook rate from the date payment is received until the completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization (unless the certificate matures after the date of receipt of the Order Form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the Conversion and Reorganization), but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization. At the completion of the Conversion and Reorganization, the funds received in the Conversion Offerings will be used to purchase the shares of Common Stock ordered. The shares of Common Stock issued in the Conversion and Reorganization cannot and will not be insured by the FDIC or any other government agency. If the Conversion and Reorganization is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

 If a subscriber authorizes the Savings Bank to withdraw the amount of the aggregate Purchase Price from his or her deposit account, the Savings Bank will do so as of the effective date of Conversion and Reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. The Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Savings Bank's passbook rate.

 The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion and Reorganization, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

 IRAs maintained in the Savings Bank do not permit investment in the Common Stock. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Savings Bank does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Common Stock in the Conversion Offerings. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Savings Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Savings Bank IRA to purchase Common Stock should contact the Stock Information Center so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription Offering, make such purchases for the exclusive benefit of IRAs.

Stock Pricing, Exchange Ratio and Number of Shares to be Issued

 The Plan of Conversion requires that the purchase price of the Conversion Shares must be based on the appraised pro forma market value of the Conversion Shares, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such valuation. For its services in making the Appraisal and any expenses incurred in connection therewith, RP Financial will receive a maximum fee of $20,000 plus out of pocket expenses, together with a fee of no greater that $7,500 plus out of pocket expenses for the preparation of a business plan and other services performed in connection with the Holding Company's application to the FDIC. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

 The Appraisal has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Savings Bank's existing market area; certain historical, financial and other information relating to the Savings Bank; a comparative evaluation of the operating and financial statistics of the Savings Bank with those of other similarly situated publicly-traded companies located in Pennsylvania and other regions of the United States; the aggregate size of the offering of the Conversion Shares; the impact of the Conversion and Reorganization on the Savings Bank's capital and earnings potential; the proposed dividend policy of the Holding Company and the Savings Bank; and the trading market for the Savings Bank Common Stock and securities of comparable companies and general conditions in the market for such securities.

 On the basis of the foregoing, RP Financial has advised the Primary Parties in its opinion that the estimated pro forma market value of the MHC and the Savings Bank, as converted, was $22.14 million as of September 19, 1997. Because the holders of the Public Savings Bank Shares will continue to hold the same aggregate percentage ownership interest in the Holding Company as they currently hold in the Savings Bank (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any Conversion Shares purchased by the Public Shareholders in the Conversion Offerings), the Appraisal was multiplied by 51.5%, the MHC's percentage interest in the Savings Bank. The resulting amount represents the midpoint of the valuation ($11.40 million), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $9.69 million to $13.11 million. The Boards of Directors of the Primary Parties determined that the Conversion Shares would be sold at $10.00 per share, resulting in a range of 969,000 to 1,311,000 Conversion Shares being offered. Upon consummation of the Conversion and Reorganization, the Conversion Shares and the Exchange Shares will represent approximately 52.04% and 47.96%, respectively, of the Holding Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed
RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Estimated Valuation Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Estimated Valuation Range, the Exchange Ratio ranged from a minimum of 1.5413 to a maximum of 2.0853
Exchange Shares for each Public Savings Bank Share, with a midpoint of 1.8133. Based upon these Exchange Ratios, the Holding Company expects to issue between 893,014 and 1,208,202 shares of Exchange Shares to the holders of Public Savings
Bank Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Estimated Valuation Range and the Exchange Ratio may be amended with the approval of the PDOB and the FDIC, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. If the appraisal is updated to below $9.69 million or above $15.07 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

 Based upon current market and financial conditions and recent practices and policies of the PDOB and the FDIC, in the event the Holding Company receives orders for Conversion Shares in excess of $13.11 million (the maximum of the Estimated Valuation Range) and up to $15.07 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), the Holding Company may be required by the PDOB and the FDIC to accept all such orders. No assurances, however, can be made that the Holding Company will receive orders for Conversion Shares in excess of the maximum of the Estimated Valuation Range or that, if such orders are received, that all such orders will be accepted because the Holding Company's first valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial that reflects such an increase in the valuation and the approval of such increase by the PDOB and the FDIC. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Shares to complete the Conversion Offerings.

 RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Conversion Shares. RP Financial did not independently verify the Savings Bank's Consolidated Financial Statements and other information provided by the Savings Bank and the MHC, nor did RP Financial value independently the assets or liabilities of the Savings Bank. The valuation considers the Savings Bank and the MHC as going concerns and should not be considered as an indication of the liquidation value of the Savings Bank and the MHC. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Shares or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

 No sale of Conversion Shares or issuance of Exchange Shares may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred that, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion and Reorganization. If such is not the case, a new Estimated Valuation Range may be set, a new Exchange Ratio may be determined based upon the new Estimated Valuation Range, a new Subscription, Direct Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Primary Parties shall determine and the PDOB and the FDIC may permit or require.

 Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of Conversion Shares to be issued in the Conversion Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of the Estimated Valuation Range, purchasers will be resolicited (i.e. permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Savings Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any increase or decrease in the number of Conversion Shares will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Shares and the Exchange Shares will represent approximately 52.04% and 47.96%, respectively, of the Holding Company's total outstanding shares of Common Stock (exclusive of the effects of the exercise of outstanding stock options).

 An increase in the number of Conversion Shares as a result of an increase in the appraisal of the estimated pro forma market value would decrease both a subscriber's ownership interest and the Holding Company's pro forma net earnings and shareholders' equity on a per share basis while increasing pro forma net earnings and shareholders' equity on an aggregate basis. A decrease in the number of Conversion Shares would increase both a subscriber's ownership interest and the Holding Company's pro forma net earnings and shareholders' equity on a per share basis while decreasing pro forma net earnings and shareholders' equity on an aggregate basis. See "RISK FACTORS -- Possible Dilutive Effect of Benefit Plans" and "PRO FORMA DATA."

 The Appraisal of RP Financial has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "ADDITIONAL INFORMATION."

Limitations on Purchases of Conversion Shares

 The Plan of Conversion provides for certain limitations to be placed upon the purchase of Conversion Shares by eligible subscribers and others in the Conversion and Reorganization.
Each subscriber must subscribe for a minimum of 25 Conversion Shares. Except for the ESOP, which is expected to subscribe for 8% of the Conversion Shares issued in the Conversion and Reorganization, the Plan of Conversion provides for the following purchase limitations: (i) the maximum number of shares of Conversion Shares that may be subscribed for or purchased in all categories in the Conversion and Reorganization by any person, when combined with any Exchange Shares received, shall not exceed 1% of the Conversion Shares issued in the Conversion and Reorganization, and (ii) the maximum number of shares of Conversion Shares that may be subscribed for or purchased in all categories in the Conversion and Reorganization by any person, together with all associates or any group of persons acting in concert when combined with any Exchange Shares received, shall not exceed 2% of the Conversion Shares issued in the Conversion and Reorganization. For purposes of the Plan of Conversion, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each Subscription Rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

 The Boards of Directors of the Primary Parties may, in their sole discretion, increase the maximum purchase limitation set forth above up to 5% of the Conversion Shares sold in the Conversion and Reorganization, provided that orders for shares exceed 5% of the Conversion Shares sold in the Conversion and Reorganization may not exceed, in the aggregate, 10% of the shares sold in the Conversion and Reorganization. The Savings Bank and the Holding Company do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors of the Primary Parties decide to increase the purchase limitation, persons who subscribed for the maximum number of Conversion Shares will be, and other large subscribers in the discretion of the Holding Company and the Savings Bank may be, given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority Subscription Rights.

 The term "acting in concert" is defined in the Plan of Conversion to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party also shall be deemed to be acting in concert with any person who also is acting in concert with that other party.

 The term "associate" of a person is defined in the Plan of Conversion to mean (i) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Savings Bank or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person and, therefore, all shares purchased by such corporation would be included with the number of shares that such person could purchase individually under the above limitations.

 The term "officer" is defined in the Plan of Conversion to mean an executive officer of the Savings Bank, including its Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer.

 Common stock purchased or exchanged pursuant to the Conversion and Reorganization will be freely transferable, except for shares purchased by directors and officers of the Savings
Bank and the Holding Company and by NASD members.  See
"-- Restrictions on Transferability by Directors and Officers and
NASD Members."

Delivery and Exchange of Stock Certificates

 Conversion Stock.  Certificates representing Conversion
Shares will be mailed by the Holding Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the Stock Order Form as soon as practicable following the consummation of the Conversion and Reorganization. Any undeliverable certificates will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed according to applicable law. Purchasers of Conversion Shares may be unable to sell such shares until certificates are available and delivered to them.

 Exchange Shares. After the consummation of the Conversion and Reorganization, each holder of a certificate(s) theretofore evidencing issued and outstanding shares of Savings Bank Common Stock (other than the MHC), upon surrender of the same to an agent, duly appointed by the Holding Company, which is anticipated to be the transfer agent for the Common Stock ("Exchange Agent"), shall be entitled to receive in exchange therefor certificates representing the number of full
Exchange Shares based on the Exchange Ratio. The Exchange Agent shall mail a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the Exchange Offering and the procedure for surrendering to the Exchange Agent such certificates in exchange for a certificate(s) evidencing Common Stock. The Savings Bank Shareholders should not forward Savings Bank Common Stock certificates to the Savings Bank or the Exchange Agent until they have received the letter of transmittal.

 No holder of a certificate theretofore representing shares of Savings Bank Common Stock shall be entitled to receive any dividends on the Common Stock until the certificate representing such shares is surrendered in exchange for certificates representing shares of Common Stock. In the event that dividends are declared and paid by the Holding Company in respect of Common Stock after the consummation of the Conversion and Reorganization, but before surrender of certificates representing shares of Savings Bank Common Stock, dividends payable in respect of shares of Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Savings Bank Common Stock. After the consummation of the Conversion and Reorganization, the Holding Company shall be entitled to treat certificates representing shares of Savings Bank Common Stock as evidencing ownership of the number of full shares of Common Stock into which the shares of Savings Bank Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

 The Holding Company shall not be obligated to deliver a certificate(s) representing shares of Common Stock to which a holder of Savings Bank Common Stock would otherwise be entitled as a result of the Conversion and Reorganization until such holder surrenders the certificate(s) representing the shares of Savings Bank Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Common Stock is to be issued in a name other than that in which the certificate evidencing Savings Bank Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

 Pursuant to FDIC regulations, FDIC-regulated savings banks
(and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of (i) an offer made to all of its shareholders to repurchase the common stock on a pro rata basis, approved by the FDIC; or (ii) the repurchase of qualifying shares of a director, or (iii) a purchase in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan. Furthermore, repurchases of any common stock are prohibited if the effect thereof would cause the savings bank's regulatory capital to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements imposed by the FDIC. Repurchases are generally prohibited during the first year following conversion. Upon ten days' written notice to the FDIC, and if the FDIC does not object, an institution may make open market repurchases of its outstanding common stock during years two and the following the conversion, provided that certain regulatory conditions are met and that the repurchase would not adversely affect the financial condition of the savings bank. Any repurchases of common stock by the Holding Company would be subject to these regulatory restrictions unless the FDIC would provide otherwise.

Restrictions on Transferability by Directors and Officers and NASD Members

 Shares of Common Stock purchased in the Conversion Offerings by directors and officers of the Holding Company may not be sold for a period of one year following consummation of the Conversion and Reorganization, except in the event of the death of the shareholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Holding Company. Shares of Common Stock received by directors or officers through the ESOP or the MRP or upon exercise of options issued pursuant to the Stock Option Plan or purchased subsequent to the Conversion and Reorganization are not subject to this restriction.
Accordingly, shares of Common Stock issued by the Holding Company to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted Common Stock shall be subject to the same restrictions.

 Purchases of outstanding shares of Common Stock by directors, executive officers (or any person who was an executive officer or trustee of the Savings Bank after adoption of the Plan of Conversion and Reorganization) and their associates during the three-year period following Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding Common Stock or to the purchase of Common Stock pursuant to either the 1995 or 1997 Stock Option Plan.

 The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion and Reorganization. The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion and Reorganization does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Common Stock or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

 Under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

           CERTAIN RESTRICTIONS ON ACQUISITION
                 OF THE HOLDING COMPANY

Pennsylvania Law

 The Pennsylvania BCL contains certain provisions applicable to the Company that may have the effect of impeding a change in control of the Company. These provisions, among other things,
(a) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation; and (b) prohibit, for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

 In 1990, the Pennsylvania legislature further amended the Pennsylvania BCL to expand the antitakeover protections afforded by Pennsylvania law by redefining the fiduciary duty of directors and adopting disgorgement and control-share acquisition statutes. To the extent applicable to the Holding Company at the present time, this legislation generally (a) expands the factors and groups (including shareholders) that the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (b) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;
(d) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (e) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. The 1990 amendments to the BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
(b) to render inapplicable, or make determinations under, provisions of the BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (c) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Holding Company's Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendment to the BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

 Under the Pennsylvania control-share acquisition statute, a person or group is entitled to voting rights with respect to "control shares" only after shareholders (both disinterested shareholders and all shareholders) have approved the granting of such voting rights at a meeting of shareholders.
"Control shares" are shares acquired since January 1, 1988, that upon acquisition of voting power by an "acquiring person," would result in a "control-share acquisition." ("Control shares" also include voting shares where beneficial ownership was acquired by the "acquiring person" within 180 days of the control-share acquisition or with the intention of making a control-share acquisition.) An "acquiring person" is a person or group who makes or proposes to make a "control-share acquisition." A "control-share acquisition" is an acquisition, directly or indirectly, of voting power over voting shares that would, when added to all voting power of the person over other voting shares, entitle the person to cast or direct the casting of such percentage of votes for the first time with respect to any of the following ranges that all shareholders would be entitled to cast in an election of directors: (a) at least 20% but less than 33-1/3%; (b) at least 33-1/3 but less than 50%; or (c) 50% or more. The effect of these provisions is to require a new shareholder vote when each threshold is exceeded. In the event shareholders do not approve the granting of voting rights, voting rights are lost only with respect to "control shares."

 A special meeting of shareholders is required to be called to establish voting rights of control shares if an acquiring person (a) files with the corporation an information statement containing specified information, (b) makes a written request for a special meeting at the time of delivery of the information statement, (c) makes a control-share acquisition or a bona fide written offer to make a control-share acquisition, and
(d) provides a written undertaking at the time of delivery of the information statement to pay or reimburse the corporation for meeting expenses. If the information statement is filed and a control-share acquisition is made or proposed to be made, but no request for a special meeting is made or no written undertaking to pay expenses is provided, the issue of voting rights will be submitted to shareholders at the next annual or special meeting of shareholders of the corporation.

 A corporation may redeem all "control shares" at the average of the high and low sales price, as reported on a national securities exchange or national quotation system or similar quotation system, on the date the corporation provides notice of redemption (a) at any time within 24 months after the date on which the control-share acquisition occurs if the acquiring person does not, within 30 days after the completion of the control-share acquisition, properly request that shareholders consider the issue of voting rights to be accorded to control shares and (b) at any time within 24 months after the issue of voting rights is submitted to shareholders and such voting rights either are not accorded or are accorded and subsequently lapse. Voting rights accorded to control shares by a vote of shareholders lapse and are lost if any proposed control-share acquisition is not consummated within 90 days after shareholder approval is obtained.

 A person will not be considered an "acquiring person" if the person holds voting power within any of the ranges specified in the definition of "control-share acquisition" as a result of a solicitation of revocable proxies if such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy.

 The statute does not apply to certain control-share acquisitions effected pursuant to a gift or laws of inheritance, in connection with certain family trusts or pursuant to a merger, consolidation or plan of share exchange if the corporation is a party to the agreement.

 The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock, including accumulation with a view to effecting a non-negotiated tender or exchange offer for Common Stock.

 Under the disgorgement provisions of the Pennsylvania BCL, any profit realized by any person or group who is or was a "controlling person or group" from the disposition of any equity security of a corporation shall belong to and be recoverable by the corporation where the profit is realized (i) within 18 months after the person becomes a "controlling person or group" and
(ii) the equity security had been acquired by the "controlling person or group" within 24 months prior to or 18 months after obtaining the status of a "controlling person or group."

 A "controlling person or group" is a person or group who
(a) has acquired, offered to acquire or, directly or indirectly, publicly disclosed the intention of acquiring 20% voting power of the corporation or (b) publicly disclosed that it may seek to acquire control of the corporation.

 A person will not be deemed a "controlling person or group" if the person holds voting power as a result of a solicitation of revocable proxies if, among other things, such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy. This exception does not apply to proxy contests in connection with or as a means toward acquiring control of the Holding Company.

 The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock with a view to putting the Holding Company "in play" and then selling shares at a profit (whether to the Holding Company, in the market or in connection with an acquisition of the Holding Company).

Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws of the Holding Company

 While the Board of Directors of the Holding Company is not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board believes that it is appropriate to include certain provisions as part of the Holding Company's Articles of Incorporation to protect the interests of the Holding Company and its shareholders from hostile takeovers that the Board might conclude are not in the best interests of the Holding Company or the Holding Company's shareholders. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Holding Company's Board of Directors but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the Holding Company's current Board of Directors or management more difficult.

 The following discussion is a general summary of certain provisions of the Articles of Incorporation and Bylaws of the Holding Company that may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of the Holding Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

 Classified Board of Directors and Related Provisions

 The Holding Company's Articles of Incorporation provide that the Holding Company's Board of Directors is to be divided into three classes that shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The Holding Company's Articles of Incorporation provide that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes that all shareholders would be entitled to cast. The Holding Company's Articles of Incorporation further provide that any vacancy occurring in the Holding Company's Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

 The classified board of directors of the Holding Company could make it more difficult for shareholders, including those holding a majority of the outstanding, shares, to force an immediate change in the composition of a majority of the Holding Company's Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to chance a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Holding Company's Articles of Incorporation classifying the Holding Company's Board, all of the Holding Company's directors would be elected each year.

 Management of the Holding Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Holding Company's Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the directors, or more, at any one time have had at least one year's experience as directors of the Holding Company, and moderate the pace of change in the composition of the Holding Company's Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.

 Other Antitakeover Provisions

 The Holding Company's Articles of Incorporation and Bylaws contain certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Holding Company, the assumption of control of the Holding Company by a holder of a large block of the Common Stock and the removal of the Holding Company's management. These provisions: (1) empower the Holding Company's Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Holding Company's Board; (2) restrict the ability of shareholders to remove directors; (3) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding Common Stock with more than 5% of the Holding Company's voting power, if the transaction is not approved, in advance, by the Holding Company's Board of Directors; (4) prohibit shareholders' actions without a meeting;
(5) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of the Holding Company's Articles of Incorporation;
(6) require any person who acquires stock of the Holding Company with voting power of 25% or more to offer to purchase for cash all remaining shares of the Holding Company's voting stock at the highest price paid by such person for shares of the Holding Company's voting stock during the preceding year; (7) eliminate cumulative voting in elections of directors; and (8) require that shares with at least 66-2/3% of total voting power approve, repeal or amend the Bylaws of the Holding Company.

              DESCRIPTION OF CAPITAL STOCK

General

 The Holding Company is authorized to issue 15,000,000 shares of Common Stock, no par value, and 5,000,000 shares of preferred stock, having such par value as the Board of Directors of the Holding Company shall fix and determine. The Holding Company currently expects to issue between 969,000 and 1,311,000 shares (or, as permitted by the Plan, up to 1,507,650 shares), subject to adjustment, of the Common Stock and no shares of preferred stock in the Conversion and Reorganization. The Holding Company has reserved for future issuance under the 1997 Stock Option Plan and the 1997 MRP an amount of authorized but unissued shares of Common Stock equal to 10% and 4%, respectively, of the shares to be issued in the Conversion Offerings.

Common Stock

 Voting Rights

 Each share of Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of Common Stock will possess exclusive voting rights in the Holding Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. Holders of Common Stock will not be entitled to cumulate their votes for election of directors.

 Dividends

 The Holding Company may, from time to time, declare dividends to the holders of Common Stock, who will be entitled to share equally in any such dividends. For additional information as to cash dividends, see "DIVIDEND POLICY."

 Liquidation

 In the event of any liquidation, dissolution or winding up of the Savings Bank, the Holding Company, as holder of all of the capital stock of the Savings Bank, would be entitled to receive all assets of the Savings Bank after payment of all debts and liabilities of the Savings Bank. In the event of a liquidation, dissolution or winding up of the Holding Company, each holder of shares of Common Stock would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company available for distribution to holders of Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of Common Stock.

 Other Characteristics

 Holders of Common Stock will not have preemptive rights with respect to any additional shares of Common Stock that may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock, when issued and upon receipt by the Holding Company of the full purchase price therefor, will be fully paid and nonassessable.

Preferred Stock

 None of the 5,000,000 authorized shares of preferred stock of the Holding Company will be issued in the Conversion and Reorganization. After the Conversion and Reorganization is completed, the Board of Directors of the Holding Company will be authorized, without shareholder approval, to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Holding Company's Board of Directors has no present intention to issue any preferred stock. Should the Board of Directors of the Holding Company subsequently issue preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Holding Company other than such, if any, as the Holding Company's Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Holding Company's Board of Directors, in its sole discretion, may fix.

Restrictions on Acquisition

 Acquisitions of the Holding Company are restricted by provisions in its Articles of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See
"REGULATION" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING
COMPANY."

                REGISTRATION REQUIREMENTS

 The Holding Company will register the Common Stock with the SEC pursuant to Section 12(g) of the Exchange Act upon the completion of the Conversion and Reorganization and will not deregister its Common Stock for a period of at least three years following the completion of the Conversion and Reorganization. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.

                 LEGAL AND TAX OPINIONS

 The legality of the Common Stock has been passed upon for the Holding Company by Stevens & Lee, Wayne, Pennsylvania. The federal and Pennsylvania tax consequences of the Conversion and Reorganization have been opined upon by Stevens & Lee. Stevens & Lee has consented to the references herein to their opinions. Certain legal matters will be passed upon for Webb by Breyer & Aguggia, Washington, D.C.

                         EXPERTS

 The consolidated financial statements of the Savings Bank for the years ended December 31, 1996 and September 30, 1995 included in this Prospectus have been audited by Stockton Bates & Co., P.C., Philadelphia, Pennsylvania, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 RP Financial has consented to the publication herein of the summary of its report to the Savings Bank setting forth its opinion as to the estimated pro forma market value of the MHC and the Savings Bank, as converted, and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing herein.

                 ADDITIONAL INFORMATION

 The Holding Company has filed with the SEC a Registration Statement on Form SB-2 (File No. 333-____________) under the Securities Act with respect to the Common Stock offered in the Conversion and Reorganization. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement also is available through the SEC's World Wide Web site on the Internet (http://www.sec.gov).

       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                   Page

Independent Auditors' Report                              F-2

Financial Statements:

  Consolidated Statement of Financial Condition,
    June 30, 1997 and 1996 (Unaudited)
    and December 31, 1996                              F3 - 6


  Consolidated Statement of Operations
    for the Six Months Ended June 30, 1997 and
    1996 (Unaudited) and for the Years Ended
    December 31, 1996 and September 30, 1995          F7 - 10

  Consolidated Statement of Stockholders' Equity
    for the Six Months Ended June 30, 1997 and
    1996 (Unaudited) and for the Years Ended
    December 31, 1996 and September 30, 1995         F11 - 14

  Consolidated Statement of Cash Flows
    for the Six Months Ended June 30, 1997
    and 1996 (Unaudited) and for the Years
    Ended December 31, 1996 and
    September 30, 1995                               F15 - 20

Notes to Consolidated Financial Statements           F21 - 58

                         *  *  *

 All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial
Statements or related Notes.

 Separate financial statements for the MHC have not been included herein because the MHC has no material assets other than its shares of Savings Bank Common Stock (which will be canceled as part of the Conversion and Reorganization) and no significant liabilities (contingent or otherwise), revenues or expenses, and has not engaged in any significant activities to date.

 Separate financial statements for the Holding Company have not been included herein because the Holding Company, which has engaged in only organizational activities to date, has no significant assets, liabilities (contingent or otherwise), revenues or expenses.
              INDEPENDENT AUDITORS' REPORT




To the Board of Trustees
Pennsylvania Savings Bank
Philadelphia, Pennsylvania


 We have audited the accompanying consolidated statement of financial condition of Pennsylvania Savings Bank and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years ended December 31, 1996 and September 30, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Pennsylvania Savings Bank and Subsidiaries at December 31, 1996, the results of their operations and their cash flows for each of the two years ended December 31, 1996 and September 30, 1995 in conformity with generally accepted accounting principles.

                     /s/ Stockton Bates & Company, P.C.
                     Certified Public Accountants

Philadelphia, Pennsylvania

February 14, 1997

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


      CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                    DECEMBER 31, 1996

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                         ASSETS

                                                                     June 30,               December 31,
                                                               1997          1996                1996
                                                                    (Unaudited)
CASH AND CASH EQUIVALENTS:
   Cash and due from banks                                  $  1,419,595  $  1,358,158      $  1,390,220
   Interest bearing deposits in other financial
      institutions                                            27,604,959    33,393,627        30,232,245

INVESTMENTS:
   Investment securities available-for-sale,
      at fair value                                            5,328,337     6,261,862         6,316,282
   Mortgage-backed securities available-for-sale
      at fair value                                            3,143,574     3,306,663         3,193,840
   Investment securities held-to-maturity (fair value
      of $17,181,651, $12,095,760 and $12,628,003)            17,214,961    12,156,049        12,656,815
   Mortgage-backed securities held-to-maturity (fair
      value of $2,675,888, $3,054,006 and $2,851,532)          2,574,150     2,977,270         2,748,444

LOANS RECEIVABLE, net                                         62,140,532    56,267,605        57,183,249

REAL ESTATE:

   Acquired in settlement of loans                               466,996       385,494           464,651
   Held for investment                                                          63,190

OFFICE PROPERTIES AND EQUIPMENT, net of accumulated
   depreciation                                                1,263,412     1,053,621         1,273,448

FEDERAL HOME LOAN BANK STOCK, at cost                            559,900       533,600           533,600
   (Restricted investment required by law)

ACCRUED INTEREST RECEIVABLE                                    1,326,574     1,193,402         1,216,957

INVESTMENT IN DATA CENTER, common stock, at cost                  15,000        15,000            15,000

PREPAID CORPORATE TAXES                                          216,343       640,282           390,971

EXCESS OF ACQUISITION COST OVER FAIR VALUE OF ASSETS
   ACQUIRED, net of accumulated amortization                       7,750         8,750             8,250

NET DEFERRED TAXES                                                44,956       132,700            25,296

PREPAID EXPENSES AND OTHER ASSETS                                970,794       956,043           785,244


               TOTAL ASSETS                                 $124,297,833  $120,703,316      $118,434,512
                                                            ============  ============      ============

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


      CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                    DECEMBER 31, 1996
       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


          LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                     June 30,               December 31,
                                                                1997          1996              1996
                                                                    (Unaudited)
LIABILITIES:

   Deposits                                                $104,436,612   $102,427,499      $100,574,376

   Securities purchased under agreements to resell            2,953,034      1,532,085         1,536,188

   Advances from borrowers for taxes                            688,419        658,880           930,670

   Income taxes payable                                         166,000        610,000           142,000

   Accrued pension cost                                         149,144        143,376           149,144

   Accrued interest payable on savings accounts                 202,598        134,455           183,801

   Employee Stock Ownership Plan debt                           331,013        387,048           356,483

   Accrued expenses and other liabilities                       844,851        659,067           393,308


Total liabilities                                           109,771,671    106,552,410       104,265,970


STOCKHOLDERS' EQUITY:

   Common Stock, $1 par value, 10,000,000 shares
      authorized; 1,194,640 shares issued and outstanding
      for June 30, 1997 and December 31, 1996 and
      1,173,250 shares issued and outstanding for
      June 30, 1996                                           1,194,640      1,173,250         1,194,640
   Additional paid-in capital                                13,563,087     13,330,472        13,563,087
   Employee Stock Ownership Plan                          (     331,013) (     387,048)     (    356,483)
   Retained earnings (accumulated deficit)                      198,905        176,109      (    162,734)
   Unrealized loss, investments available-for-sale        (      99,457) (     141,877)     (     69,968)

        Total stockholders' equity                           14,526,162     14,150,906        14,168,542


     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $124,297,833   $120,703,316      $118,434,512
                                                           ============   ============      ============

 The accompanying notes are an integral part of the consolidated financial statements.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


          CONSOLIDATED STATEMENT OF OPERATIONS

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS



                                                                Six Months Ended
                                                                    June 30,              December 31,   September 30,
                                                              1997           1996            1996            1995
                                                           (Unaudited)
INTEREST INCOME:
   Interest on loans                                      $2,628,601      $2,486,469      $5,118,181     $4,745,476
   Mortgage-backed securities                                196,738         223,176         430,798        493,305
   Investment securities                                     742,693         490,494       1,182,810      1,134,513
   Interest-earning deposits                                 654,973         667,235       1,207,302        817,234

          Total interest income                            4,223,005       3,867,374       7,939,091      7,190,528


INTEREST EXPENSE:
   Interest on deposits                                    2,183,607       2,026,882       4,082,377      3,437,143
   Interest - other                                                                                           6,146

          Total interest expense                           2,183,607       2,026,882       4,082,377      3,443,289

          Net interest income                              2,039,398       1,840,492       3,856,714      3,747,239

   Provision for loan losses                                                                 132,633         26,937

          Net interest income after provision
             for loan losses                               2,039,398       1,840,492       3,724,081      3,720,302


NONINTEREST INCOME:
   Loan fees                                                 351,149         216,530         462,777        474,610
   Service charges                                           174,199         212,255         371,210         71,679
   Rental income                                              20,802          19,159          44,286         28,248
   Other income                                               22,917          60,684         136,712        381,688

          Total noninterest income                           569,067         508,628       1,014,985        956,225


NONINTEREST EXPENSES:
   Compensation and employee benefits                      1,102,964         856,366       1,975,078      2,244,878
   Premises and occupancy costs                              352,139         179,673         455,652        327,683
   Federal insurance premiums                                 31,773         113,442         735,530        201,366
   Data Processing                                            62,165          55,181         120,782        102,914
   Advertising                                                33,963          31,584          62,121         75,970
   Directors' Fees                                           116,450          85,050         237,200
   Stationary, printing and postage                           52,103          35,175
   Expenses of real estate owned                               3,038          10,022         143,177        35,739
   Loss on sale of real estate held for investment                                             2,465
   Other                                                     326,231         273,027         666,839       595,659

          Total noninterest expenses                       2,080,826       1,639,520       4,398,844     3,584,209

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


          CONSOLIDATED STATEMENT OF OPERATIONS

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

                       (Continued)

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS


                                                       Six Months Ended                 Year Ended
                                                           June 30,            December 31,    September 30,
                                                     1997           1996           1996            1995
                                                                         (Unaudited)
INCOME BEFORE PROVISION FOR INCOME TAXES          $  527,639     $709,600      $  340,222      $1,092,318

   Provision for federal and state
      income taxes:

      Current                                                                     142,000         399,528
      Deferred                                        166,000      232,000         59,465          33,131

      Total income tax provision                      166,000      232,000        201,465         432,659


NET INCOME                                         $  361,639   $  477,600     $  138,757      $  659,659
                                                   ==========   ==========     ==========      ==========


EARNINGS PER SHARE                                 $      .30   $      .41     $      .12      $      N/A
                                                   ==========   ==========     ==========      ==========

The accompanying notes are an integral part of the consolidated financial statements.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


                                                                                                Unrealized gain (loss)
                                                                                                on Investment and
                                                                        Employee                Mortgaged-backed
                                                         Additional      Stock       Retained    Securities
                                           Common        Paid-In         Ownership   Earnings    Available-for-Sale
                                           Stock         Capital         Plan        (Deficit)   Net of Taxes               Total


BALANCE, DECEMBER 31, 1995                 $1,173,250    $13,330,472    ($417,612)  ($257,494)      ($ 13,715)          $13,814,901

   Net income for the six months ended
       June 30, 1996                                                                  477,600                               477,600

   Dividends paid                                                                    ( 43,997)                         (
43,977)

   Principal payments made by Employee
      Stock Ownership Plan                                                 30,564                                            30,564

   Change in unrealized loss on investment
      and mortgage-backed securities
      available-for-sale, net of taxes                                                              (128,162)          (
128,162)


BALANCE, JUNE 30, 1996 (UNAUDITED)        $1,173,250     $13,330,472    ($387,048)   $ 176,109       ($141,877)         $14,150,906

                                          ==========     ===========     ========    ========        ========           ===========

BALANCE, DECEMBER 31, 1996                $1,194,640     $13,563,087    ($356,483)   ($162,734)     ($ 69,968)          $14,168,542

   Net income for the six months ended
       June 30, 1997                                                                   361,639                              361,639

   Principal payments made by Employee
      Stock Ownership Plan                                                 25,470                                            25,470

   Change in unrealized loss on investment
      and mortgage-backed securities
      available-for-sale, net of taxes                                                              ( 29,489)           (   29,489)


BALANCE, JUNE 30, 1997 (UNAUDITED)        $1,194,640     $13,563,087    ($331,013)    $198,905      ($ 99,457)          $14,526,162
                                          ==========     ===========     ========     ========       ========           ===========

The accompanying notes are an integral part of the consolidated financial statements.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

                       (Continued)

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


                                                                                                Unrealized gain (loss)
                                                                                                on Investment and
                                                                        Employee                Mortgaged-backed
                                                        Additional      Stock       Retained    Securities
                                          Common        Paid-In         Ownership   Earnings    Available-for-sale
                                          Stock         Capital         Plan        (Deficit)   Net of Taxes               Total
BALANCE, SEPTEMBER 30, 1994               $     -       $      -         $  -0-     $8,945,553     ($606,513)           $ 8,339,040

   Net income for the year ended
       September 30, 1995                                                              659,659                              659,659

   Change in unrealized gain on
      investment and mortgage-backed
      securities available-for-sale,
      net of taxes                                                                                   492,070                492,070


BALANCE, SEPTEMBER 30, 1995               $     -       $      -        $   -0-     $9,605,212     $ 114,443            $ 9,490,769
                                          ==========    ===========     =========   ==========     =========            ===========

BALANCE, DECEMBER 31, 1995                $1,173,250    $13,330,472     ($417,612)  ($ 257,494)    ($ 13,715)           $13,814,901

   Net income for the year ended                                                       138,757                              138,757
       December 31, 1996

   Issuance of common stock to
      Management Recognition Plan             21,390        232,615                                                         245,005

   Dividends paid                                                                     ( 43,997)                            (43,997)

   Principal payments made by Employee
      Stock Ownership Plan                                                  61,129                                           61,129


   Change in unrealized loss on
      investment and mortgage-backed
      securities available-for-sale,
      net of taxes                                                                                 (  56,253)           (
56,253)


BALANCE, DECEMBER 31, 1996                $1,194,640    $13,563,087      ($356,483)  ($162,734)    ($ 69,968)           $14,168,542
                                          ==========    ===========       ========    ========      ========            ===========

 The accompanying notes are an integral part of the consolidated financial statements.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


          CONSOLIDATED STATEMENT OF CASH FLOWS

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CASH FLOWS

    Increase (Decrease) in Cash and Cash Equivalents

                                                                  Six Months Ended              Year Ended
                                                                      June 30,           December 31,    September 30,
                                                               1997           1996           1996             1995
                                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                              $   361,639    $   477,600    $  138,757      $  659,659
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
         Amortization of premium/discount on
            mortgage-backed securities                    (      1,498)   (     2,874)  (     4,824)    (     5,747)
         Depreciation and amortization                          62,081         41,991        90,943          88,475
         Gain on sale of equipment                       (       977)
         (Gain) loss on sale of real estate               (      2,345)   (     1,924)        2,465          14,000
         Provision for losses on loans                                                      132,633          26,937
         Change in assets and liabilities:
            Increase in accrued interest receivable       (    109,617)   (   113,659)  (   137,214)   (     90,236)
            Increase in prepaid expenses                  (    185,550)   (   661,981)  (   491,183)   (    331,460)
            Decrease in deferred taxes                                                       59,467          33,131
            (Increase) decrease in prepaid corporate
             taxes                                             174,628    (   183,817)       65,494     (    26,884)
            Increase (decrease) in corporate
               taxes payable                                    24,000        232,000   (   236,000)    (    20,897)
            Increase (decrease) in deferred income                             17,424                   (   163,247)
            Increase in accrued pension cost                                                  5,768         143,376
            Increase (decrease) in accrued interest
               payable                                          18,797    (    23,878)       25,468          85,839
            Increase in accrued expenses                       451,543        488,720       210,608          30,259

         Total adjustments                                     432,039    (   207,998)  (   277,352)    (   216,454)

         Net cash provided by (used in)
            operating activities                               793,678        269,602   (   138,595)        443,205


CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investment securities, available-for-sale  (    49,333)   (  3,000,000)  ( 5,000,000)    ( 2,500,000)
   Purchase of investment securities, held-to-maturity    ( 8,715,000)   (  6,999,687)  (10,999,687)    ( 2,000,000)
   Proceeds from sales of investment securities,
      available-for-sale                                                                                    700,000
   Mortgage-backed security maturities and
      principal repayments                                    215,304         456,524       864,783         639,539
   Maturities of investment securities,
     available-for-sale                                     1,000,000       1,000,000     3,000,000
   Maturities of investment securities,
     held-to-maturity                                       4,155,737       5,342,857     8,842,857
   Proceeds from sale of real estate owned                                     81,620
   Acquisition costs of, and proceeds from
     the sale of, Federal Home Loan Bank stock           (     26,300)   (     32,600)   (   32,600)         34,400

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES



          CONSOLIDATED STATEMENT OF CASH FLOWS

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

                       (Continued)

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CASH FLOWS

    Increase (Decrease) in Cash and Cash Equivalents



                                                                Six Months Ended               Year Ended
                                                                      June 30,           December 31,    September 30,
                                                               1997           1996           1996            1995
                                                                                   (Unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES:  (Continued)
   Decrease in total loans receivable, net                 ($ 4,957,283)  ($1,979,009)   ($ 3,076,664)   ($ 1,749,986)
   Purchase and improvement of real estate for investment                                (        500)   (     63,190)
   Proceeds from sale of real estate held for investment                                       61,225
   Proceeds from sale of real estate owned net of
     improvements                                                                              79,696
   Increase in advances for stock offering                                                                  6,261,000
   Proceeds from sale of equipment                                                              5,300
   Capital expenditures                                    (     51,545)  (   340,758)   (    613,361)   (     13,314)

         Net cash used in investing activities             (  8,428,420)  ( 5,471,053)   (  6,868,951)      1,308,449


CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in deposits, net                                $ 3,862,236    $5,951,005     $ 4,097,882       6,623,403
   Change in securities purchased under agreements
     to resell                                                1,416,846        65,348          69,451
   Proceeds from issuance of stock to Management
     Recognition Plan                                                                         254,005
   Dividends Paid                                                          (   43,997)    (    43,997)
   Change in advances for borrowers' taxes and
     insurance                                             (    242,251)   (  487,384)    (   215,594)         30,944

         Net cash provided by
             financing activities                             5,036,831     5,484,972       4,161,747       6,654,347


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       (  2,597,911)      283,521     ( 2,845,799)      8,406,001


   Cash and cash equivalents, beginning of period            31,622,465    34,468,264      34,468,264      21,371,339


CASH AND CASH EQUIVALENTS, END OF PERIOD                    $29,024,554   $34,751,785     $31,622,465    $ 29,777,340
                                                            ===========   ===========     ===========    ============

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES


          CONSOLIDATED STATEMENT OF CASH FLOWS

                    SIX MONTHS ENDED

                 JUNE 30, 1997 AND 1996
                       (Unaudited)


                           AND


                       YEARS ENDED

        DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

                       (Continued)

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CASH FLOWS

    Increase (Decrease) in Cash and Cash Equivalents

                                                     Six Months Ended                           Year Ended
                                                           June 30,                      December 31,     September 30,
                                                    1997           1996                      1996              1995
                                                        (Unaudited)                                (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid during the period for:

      Interest on deposits and borrowings       $ 2,164,810     $ 2,050,760              $ 4,056,909       $ 3,357,447
                                                ===========     ===========              ===========       ===========
      Income taxes                              $    80,000     $   165,192              $   267,788       $   238,015
                                                ===========     ===========              ===========       ===========

   Noncash activities:

      Loans transferred to real estate owned                                             $    79,156       $   103,120
                                                                                         ===========       ===========
      Increase in unrealized loss on
         investment mortgage-backed securities
         available-for-sale, net of taxes                                               ($    56,253)      $       -0-
                                                                                         ===========       ===========

The accompanying notes are an integral part of the consolidated financial statements.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


1.DESCRIPTION OF ORGANIZATION:

 Pennsylvania Savings Bank, through its six branch offices, makes residential and consumer loans to customers and provides community banking services principally within, but not limited to, the County of Philadelphia, Pennsylvania. Transnational Mortgage Corporation, a wholly owned subsidiary, originates residential loans. PSA Financial Corporation, a wholly owned subsidiary, originates residential and consumer loans. PSA Consumer Discount, a wholly owned subsidiary of PSA Financial, originates consumer loans. All loan originations are to customers principally within, but not limited to, the County of Philadelphia, Pennsylvania. PSA Service Corporation, a wholly owned subsidiary, processes all loans for Pennsylvania Savings Bank and the other subsidiaries.

 Effective October 20, 1995, Pennsylvania Savings Bank, a mutual savings bank (the "Mutual Bank"), effected a mutual savings bank holding company reorganization. This reorganization entailed the following: (1) the Mutual Bank reorganized into a Pennsylvania chartered mutual savings bank holding company named PSB Mutual Holding Company, (2) a new Pennsylvania chartered stock savings bank (the "Stock Bank") was formed, (3) substantially all of the Mutual Bank's assets (except $250,000 in cash retained by PSB Mutual Holding Company) and liabilities were transferred to the Stock Bank, (4) 615,250 shares of common stock, par value $1.00 per share of the Stock Bank, were issued to PSB Mutual Holding Company and 558,000 shares of such common stock at a price of $10.00 per share were sold to minority stockholders in a subscription offering, (5) the Stock Bank received proceeds from the minority stock offering of $5,580,000 net of commissions and other related expenses totalling $576,880, and (6) the Stock Bank (named Pennsylvania Savings Bank) registered its common stock pursuant to the Securities Exchange Act of 1934 ("Exchange Act").

 As an Exchange Act registrant, the Bank became subject to the Exchange Act proxy rules and the periodic reporting and other requirements of the Exchange Act. The Stock Bank's compliance with the Exchange Act will result in additional noninterest expense in future periods.

 Under Pennsylvania law, so long as the PSB Mutual Holding
Company remains in mutual holding company form, it must own at least 50.01% of the Stock Bank's common stock at all times.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation:

 The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, PSA Service
Corporation, Transnational Mortgage Corporation and PSA Financial
Corporation. Significant intercompany balances and transactions have been eliminated.

 Cash and Cash Equivalents:

 Cash and cash equivalents include unrestricted cash on hand, demand deposits maintained in depository institutions and other readily convertible investments with original contractual terms to maturity of three months or less.

 Investment in Debt and Marketable Equity Securities and
Accounting Change:

 The Bank elected to adopt the provisions of Financial
Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of September 30, 1994.

 SFAS No. 115 requires the Bank to classify its investments, including marketable securities and mortgage-backed securities in one of three categories: held-to-maturity, trading or available-for-sale. Debt securities that the Bank has the positive intent and ability to hold to maturity will be classified as held-to-maturity and are reported at amortized cost. The Bank does not engage in security trading and, therefore, the balance of its debt securities and any equity securities will be classified as available-for-sale. Net unrealized gains and losses for such securities will be required to be recognized as a separate component of retained earnings net of taxes and excluded from the determination of net income.

 Prior to the adoption of Statement No. 115, the Bank recorded investment and mortgage-backed securities at amortized cost. Marketable equity securities were carried at the lower of cost or estimated market value in the aggregate.

 Premiums paid and discounts received at the time of purchase were deferred and amortized over the remaining life of the securities using a method which approximates a level yield.

 Realized gains and losses on the sale of securities were recognized using the specific identification method.


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

 Investment and Mortgage-Backed Securities Available-for-
Sale:

 Securities classified as available-for-sale are carried at fair value. Net unrealized gains and losses are reflected as a separate component of stockholders' equity, net of tax effects. Securities classified as available-for-sale are those that management intends to sell or that would be sold for liquidity, investment management or similar reasons, even if there is not a present intention of such a sale. Equity securities that have a readily determinable fair value are also classified as available-for-sale.

 Investment and Mortgage-Backed Securities Held-to-Maturity:

 Securities are classified as held-to-maturity securities when purchased, because the Bank has the ability and the intent to hold the securities to maturity. Decisions to acquire investments of a particular type are based upon interest rate risk, liquidity and capital adequacy considerations. Investment securities are stated at cost, adjusted for premium amortization and accretion of discounts. Premiums paid and discounts received at the time of purchase are deferred and amortized over the remaining life of the securities using a method which approximates a level yield. Mortgage-backed security amortization rates are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages.

 Gains and losses realized on sales of investment securities represent differences between net proceeds and carrying values determined by the specific identification method.

 Loans Receivable:

 Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net of deferred loan origination fees and discounts. Loan origination fees and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

 Management's periodic evaluation of the adequacy of the loan loss allowance is based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. The


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

 Interest is discontinued on loans that are contractually past due. No adjustment is made for interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received, or until in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

 In May 1994, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires an adjustment to the carrying value of a loan through the provision for loan losses when it is probable" that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. SFAS No. 114 was subsequently amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" to allow a creditor to use existing methods for recognizing interest income on an impaired loan. SFAS Nos. 114 and 118 are effective for financial statements issued for years beginning after December 31, 1995. The adoption of SFAS Nos. 114 and 118 did not have a material impact on the Bank's financial condition or results of operations for the year ended December 31, 1996 based on the Bank's current loan portfolio.

 Loan Origination and Commitment Fees:

 Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)


 Real Estate Owned:

 Real estate owned consists of properties acquired by or in
lieu of foreclosure and properties that qualify for in-substance
foreclosure.  Real   estate owned is stated at the lower of cost
or estimated fair value minus estimated costs to sell. Write-downs of real estate owned which occur after the initial transfer from the loan portfolio are recorded as expenses of real estate owned. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value. Real estate held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value

 Income Taxes:

 The Bank records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Office Properties and Equipment:

 Land is carried at cost. Office properties and equipment are recorded at cost less accumulated depreciation. Depreciation is computed based on cost using the straight-line method over estimated useful lives of 25-50 years for buildings, 10-25 years for land improvements and 3-25 years for office equipment. Maintenance and repair of property and equipment are charged to operations. Major improvements are capitalized.

 Excess of Acquisition Cost Over Fair Value of Assets
Acquired:

 Excess of acquisition cost over fair value of assets acquired is recognized at cost, net of amortization. The asset is being amortized over 19 years using the straight-line method.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

 Financial Statement Presentation:

 Certain items in prior year financial statements have been reclassified to conform to the 1996 presentation.

 Advertising:

 Advertising costs are charged to operations when incurred.

 Use of Estimates:

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Per Share Information:

 Earnings per share have been calculated based on the average common shares outstanding for the respective periods. The number of shares used in the computation of earnings per share for the six months ended June 30, 1997 and 1996 were 1,194,640 and 1,173,250, respectively and for the year ended December 31, 1996 was 1,187,510.

 Dividends:

 On June 30, 1996, the Bank paid a cash dividend of $.0375 per share to stockholders on record as of June 15, 1996. This dividend was paid from accumulated net earnings as of June 30, 1996. Subsequently, in September 1996, the Savings Association Insurance Fund (SAIF) assessed and collected from the Bank a one time special assessment of $567,000. This assessment eliminated the Bank's prior earnings and resulted in the bank reporting both significantly lower net income for the year ended December 31, 1996 and an accumulated deficit as of December 31, 1996.

 Long-Lived Assets:

 In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. SFAS No. 121 also addresses the accounting for long-

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

lived assets that are expected be disposed of.  Pennsylvania
Savings Bank adopted SFAS No. 121 in the first quarter of 1996.
The adoption of SFAS No. 121 did not have a material effect on Pennsylvania Saving Bank's operations.

 Cash deposited in Financial Institutions:

 The Bank maintains cash balances at other financial institutions in the Philadelphia regional area. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. In the normal course of business, the Bank may have deposits that exceed the insured balance.

 3.INVESTMENTS AND MORTGAGE-BACKED SECURITIES:

 The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities and mortgage-backed securities:

                                                   Available-for-Sale
                                                    June 30, 1997
                                                 Gross         Gross
                                  Amortized    Unrealized    Unrealized      Fair
                                    Cost         Gains         Losses        Value

Investment Securities:

   Equity:

   Investment in mutual
     funds                       $ 2,354,210    $  6,496     $    -       $  2,360,706

   Debt:

     SLMA                          1,000,000                  (  22,263)       977,737
     FHLB Notes                    2,000,000                  (  10,106)     1,989,894

                                   3,000,000                  (  32,369)     2,967,631

                                   5,354,210       6,496      (  32,369)     5,328,337

Mortgage-backed Securities:

   FNMA                            2,498,785                  ( 128,384)     2,370,401
   FHLMC                             784,678                  (  11,505)       773,173

                                   3,283,463                  ( 139,889)     3,143,574

    Total Available-for-
        Sale Securities            8,637,673       6,496      ( 172,258)     8,471,911

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


 3.INVESTMENTS AND MORTGAGE-BACKED SECURITIES:  (Continued)

                                                 Held-to-Maturity
                                                   June 30, 1997
                                                 Gross         Gross
                                  Amortized    Unrealized    Unrealized      Fair
                                    Cost         Gains         Losses        Value
Investment Securities:

Debt:

   Federal Farm Credit          $      -       $   -         $   -        $      -
   FNMA                          2,999,820        2,691                    3,002,511
   FHLMC                         1,000,000           55                    1,000,055
   FHLB Notes                   13,215,141                   (  36,056)   13,179,085

                                17,214,961        2,746      (  36,056)   17,181,651

Mortgage-backed Securities:

   Collateralized mortgage
      obligations                  177,431                   (   1,583)      175,848

   GNMA                          2,271,949       91,237                    2,363,186
   FHLMC                           124,770       12,084                      136,854

                                 2,574,150      103,321      (   1,583)    2,675,888

  Total Held-to-Maturity
     Securities                 19,789,111      106,067      (  37,639)   19,857,539

       TOTAL INVESTMENTS
          AND MORTGAGE-
          BACKED
          SECURITIES           $28,426,784     $112,563      ($209,897)  $28,329,450
                               ===========     ========       ========   ===========

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

3.INVESTMENTS AND MORTGAGE-BACKED SECURITIES:  (Continued)

                                                  Available-for-Sale
                                                     June 30, 1996
                                                  Gross        Gross
                                  Amortized     Unrealized   Unrealized      Fair
                                    Cost          Gains        Losses        Value
Investment Securities:

Equity:
   Investment in mutual
     funds                       $ 2,304,878    $ 26,204     $   -        $ 2,331,082

Debt:

   SLMA                            1,000,000   (  36,250)       963,750
   FHLB Notes                      3,000,000                  (  32,970)    2,967,030

                                   4,000,000                  (  69,220)    3,930,780

                                   6,304,878      26,204      (  69,220)    6,261,862

Mortgage-backed securities:

   FNMA                            2,703,880                  ( 157,336)    2,546,544
   FHLMC                             796,228                  (  36,109)      760,119

                                   3,500,108                  ( 193,445)    3,306,663

    Total available-for-
        sale securities            9,804,986      26,204      ( 262,665)    9,568,525

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


3.INVESTMENTS AND MORTGAGE-BACKED SECURITIES:  (Continued)

                                                  Held-to-Maturity
                                                    June 30, 1996
                                                 Gross         Gross
                                  Amortized    Unrealized    Unrealized      Fair
                                    Cost         Gains         Losses        Value
Investment Securities:

   Debt:

      Federal Farm Credit        $   655,424   $   -         ($    728)   $  654,696
      FNMA Note                    1,999,688                 (  15,153)    1,984,535
      FHLMC                        1,000,000                 (   4,394)      995,606
      FHLB Notes                   8,500,937                 (  40,014)    8,460,923

                                  12,156,049                 (  60,289)   12,095,760


Mortgage-backed Securities:

   Collateralized mortgage
      obligations                    264,849                 (  10,040)      254,809
   FNLMA                           2,545,356    73,486                     2,618,842
   FHLMC                             167,065     13,290                      180,355

                                   2,977,270     86,776      (  10,040)    3,054,006

     Total Held-to-Maturity
        Securities                15,133,319     86,776      (  70,329)   15,149,766

          TOTAL INVESTMENTS
             AND MORTGAGE-
             BACKED
             SECURITIES          $24,938,305   $112,980      ($332,994)  $24,718,291
                                 ===========   ========       ========   ===========

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


 3.INVESTMENTS AND MORTGAGE-BACKED SECURITIES:  (Continued)

 The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities and mortgage-backed securities:

                                                   Available-for-Sale
                                                   December 31, 1996
                                                 Gross         Gross
                                  Amortized    Unrealized    Unrealized      Fair
                                    Cost         Gains         Losses        Value
Investment Securities:

   Equity:

   Investment in mutual
      funds                      $ 2,304,878   $ 47,318      $   -        $ 2,352,196

   Debt:

   SLMA                            1,000,000                 (  20,466)       979,534
   FNMA Notes                      3,000,000                 (  15,448)     2,984,552

                                   4,000,000                 (  35,914)     3,964,086

                                   6,304,878     47,318      (  35,914)     6,316,282

Mortgage-backed Securities:

   FNMA                            2,529,793                 ( 110,404)     2,419,389
   FHLMC                             792,065                 (  17,614)       774,451

                                   3,321,858                 ( 128,018)     3,193,840

      Total Available-for-
        Sale Securities            9,626,736     47,318      ( 163,932)     9,510,122

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


3.INVESTMENTS AND MORTGAGE-BACKED SECURITIES:  (Continued)

                                                    Held-to-Maturity
                                                 December 31, 1996
                                                 Gross         Gross
                                  Amortized    Unrealized    Unrealized      Fair
                                    Cost         Gains         Losses        Value
Investment Securities:

Debt:

   Federal Farm Credit          $   657,046    $   -         ($      6)   $   657,040
   FNMA                           2,999,456       3,510                     3,002,966
   FHLMC                          1,000,000         155                     1,000,155
   FHLB Notes                     8,000,313                  (  32,471)     7,967,842

                                 12,656,815       3,665      (  32,477)    12,628,003

Mortgage-backed Securities:

   Collateralized mortgage
      obligations                   227,494                  (   2,849)       224,645

   GNMA                           2,355,143      89,774                     2,444,917
   FHLMC                            165,807      16,163                       181,970

                                  2,748,444     105,937       (   2,849)    2,851,532

      Total Held-to-Maturity
        Securities               15,405,259     109,602       (  35,326)   15,479,535

          TOTAL INVESTMENTS
             AND MORTGAGE-
             BACKED
             SECURITIES         $25,031,995    $156,920       ($199,258)  $24,989,657
                                ===========    ========        ========   ===========


Assets, principally securities, carried at approximately
$2,953,034, $1,532,085 and $1,536,188 at June 30, 1997 and 1996
and at December 31, 1996, respectively were pledged to secure deposits as required or permitted by law.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


 3.   INVESTMENTS AND MORTGAGE-BACKED SECURITIES: (Continued)

 The amortized cost and estimated market values of securities at June 30, 1997 and 1996 and December 31, 1996 by contractual maturities, are as follows:

                                                                           Estimated
                                                             Amortized       Market
                                                                Cost         Value
June 30, 1997:
   Due less than one year                                   $19,214,961   $19,153,969
   Due after one year through five years                      1,000,000       995,313
                                                             20,214,961    20,149,282
   Mutual Funds                                               2,354,210     2,360,706
   Mortgage-backed securities                                 5,857,613     5,819,462

                                                            $28,426,784   $28,329,450
                                                            ===========   ===========

June 30, 1996:
   Due less than one year                                   $14,655,424   $14,534,050
   Due after one year through five years                      1,500,625     1,492,490
                                                             16,156,049    16,026,540

   Mutual Funds                                               2,304,878     2,331,082
   Mortgage-backed securities                                 6,477,378     6,360,669

                                                            $24,938,305   $24,718,291
                                                            ===========   ===========

December 31, 1996:
   Due less than one year                                   $14,156,815   $14,077,913
   Due after one year through five years                      2,500,000     2,514,176
                                                             16,656,815    16,592,089
   Mutual Funds                                               2,304,878     2,352,196
   Mortgage-backed securities                                 6,070,302     6,045,372

                                                            $25,031,995   $24,989,657
                                                            ===========   ===========

 Proceeds from sale of investment securities during the six months ended June 30, 1997 and 1996 totaled $1,000,000 and $1,000,000, respectively. No gains were realized on those sales. Proceeds from sale of investment securities for the year ended December 31, 1996 totaled $3,000,000. No gains were realized on those sales.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


4.LOANS RECEIVABLE:

 Loans receivable consist of the following:


                                                       June 30,               December 31,
                                                  1997         1996               1996
   Real Estate Loans:
      One-to-four family                      $47,931,659  $48,073,866         $49,615,442
      Five or more family residence               710,589      664,817             654,292
      Construction loans                        2,128,474    1,084,715             660,898
      Nonresidential                            9,687,824    5,609,184           5,575,209
                                               60,458,546   55,432,582          56,505,841
   Consumer loans                               1,219,138      964,902           1,016,277
   Commercial loans                             1,190,149      593,717             368,413
      Less:                                    62,867,833   56,991,201          57,890,531
      Unearned fees and discounts            (    456,285)  (  502,663)      (    495,686)
      Undisbursed loan proceeds              (     64,131)  (   13,344)       (      4,712)
      Allowance for loan losses              (    206,885)  (  207,589)       (    206,884)

                                              $62,140,532  $56,267,605         $57,183,249
                                              ===========  ===========         ===========

 Loans receivable at June 30, 1997 and 1996, include
$56,594,055 and $51,835,340 of fixed rate loans and $6,273,778 and $5,155,861 of adjustable rate loans, respectively and at December 31, 1996 includes $53,298,487 of fixed rate loans and $4,592,044 of adjustable rate loans.

 A summary of loan maturities at June 30, 1997 is as follows:

                                    Multi-Family
                                        and                   Consumer
                                     Commercial                 and
                      One to Four       Real      Construc-   Commercial      Total
                         Family        Estate       tion       Business        Loans
Amounts due:
Non-performing        $ 1,110,989   $   312,536   $     -      $     -      $ 1,423,525

Within one year         8,014,412       940,283   2,128,474     1,593,885    12,677,054

After one year:
   1 to 3 years           479,875     1,746,495                   541,992     2,768,362
   3 to 5 years         1,563,319     5,005,259                   188,369     6,756,947
   5 to 10 years        3,793,380       841,320                     85,04    14,719,741
   Over 10 years       32,969,684     1,552,520                              34,522,204

Total due after
   one year            38,806,258     9,145,594                  815,402     48,767,254

TOTAL AMOUNTS DUE     $47,931,659   $10,398,413  $2,128,474   $2,409,287    $62,867,833
                      ===========   ===========  ==========   ==========    ===========

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

4.LOANS RECEIVABLE:  (Continued)

 A summary of changes in the allowance for possible loan losses is as follows:

                                               June 30,           December 31,
                                           1997       1996           1996
BALANCE, BEGINNING OF PERIOD             $206,884   $207,589      $207,589
      Provision charged to operation                               132,633
      Charged off                                                ( 133,338)

BALANCE, END OF PERIOD                   $206,884   $207,589      $206,884
                                         ========   ========      ========

 Loans on which the accrual of interest has been discontinued amounted to $1,423,525 and $666,940 at June 30, 1997 and 1996,
respectively and $769,995 at December 31, 1996. If interest on those loans had been accrued, accrued interest would have increased by $219,590 and $174,648 at June 30, 1997 and 1996,
respectively and $175,423 at December 31, 1996 and income would have increased by $79,647 and $37,722 for the six months ended June 30, 1997 and 1996, respectively and $60,724 for the year ended December 31, 1996.

 In the ordinary course of business, the Bank has granted loans to certain executive officers, trustees and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

 Loans to officers and directors amounted to $1,186,468 and $326,264 at June 30, 1997 and 1996 respectively and $324,178 at
December 31, 1996.

 During the six months ended June 30, 1997 and 1996 loans of $1,045,000 and $-0-, respectively, were disbursed to executive officers and trustees, while principal repayments of $4,168 and
$4,974 were received in those months, respectively.   During the
year ended December 31, 1996 $-0- loans were disbursed to executive officers and trustees, while principal repayments of $8,391 were received in that year.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


5.ACCRUED INTEREST RECEIVABLE:

 A summary of accrued interest receivable is as follows:

                                  June 30,          December 31,
                              1997        1996           1996


Loans                      $  820,712  $  755,404    $  754,462
FHLB Overnight                118,070     133,900       118,804
Mortgage-backed securities     32,236      35,981        35,049
Investment securities         355,556     268,117       308,642

                           $1,326,574  $1,193,402    $1,216,957


 6.OFFICE PROPERTIES AND EQUIPMENT:

 Office properties and equipment are summarized by major classification as follows:

                                           June 30,          December 31,
                                      1997         1996          1996
Land, buildings and improvements   $1,834,620   $1,672,590   $1,793,292
Furniture, fixtures and equipment   1,226,076    1,073,562    1,215,859
                                    3,060,696    2,746,152    3,009,151
Less accumulated depreciation     ( 1,797,284) ( 1,692,531) ( 1,735,703)

                                   $1,263,412   $1,053,621   $1,273,448

7.  REAL ESTATE OWNED - ACQUIRED THROUGH SETTLEMENT OF LOANS:

 Real estate owned consists of the following:

                                              June 30,          December 31,
                                        1997          1996          1996
Real estate acquired through
    settlement of loans              $  466,996   $  385,494    $  464,651
Real estate held for investment                                     63,190
Less allowance for estimated losses       -0-           -0-          -0-

      TOTAL                          $  466,996   $  448,684    $  464,651



8.  FEDERAL HOME LOAN BANK STOCK:

 The Bank is a member of the Federal Home Loan Bank System.
As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated December 31 of each year.

9.DEPOSITS:

 Deposits at June 30, 1997 and 1996 are summarized as follows:


                            Weighted Average           1997                     1996
                             Interest Rate        Amount        %         Amount        %
Types of Deposits:

   Noninterest bearing
      accounts:
      1997                                     $  5,276,083   5.05%
      1996                                                             $ 11,118,088  10.86%
   Passbook accounts:
      1997                      3.00%            25,983,230   24.88
      1996                      3.00                                     27,467,468  26.82
   Statement savings
      accounts:
      1997                      2.49                 40,374     .04
      1996
   Club accounts:
      1997                      2.00                629,720     .60
      1996                      2.00                621,400     .61
   Now accounts:
      1997                      1.12              5,363,611    5.14
      1996                       .66              4,069,694    3.97
   Money Market:
      1997                      3.57              7,710,227    7.38
      1996                      3.57                                     5,739,773     5.60

                                                 45,003,245   43.09     49,016,423    47.86
Certificate of deposit:
   Less than 4.00%
      1997                      3.00                321,378     .31
      1996                      3.06                                       965,802      .94
   4.00 - 5.00%
      1997                      4.38              1,161,106    1.11
      1996                      4.51              6,698,900    6.54
   5.01 - 6.00%
      1997                      5.51             56,778,747   54.37
      1996                      5.47                                    44,159,412    43.11
   6.01 - 7.00%
      1997                      6.70              1,101,227    1.05
      1996                      6.72                607,911     .59
   7.01 - 8.00%
      1997                      7.64                 70,909     .07
      1996                      7.63                                       979,051      .96

Total of certificates
      of deposit                                 59,433,367   56.91     53,411,076    52.14
TOTAL DEPOSITS                                 $104,436,612  100.00%  $102,427,499 100.00%
                                               ============  ======   ============   ======

 Deposits at December 31, 1996 are summarized as follows:

                             Weighted Average              1996
                             Interest Rate          Amount          %
Types of Deposits:

   Noninterest bearing
      accounts:                                  $  1,958,303     1.95%
   Passbook accounts:             3.00%            26,803,311    26.65
   Statement savings
      accounts:                    2.49                28,198      .03
   Club accounts:                  2.00               202,855      .20
   NOW accounts:                   1.09             9,104,871     9.05
   Money Market:                   3.63             6,265,482     6.23

                                                   44,363,020    44.11

Certificate of deposit:
   Less than 4.00%                 3.00               319,688      .32
   4.00 - 5.00%                    4.68             8,154,337     8.11
   5.01 - 6.00%                    5.46            46,025,469    45.76
   6.01 - 7.00%                    6.64               624,417      .62
   7.01 - 8.00%                    7.60             1,087,445     1.08

      Total of certificates
         of deposit                                56,211,356    55.89
          TOTAL DEPOSITS                         $100,574,376   100.00%

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


9.DEPOSITS:  (Continued)

 Certificates of deposit have scheduled maturities as follows:

                                           June 30,            December 31,
                                       1997         1996           1996
Within one year                     $48,640,884  $39,711,530  $40,728,765
One year through two years            6,480,777    8,947,555   10,838,411
Two years through three years         2,177,889    1,503,413    1,947,108
Three years through five years        1,604,452    2,326,180    1,593,958
Five years through ten years            520,295      922,398    1,094,302
Over ten years                            9,070                     8,812

                                    $59,433,367  $53,411,076  $56,211,356

 Interest expense on deposits is comprised of the following:


                                      June 30,            December 31,  September 30,
                                  1997         1996          1996            1995
NOW Accounts                   $   51,858   $   44,002   $   93,641     $   87,158
Savings Accounts                  394,317      417,635      829,578        973,300
Money Market Accounts             125,048       90,161      199,467        144,885
Certificates of Deposit         1,629,538    1,482,840    2,977,210      2,260,582
                                2,200,761    2,034,638    4,099,896      3,465,925
Early Withdrawal Penalties    (    17,154) (     7,756) (    17,519)    (   28,782)

                               $2,183,607   $2,026,882   $4,082,377     $3,437,143
                               ==========   ==========   ==========     ==========

 The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was approximately
$9,794,239, $6,705,423 and $6,240,394 at June 30, 1997 and 1996
and December 31, 1996 respectively.

 The aggregate amount of demand deposits that have been re-classified as loan balances at June 30, 1997 and 1996 and December 31, 1996 was $94,309, $51,892 and $104,164,
respectively.

10.INCOME TAX MATTERS:

 The Bank and its wholly owned subsidiary file a consolidated federal income tax return and separate state and local income tax returns on a calendar year end basis.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


10.INCOME TAX MATTERS:  (Continued)


 The provision for income taxes consists of the following:

                            Six Months Ended              Year Ended
                                 June 30,          December 31, September 30,
                            1997        1996          1996           1995
Currently payable:
   Federal                $144,000   $164,500      $122,000     $324,551
   State                    22,000     67,500        20,000       74,977
                           166,000    232,000       142,000      399,528
   Deferred                                          59,465       33,131

      TOTAL               $166,000   $232,000      $201,465     $432,659

 The reconciliation between the actual provision for federal and state income taxes and the amount of income taxes which would have been provided at statutory rates is as follows:

                                           Six Months Ended
                                               June 30,
                                           1997       1996

Expected Income Tax Expense
   at Federal tax rate                   $179,397   $241,264
Travel and Entertainment                   12,581      7,000
State Tax net of Federal benefit           14,520     44,550
Other differences, net                  (  40,498) (  60,814)

                                         $166,000   $232,000

                                               Year Ended
                                       December 31, September 30,
                                           1996          1995


Expected Income Tax Expense
  at Federal tax rate                    $115,675      $371,388
Travel and Entertainment                   25,162        13,987
State Tax net of Federal benefit           13,200        49,485
Other differences, net                     47,428     (   2,201)

                                         $201,465      $432,659

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


10.INCOME TAX MATTERS:  (Continued)


 Deferred taxes are included in the accompanying statements of financial condition as of June 30, 1997 and 1996 and December 31, 1996 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws.

 The net deferred tax assets (liability) consist of the following components:


                                                   June 30,
                                              1997        1996
Deferred Tax Assets:
   Unrealized loss on available-for-
      sale securities                       $ 66,306    $ 94,583
   Allowance for loan losses                  82,754      83,036
   Property and equipment                     11,557      20,014
   Deferred income                           119,847     139,822
                                             280,464     337,455
Deferred Tax Liability:
   Bad debt expense                        ( 235,508)  ( 204,755)

          NET DEFERRED TAX                  $ 44,956    $132,700



                                               December 31,
                                                  1996

Deferred Tax Assets:
   Unrealized loss on available-for-
        sale securities                          $ 46,646
   Allowance for loan losses                       82,754
   Property and equipment                          11,557
   Deferred income                                119,847
                                                  260,804
Deferred Tax Liability:
   Bad debt expense                             ( 235,508)
        NET DEFERRED TAX                         $ 25,296

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


10.INCOME TAX MATTERS:  (Continued)

 Prior to January 1, 1996, the Bank was allowed a special bad debt deduction for tax purposes based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. If the above amounts deducted were used for purposes other than for loan losses, such as in a distribution in liquidation, or if the Bank would cease to be a qualified thrift lender under the tax law, or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate.

 The special bad debt method of accounting for bad debts for tax purposes utilized by qualified thrift institutions was repealed effective for tax years beginning January 1, 1996. Thrift institutions must now use the experience method of accounting for bad debts and must treat this change as a change in accounting method. Any adjustment that is required to be taken into account because of the change will be determined solely with respect to the applicable excess reserves of the thrift which will be taken into income over a six-year period for tax purposes. Pennsylvania Savings Bank qualifies as a small bank. The Banks applicable excess reserves will be the excess of the balance of its reserves as of the close of its last tax year beginning before January 1, 1996 over the greater of (a) its pre-1988 reserves, or (b) what the thrift's reserves would have been at the close of its last tax year beginning before January 1, 1996, had the thrift used the experience method. If a Bank meets the residential loan requirement, the income to be recognized may be deferred. A Bank meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the Bank during the year is not less than its base amount.
The "base amount" generally is the average of the principal amounts of the residential loans made by the Bank during the six most recent tax years beginning before January 1, 1996. For the year ended December 31, 1996, the Bank meets the residential loan requirement and has elected to deferred recognition of the income.

 Prior to January 1, 1988, the Bank was not required and did not record deferred income taxes on the difference between the allowance for loan losses reported for financial reporting purposes and the special bad debt deduction for income tax purposes.




       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


10.INCOME TAX MATTERS:  (Continued)

 Retained earnings at December 31, 1995 includes $2,450,099 for which no deferred federal income tax liability has been recognized.

 Subsequent to December 31, 1987, the base year, and prior to January 1, 1996, the Bank was required to record a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deduction. However, if it is more likely than not that some portion or all of the deferred tax asset will not be realized, the deferred tax asset should be reduced by a valuation allowance. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

 As required by SFAS No. 109 "Accounting for Income Taxes," the Bank determined that no valuation reserve was necessary for the net deferred tax asset since it is more likely than not that the deferred tax asset will be realized through carryforwards to taxable income in future years and future reversals of existing temporary differences. The Bank will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.

 The Bank has made additions to the special bad debt deduction allowance since December 31, 1987 and, therefore, deferred tax liability for the special bad debt deduction has been recorded in the amount of $235,508 and $204,755 at December
31, 1996 and 1995, respectively.

 Deferred tax expense results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences are as follows:

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


10.INCOME TAX MATTERS:  (Continued)

                                             Six Months Ended
                                                 June 30,
                                            1997           1996


Bad debts                                   $  -          $   -

Depreciation
Deferred loan fees


          DEFERRED TAX EXPENSE              $   -         $   -


                                         Year Ended
                                   December 31, September 30,
                                       1996          1995

Bad debts                          $31,035       $  51,574
Depreciation                         8,455       (  11,452)
Deferred loan fees                  19,975       (   6,991)

          DEFERRED TAX EXPENSE     $59,465        $ 33,131

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


11.  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF
1991 (FDICIA):

 FDICIA was signed into law on December 19, 1991 and includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

 The regulations require institutions to have a minimum 4% leverage capital ratio, a minimum 4% tier 1 risk-based capital ratio and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized". An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

 The following table sets out the Bank's various regulatory capital categories:

                                                       June 30,
                                                         1997
                                  Required               Actual
(Dollars in thousands)         %        Amount       %        Amount        Excess

Tangible equity ratio         >2.0%   $2,093       13.97%   $14,617       $12,524
Leverage capital ratio         6.0     6,280       13.97     14,617        8,337
Total risk-based
   capital ratio               8.0     4,492       26.40     14,824       10,332
Tier 1 risk-based
   capital ratio               4.0     2,246       26.03     14,617       12,371
                                                        June 30,
                                                         1996
                                  Required               Actual
(Dollars in thousands)         %        Amount       %        Amount        Excess
Tangible equity ratio         >2.0%    $2,046      13.96%   $14,284       $12,238
Leverage capital ratio         4.0      4,092      13.96     14,284        10,172
Total risk-based
   capital ratio               8.0      3,961      29.27     14,491        10,530
Tier 1 risk-based
   capital ratio               4.0      1,981      28.85     14,284        12,303

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


11.FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF
1991 (FDICIA):  (Continued)

                                              December 31,
                                                1996
                              Required               Actual
                           %        Amount       %        Amount        Excess

Tangible equity ratio     >2.0%   $2,324       12.24%   $14,230       $11,906
Leverage capital ratio     4.0     4,648       12.24     14,230         9,582
Total risk-based
   capital ratio           8.0     4,003       28.85     14,437        10,434
Tier 1 risk-based
   capital ratio           4.0     2,002       28.44     14,230        12,228

12.DIFFERENCES BETWEEN FEDERAL DEPOSITORY INSURANCE CORPORATION
CALL REPORT AND CONSOLIDATED FINANCIAL STATEMENTS:

 An adjustment has been made to the accounts which is reflected in the consolidated financial statements but is not reflected in the Bank's June and December Federal Depository
Insurance Corporation Call Reports. The adjustment and its effect on retained earnings are as follows:

                                                   June 30,
                                             1997         1996

Retained earnings per the Bank's
   June Federal Depository Insurance
   Corporation Call Report                $342,065      $289,371
Increase in federal and
   state income tax provision            ( 120,932)    (  96,801)
Adjustments made to financial
   statement, subsequently
   recorded by Bank                      (  22,228)    (  16,461)

RETAINED EARNINGS PER ACCOMPANYING
   FINANCIAL STATEMENTS                   $198,905      $176,109

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995


12.DIFFERENCES BETWEEN FEDERAL DEPOSITORY INSURANCE CORPORATION
CALL REPORT AND CONSOLIDATED FINANCIAL STATEMENTS:  (Continued)

                                              December 31,
                                                  1996

Retained earnings per the Bank's
   December Federal Depository Insurance
   Corporation Call Report                    $9,728,000

Retained earnings which remained
   in PSB Mutual Holding Company
   following conversion                      ( 9,750,602)

Increase in federal and
   state income tax provision                (   121,175)


Adjustments made to financial
   statement, subsequently
   recorded by Bank                          (    18,957)

ACCUMULATED DEFICIT PER ACCOMPANYING
   CONSOLIDATED FINANCIAL STATEMENTS         ($  162,734)

13.LEASE COMMITMENTS:

 On October 12, 1995, the Bank signed a lease agreement for office and branch space in center city Philadelphia. The lease commenced on July 1, 1996 and extends for 11 years. Lease expense for this lease for the six month ended June 30, 1997 and 1996 was $163,153 and $-0-, respectively. Lease expense for this lease for the year ended December 31, 1996 was $79,908.

 The Bank was obligated under various other leases. Lease expense for these leases for the six month ended June 30, 1997 and 1996 was $18,601 and $17,713, respectively. Lease expense for these leases for the year ended December 31, 1996 and September 30, 1995 was $37,437 and $42,202, respectively.

 Minimum annual rentals are as follows:

    1997             $  178,417
    1998             380,465
    1999             352,157
    2000             348,651
    2001             363,907
    Thereafter       2,136,096


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

14.RETIREMENT PLANS:

 The Bank sponsors the following retirement plans:

 A.  Defined Benefit Pension Plan:

 Covers employees who were at least 21 years of age, with 12 months of service with the Bank and have accumulated 1,000 hours of service during the Plan year. The Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Plan reflect benefits attributed to employees' service. Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. No new employees will be eligible for participation.

 The Plan's funded status and related actuarial information are not available as of June 30, 1997 and 1996. Management believes Plan conditions did not materially change during the interim period.

 The following table sets forth the Pension Plan's funded status in the Bank's balance sheet as of December 31, 1996:


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

 14.  RETIREMENT PLANS:  (Continued)

                                                  December 31,
                                                      1996

   Actuarial present value of benefit
      obligations:

      Vested obligation                       ($720,684)
      Nonvested                               (   3,252)

      Accumulated benefit obligation          ( 723,936)

      Projected benefit obligation for
         service rendered to date             ( 723,936)

   Plan assets at fair value                    703,874

   Excess of projected benefit obligation
      over plan assets                        (  20,062)

   Unrecognized net gain from past
      experience different from that assumed
      and effects of changes in assumptions   ( 191,732)

   Unrecognized prior service cost            (  48,471)

   Unrecognized obligation at December 31,
      being recognized over 24 years            111,121

   ACCRUED PENSION COST                       ($149,144)

 Net pension cost included the following
         components:


                                                1996

   Interest cost on projected benefit
      obligation                         $ 53,315

   Actuarial return on plan assets       ( 94,606)

   Net amortization and deferral           47,059

   NET PERIODIC PENSION COST FOR THE YEARS
      ENDED DECEMBER 31, 1996            $  5,768



       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

 14.  RETIREMENT PLANS:  (Continued)

 As of December 31, 1996 the fair value of the Plan's assets was $703,874 and the plan's distributable benefits to its members was $723,936. Pension contributions were $-0- for the year ended
December 31, 1996.

 The following three employee benefit plans cover all eligible employees, those with two years of service, (a year of service defined as having at least 1,000 hours of service) and being at least 21 years of age on the first day of the plan year.

 B.  Cash or Deferred Profit-Sharing Plan:

 Contributions to this Plan are determined by the participant's written election to reduce their compensation by no more than 15% of eligible compensation and also not to exceed code section 401(k) and other limitations as set by the plan documents.

 The Bank may also make discretionary contributions made out of net income.

 Bank contributions to the Plan for the six months ended June
30, 1997 and 1996 and for the year ended December 31, 1996 and for the three months ended December 31, 1995 were $-0-, $-0-, $-
0-, and $-0-, respectively.

 C.  Profit-sharing Plan:

 Contributions to the Plan are determined annually by the Board of Trustees based upon net income. Allocation of the contributions to participants is based upon annual compensation.

 Contributions to the Plan for the six months ended June 30, 1997 and 1996 and for the year ended December 31, 1996 and for the three months ended December 31, 1995 were $54,060, $54,060, $74,894 and $118,660, respectively.

 D.  Employee Stock Ownership Plan ("ESOP"):

 Effective October 23, 1995, the Bank has established an ESOP for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 42,780 shares of Common Stock.

       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

 14.  RETIREMENT PLANS:  (Continued)

 The Common Stock purchased by the ESOP serves as collateral for the ESOP loan. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of up to seven years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation (currently $150,000).

 Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Bank's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.

 E.  Management Recognition Plan:

 The Bank's Board of Trustees has also adopted a Management Recognition Plan (the "MRP") effective October 20, 1995, as a method of providing certain senior executive officers of the Bank with a propriety interest in the Bank, to such officers for their service and to encourage such persons to remain in the service of the Bank. Benefits may be granted at the sole discretion of the Compensation Committee of the Bank's Board of Trustees. The MRP is managed by trustees who are directors of the Bank and who have responsibility to invest all funds contributed by the Bank to the trust created for the MRP. The Bank contributed $254,005 to the MRP trust which enabled the MRP to purchase 21,390 shares of Common Stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP participants will be in the form of restricted stock payable over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the employee will be recognized pro rata over the five years during which the shares are payable. As of December 31, 1996, 21,390 shares have been allocated to individual employees. For the six months ended June 30, 1997 and for the year ended December 31, 1996, the Bank recorded


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

 14.  RETIREMENT PLANS:  (Continued)

compensation expense of $25,401 and $18,624, respectively for the Management Recognition Plan.

 F.  Stock Option Plan:

 The Bank's Board of Trustees adopted the Pennsylvania
Savings Bank Stock Option Plan (the "Option Plan") and was approved by a majority of stockholders on April 30, 1996. The Option Plan provides for the grant of (I) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Stock Option") under Section 422 of the Code, and
(ii) options that do not so qualify ("Nonqualified Stock Options"). Pursuant to the Option Plan, up to 53,475 shares of Common Stock (subject to adjustment) will be reserved for issuance by the Bank upon exercise of stock options to be granted to certain officers and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to give certain officers and employees an opportunity to acquire Common Stock and thereby help the Bank attract, retain and motivate key employees and officers. At June 30, 1997, 6,450 shares of Common Stock were granted to but not exercised to certain individual employees.

15.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

 The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit generally consisting of residential purchase money mortgage commitments, or the unfunded portion of construction loans in process and standby letter of credit.

 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans and residential loan originations. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

16.  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

 The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

 As of June 30, 1997 and 1996 and December 31, 1996, the Bank had a net investment of $62,140,532, $56,770,268 and $57,183,249, respectively, in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

 In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

17.COMMITMENTS:

 In the normal course of business the Bank makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include open-end credit available. At June 30, 1997 and 1996 and December 31, 1996 the Bank's customers had unused lines of credit available of $945,158, $300,463, and $830,247, respectively.

 Outstanding commitments to originate loans are as follows:

                                    June 30,        December 31,
                                1997        1996       1996

First mortgage loans:
   Fixed rates                $168,700    $110,000  $121,590
   Variable rates              305,600     260,000      -

                              $474,300    $370,000  $121,590


       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

17.  COMMITMENTS:  (Continued)

 Commitments under standby letters of credit totaled approximately $722,595, $36,000, and $565,948 at June 30, 1997
and 1996 and at December 31, 1996, respectively.

18.FAIR VALUE OF FINANCIAL INSTRUMENTS:

 Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

 A financial instrument is defined as cash, evidence of an ownership interest in equity, or a contract that both imposed on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or the exchange of other financial instruments on potentially favorable terms with the first entity. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Quoted market prices should be used when available, if not available management's best estimate of fair value may be based on quoted market price of financial instruments with similar characteristics or on valuation techniques, such as using the present value of estimated future cash flows using a discount rate commensurate with the corresponding risk associated with those cash flows. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows and future economic conditions. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

 The following tables represents the carrying value and fair market value of financial instruments as of June 30, 1997:



       PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
  YEARS ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1995

 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS:  (Continued)

                                                       Carrying        Fair
                                                        Amount         Value
Assets:
      Cash and cash equivalents                      $29,024,554   $29,024,554
      Investments securities available-for-sale        5,354,210     5,328,337
      Mortgage-backed securities available-for-sale    3,283,563     3,143,574
      Investment securities held-to-maturity          17,214,961    17,181,651
      Mortgage-backed securities held-to-maturity      2,574,150     2,675,888
      Loans receivable - net                          62,140,532    62,140,532
      Federal Home Loan Bank stock                       559,900       559,900
   Liabilities:
      NOW, MMDA and Passbook accounts                 45,003,245    45,003,245
      Certificate of Deposits                         59,433,367    59,433,367

 The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1996:

                                                       Carrying       Fair
                                                        Amount        Value
Assets:
      Cash and cash equivalents                      $31,622,465   $31,622,465
      Investments securities available-for-sale        6,304,878     6,316,282
      Mortgage-backed securities available-for-sale    3,321,858     3,193,840
      Investment securities held-to-maturity          12,656,815    12,628,003
      Mortgage-backed securities held-to-maturity      2,748,444     2,851,532
      Loans receivable - net                          57,890,531    57,890,531
      Federal Home Loan Bank stock                       533,600       533,600
   Liabilities:
      NOW, MMDA and Passbook accounts                 44,363,020    44,363,020
      Certificate of Deposits                         56,211,356    56,211,356


 The following methods and assumptions, where practical to implement as noted, were used by the Bank in estimating its fair value for those assets.

 Cash and Cash Equivalents:

 The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value for those assets.

 Investments Securities:

 The fair value for investments are based on quoted market prices.

 Mortgage-backed Securities:

 The fair value of mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices.

 Loans Receivable:

 The Bank estimates that the fair value of its real estate, consumer and commercial loans approximates the carrying amount. The carrying amount is adjusted for the estimated future possible loan losses through a valuation allowance. The Bank's real estate loan portfolio was $50,770,722 and $56,505,841 at June 30, 1997 and at December 31, 1996, respectively with rates ranging from 6.00% to 18.00% and maturities through 30 years. The Bank's consumer loan portfolio was $1,219,138 and $1,016,277 at June 30, 1997 and at December 31, 1996, respectively with rates ranging from 5.00% to 22.53% with maturities through 18 years. The Bank's commercial loan portfolio was $10,877,973 and $368,413 at June 30, 1997 and at December 31, 1996, respectively with rates ranging from 8.25% to 10.25% with maturities through one year and monthly repayment terms.

 Deposits:

 The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and money market accounts, is equal to the amount payable on demand as of December 31, 1996. The Bank has not determined the fair values of its time deposits (e.g. certificates of deposit) due to it not being practical to make such estimates based on varying interest rates and maturities involved and the excessive cost that would be incurred. Time deposits were $59,433,367 and $56,211,356 at June 30, 1997 and at
December 31, 1996, respectively with rates ranging from 3.00% to 8.00%.

 Commitments to Extend Credit and Letters to Credit:

 The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The Bank is unable to estimate the fair value of the recorded deferred fee amounts.

19.JUNE 30, 1997 AND 1996 FINANCIAL INFORMATION:

 The consolidated financial statements as of June 30, 1997 and 1996 and for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management all adjustments necessary for a fair presentation of financial position and results of operations have been included. The results of operations for the six months ended June 30, 1997 and 1996 are not necessarily indicative of the results that may be attained for an entire fiscal year.
                         PART II

         INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

 Sections 1741 and 1742 of the Pennsylvania Business
Corporation Law of 1988 provide that the Holding Company may indemnify any officer or director acting in his capacity as a representative of the Holding Company who was, is, or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third party or arose by or in the right of the Holding Company (a derivative action). Generally, the only limitation on the ability of the Holding Company to indemnify its officers and directors is if the act violates a criminal statute (unless the person had no reasonable cause to believe his conduct was unlawful) or if the officer or director did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in a derivative action if the officer or director in question has been adjudged liable to the Corporation, unless such indemnification is approved by the court.

 The Holding Company's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Holding Company (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Holding Company or, at the request of the Holding Company, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Holding Company's Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

 The Holding Company's Bylaws authorize the Holding Company to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance. As of the date of this Prospectus, no such insurance has been purchased.

Item 25.  Other Expenses of Issuance and Distribution

 The estimated expenses payable by the Holding Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's non-accountable expense allowance) are as follows:

Securities and Exchange Commission
  registration fee ........................... $ 16,000.57

Edgar, printing, copying, postage, mailing ...   60,000.00

Appraisal/business plan fees and expenses ....   30,000.00

Securities marketing fees ....................  100,000.00

Securities marketing firm legal fees .........   30,000.00

Data processing fees and expenses ............    7,000.00

Legal fees and expenses ......................  150,000.00

Accounting fees and expenses .................   75,000.00

Blue Sky fees and expenses (including
  legal fees) ................................    7,000.00

     Total ................................... $475,000.00

Item 26.  Recent Sales of Unregistered Securities

 Within the past three years no securities of the Holding
Company have been sold without registration under the Securities and Exchange Act of 1933 (the "Act"), as amended.

Item 27.  Exhibits

 (a)  Exhibits:

Exhibit                                                Page
Number     Description                            Number

1.1*       Form of Agency Agreement.

2          PSB Mutual Holding Company and
           Pennsylvania Savings Bank Plan of
           Conversion From Mutual Holding Company
           to Stock Holding Company and Agreement
           and Plan of Reorganization.

3.1        Articles of Incorporation of PSB
           Bancorp, Inc.

3.2        Bylaws of PSB Bancorp, Inc.

4.1*       Specimen Stock Certificate representing
           the Common Stock of PSB Bancorp, Inc.

5.1*       Opinion of Stevens & Lee regarding
           legality of securities being registered.

5.2        Subscription Rights Letter of RP
           Financial, L.C.

8.1*       Opinion of Stevens & Lee regarding
           certain tax matters.

10.1*      Pennsylvania Savings Bank Retirement
           Plan.

10.2*      Pennsylvania Savings Cash or Deferred
           Profit Sharing Plan.

10.3*      Pennsylvania Savings Bank Profit Sharing
           Plan.

10.4*      Employment Agreement with Vincent J.
           Fumo.

10.5*      Employment Agreement with Anthony
           DiSandro.

10.6*      Pennsylvania Savings Bank Employee Stock
           Ownership Plan.

10.7*      Lease Agreement between Eleven Colonial
           Penn Plaza Associates and Pennsylvania
           Savings Bank, dated as of October 10,
           1995.

10.8*      Lease Agreement between Eleven Colonial
           Penn Plaza Associates and Pennsylvania
           Savings Bank, dated as of October 12,
           1995.

21.1       Schedule of Subsidiaries.

23.1*      Consent of Stevens & Lee (included in
           its opinion filed as Exhibit 5.1).

23.2       Consent of Stockton Bates & Co., P.C.

23.3       Consent of RP financial, LC.

24.1 Power of Attorney (included on signature page).

27.1       Financial Data Schedule.

99.1       Financial Statements.

99.2*      Appraisal Agreement with RP Financial,
           LC.

99.3*      Appraisal Report of RP Financial, LC.

99.4* Order and Acknowledgment Form (contained in the marketing materials included herein as Exhibit 99.5).

99.5*      Solicitation and Marketing Materials.

99.6*      Proxy Statement for Special Meeting of
           Members of PSB Mutual Holding Company.

99.7*      Proxy Statement for Special Meeting of
           Pennsylvania Savings Bank.

_____________
* To be filed by amendment.

Item 28.  Undertakings.

 The Undersigned registrant hereby undertakes to:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i)  include any prospectus required by section
10(a)(3) of the Securities Act.

           (ii)  reflect in the prospectus any facts or
events which, individually or together, represent a fundamental change in the information set forth in the Registration
Statement, and

           (iii) include any additional or changed material information on the plan of distribution;

      (2) for determining liability under the Act, treat each such post-effective amendment as a new registration of the securities offered and the offering of such securities at that time to be the initial bona fide offering; and

      (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

 Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 The undersigned registrant hereby undertakes: (12) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A, and contained in a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Act as a part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the Registration Statement therein and that the offering of the securities at that time is the initial bona fide offering of those securities.

                       SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Philadelphia, Commonwealth of Pennsylvania on September 25, 1997.

                          PSB BANCORP, NC.


                          By /s/ Anthony DiSandro
                               Anthony DiSandro
                               Chairman and Chief Operating
                                 Officer

 Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Neil Swartz as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of PSB Bancorp, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

 In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title               Date

/s/ Vincent J. Fumo        Chairman, Chief     September 25, 1997
Vincent J. Fumo            Executive Officer
                           and Director

/s/ Anthony DiSandro       President and       September 25, 1997
Anthony DiSandro           Chief Operating
                           Officer

/s/ Gary Polimeno          Vice President      September 25, 1997
Gary Polimeno              and Treasurer
                           (Principal Account-
                           ing and Financial
                           Officer)

/s/ Jane Scaccetti Fumo    Director            September 25, 1997
Jane Scaccetti Fumo

/s/ Roseanne Pauciello     Director            September 25, 1997
Roseanne Pauciello

                      EXHIBIT INDEX

Exhibit                                                 Page
Number     Description                             Number

1.1*       Form of Agency Agreement.

2          PSB Mutual Holding Company and
           Pennsylvania Savings Bank Plan of
           Conversion From Mutual Holding Company
           to Stock Holding Company and Agreement
           and Plan of Reorganization.

3.1        Articles of Incorporation of PSB
           Bancorp, Inc.

3.2        Bylaws of PSB Bancorp, Inc.

4.1*       Specimen Stock Certificate representing
           the Common Stock of PSB Bancorp, Inc.

5.1*       Opinion of Stevens & Lee regarding
           legality of securities being registered.

5.2        Subscription Rights Letter of RP
           Financial, LC.

8.1*       Opinion of Stevens & Lee regarding
           certain tax matters.

10.1*      Pennsylvania Savings Bank Retirement
           Plan.

10.2*      Pennsylvania Savings Bank Cash or
           Deferred Profit Sharing Plan.

10.3*      Pennsylvania Savings Bank Profit Sharing
           Plan.

10.4*      Employment Agreement with Vincent J.
           Fumo.

10.5*      Employment Agreement with Anthony
           DiSandro.

10.6*      Pennsylvania Savings Bank Employee Stock
           Ownership Plan.

10.7*      Lease Agreement between Eleven Colonial
           Penn Plaza Associates and Pennsylvania
           Savings Bank, dated as of October 10,
           1995.

10.8*      Lease Agreement between Eleven Colonial
           Penn Plaza Associates and Pennsylvania
           Savings Bank, dated as of October 12,
           1995.

21.1       Schedule of Subsidiaries.

23.1*      Consent of Stevens & Lee (included in
           its opinion filed as Exhibit 5.1).

23.2       Consent of Stockton Bates & Co., P.C.

23.3       Consent of RP Financial, LC.

24.1 Power of Attorney (included on signature page).

27.1       Financial Data Schedule.

99.1       Financial Statements.

99.2*      Appraisal Agreement with RP Financial,
           LC.

99.3*      Appraisal Report of RP Financial, LC.

99.4* Order and Acknowledgment Form (contained in the marketing materials included herein as Exhibit 99.5).

99.5*      Solicitation and Marketing Materials.

99.6*      Proxy Statement for Special Meeting of
           Members of PSB Mutual Holding Company.

99.7*      Proxy Statement for Special Meeting of
           Pennsylvania Savings Bank.

_____________
* To be filed by amendment.

                       Exhibit 1.1

               (To be filed by Amendment)